    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 5, 1999


                                                      REGISTRATION NO. 333-68749

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                                 iVILLAGE INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


      DELAWARE                 7375                          13-3845162
    (STATE OF     (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
  INCORPORATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                            ------------------------

                                170 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                                 (212) 604-0963
                              (212) 604-9133 (FAX)
                        (ADDRESS AND TELEPHONE NUMBER OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               CANDICE CARPENTER
                           CHAIRMAN OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                                 iVILLAGE INC.
                                170 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                                 (212) 604-0963
                              (212) 604-9133 (FAX)
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                  Please send copies of all communications to:

       MARTIN H. LEVENGLICK, ESQ.                 MARK G. BORDEN, ESQ.
         RUBI FINKELSTEIN, ESQ.                   JAMES R. BURKE, ESQ.
  ORRICK, HERRINGTON & SUTCLIFFE LLP                HALE AND DORR LLP
          30 ROCKEFELLER PLAZA                      60 STATE STREET
        NEW YORK, NEW YORK 10112              BOSTON, MASSACHUSETTS 02109
            (212) 506-5000                            (617) 526-6000
          (212) 506-3730 (FAX)                    (617) 526-5000 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to Completion, Dated January 5, 1999


                                           Shares

                              iVILLAGE INC. [LOGO]
                                  Common Stock

                            ------------------------

     This is an initial public offering of shares of Common Stock of iVillage
Inc. All of the          shares of Common Stock are being sold by iVillage. No
public market currently exists for our shares. We anticipate that the initial
public offering price will be between $      and $      per share.

     We have applied to list the Common Stock on the Nasdaq National Market under the symbol "IVIL".

     Please see "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying shares of the Common Stock.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                             Per Share     Total
                                             ---------    -------
Initial public offering price.............   $            $
Underwriting discount.....................   $            $
Proceeds, before expenses, to iVillage....   $            $

     The underwriters may, under certain circumstances, purchase up to an
additional         shares from iVillage at the initial public offering price
less the underwriting discount.

                            ------------------------

     The underwriters are severally underwriting the shares being offered. The underwriters expect to deliver the shares against payment in New York, New York
on                , 1999.

GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                               HAMBRECHT & QUIST

                            ------------------------

                      Prospectus dated            , 1999.

                 The inside front cover contains the following:


                          Pictures of the home page of
                         iVillage.com and various other
                      screens within iVillage's Web sites.







       The information on our Web site is not a part of this Prospectus.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and iVillage's Consolidated Financial Statements and the Notes to those statements appearing elsewhere in this prospectus.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about iVillage and our industry. These forward-looking statements involve risks and uncertainties. iVillage's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. iVillage undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 iVILLAGE INC.

                                  OUR BUSINESS

     iVillage Inc. is a leading online women's network and one of the most demographically targeted online communities on the World Wide Web. Our network, "iVillage.com", provides an easy-to-use, comprehensive destination tailored to the interests and needs of women aged 25 through 49. We provide advertisers and merchants with targeted access to women using the Web. During October 1998 iVillage.com was the only top 100 Web site with a female audience greater than 65%.

     Our network consists of 12 channels covering the leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping and travel. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     As of October 31, 1998, iVillage's membership, its core audience and most valuable users, was 84% female and consisted of approximately 740,000 unique members, up from approximately 170,000 unique members as of January 31, 1998. For the month ended October 31, 1998, iVillage.com had 2.7 million unique visitors.

     We believe that iVillage.com appeals to advertisers, consumers and merchants because it combines the following attributes to create a powerful environment for advertising and commerce:

     o a highly-targeted and attractive demographic user group;

     o a high degree of member involvement; and

     o an interactive sponsorship model that integrates advertising and commerce into the content of each of the sites.

                             OUR MARKET OPPORTUNITY

     We believe that women are one of the principal driving forces behind the growth of the Internet and that as of January 1998, women made up 45% of the online population. We believe that women also represent an attractive demographic group for advertisers and businesses, controlling or influencing over $2.4 trillion of the $3.0 trillion in annual consumer spending in the United States.

     To effectively reach women online, content sites, advertisers and merchants need to address the differing uses of the Internet by men and women. We believe that women are interested in problem-solving, community, researching product information and simple navigation and that they appear to spend less time "surfing" the Internet than men and more of their time online at fewer destinations.

     We have developed innovative sponsorship relationships that go beyond traditional banner advertising to support broad marketing objectives of branding, awareness, product introductions, online research and editorial integration. These sponsorships and highly targeted marketing opportunities attract advertisers and sponsors from whom we derive a substantial majority of our revenues. In addition, we own a majority interest in iBaby, Inc., an online retailer of baby gifts and products, and generate e-commerce revenues through agreements with leading merchants such as Amazon.com, Inc., N2K Inc. and 1-800-Flowers, Inc. In connection with and subject to this offering, iVillage anticipates exercising its right to acquire the minority interest in iBaby.

                                  OUR STRATEGY

     Our objective is to continue to be the leading online women's network. Our strategy includes:

     o building strong brand recognition;

     o aggressively growing membership and usage;

     o enhancing and expanding the network;

     o pursuing strategic acquisitions and alliances;

     o increasing sponsor and advertising revenues; and

     o generating e-commerce revenues.

     We actively promote our brand awareness and site usage through a variety of online and traditional media, including through recently signed agreements with NBC and AT&T to provide both online and offline advertising.

                                  OUR OFFICES

     Our executive offices are located at 170 Fifth Avenue, New York, New York 10010. Our telephone number at that location is 212-604-0963 and our Internet address is www.ivillage.com.

                                  THE OFFERING

     The following information assumes that the Underwriters do not exercise the option granted by iVillage to purchase additional shares in this offering. Please see "Underwriting".

Shares offered by iVillage...................

Shares to be outstanding after this
  offering(1)................................

Proposed Nasdaq National Market symbol.......  IVIL

Use of proceeds..............................
  Brand promotion, expansion of sales and
  marketing, acquisition of the minority interest
  in iBaby, working capital and general corporate
  purposes, including channel expansion and content
  development, expansion and/or relocation of our
  offices and possible acquisitions. Please see
  "Use of Proceeds".

------------------------------

(1) This information is based on shares of Common Stock outstanding on
    September 30, 1998 and gives effect to (a) the conversion of all outstanding shares of our Convertible Preferred Stock into shares of Common Stock automatically upon the closing of this offering and (b) the sale of 11,730,948 shares of Series E Convertible Preferred Stock on December 4, 1998. This information excludes: (i) such number of shares to be determined by us and iBaby prior to this offering that may be issuable in connection with the acquisition of the minority interest in iBaby; (ii) 3,684,210 shares issuable to NBC over the next three years pursuant to our agreement with NBC, plus an option granted to NBC to purchase additional shares;
    (iii) 2,500,000 shares issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a Astrology.Net and options to purchase 450,000 shares issuabe in connection with employment agreements with certain stockholders of Knowledgeweb, Inc.; (iv) 4,514,096 shares issuable upon the exercise of outstanding options under our 1995 Amended and Restated Employee Stock Option Plan with a weighted average exercise price of $1.92 per share;
    (v) 1,082,180 shares issuable upon the exercise of outstanding options under our 1997 Amended and Restated Acquisition Stock Option Plan with a weighted average exercise price of $1.70 per share; (vi) 5% of the shares of Common Stock outstanding at the end of each prior year to be reserved for future issuance under our 1999 Employee Stock Option Plan, which will take effect
    when this offering is completed; (vii)        shares to be reserved for
    future issuance under our 1999 Director Option Plan, which will take effect
    when this offering is completed; (viii)        shares to be reserved for
    future issuance under our 1999 Employee Stock Purchase Plan, which will take effect when this offering is completed; and (ix) 1,277,996 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.18 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                    YEAR ENDED          NINE MONTHS ENDED
                           JULY 1, 1995            DECEMBER 31,           SEPTEMBER 30,
                           (INCEPTION) TO      --------------------   ---------------------
                           DECEMBER 31, 1995   1996(1)    1997(2)     1997(2)     1998(3)
                           -----------------   -------   ----------   --------   ----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................       $    --        $   732   $    6,019   $  3,662   $    9,126
                                -------        -------   ----------   --------   ----------
Operating expenses:
Production, content and
  product................           629          4,521        7,606      5,157       10,407
Sales and marketing......           329          2,709        8,771      5,399       19,931
General and
  administrative.........           673          3,213       10,727      7,410       11,857
                                -------        -------   ----------   --------   ----------
  Total operating
    expenses.............         1,631         10,443       27,104     17,966       42,195
                                -------        -------   ----------   --------   ----------
Loss from operations.....        (1,631)        (9,711)     (21,085)   (14,304)     (33,069)
Interest (expense)
  income, net............            (7)            28         (216)      (205)         419
Loss on sale of Web
  site(4)................            --             --           --         --         (165)
Minority interest(5).....            --             --           --         --          366
                                -------        -------   ----------   --------   ----------
Net loss.................       $(1,638)       $(9,683)  $  (21,301)  $(14,509)  $  (32,449)
                                -------        -------   ----------   --------   ----------
                                -------        -------   ----------   --------   ----------
Basic and diluted net
  loss per share(6)......       $ (0.50)       $ (2.97)  $    (4.55)  $  (3.28)  $    (5.21)
                                -------        -------   ----------   --------   ----------
                                -------        -------   ----------   --------   ----------
Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net loss per
  share(6)...............         3,250          3,262        4,683      4,421        6,233
                                -------        -------   ----------   --------   ----------
                                -------        -------   ----------   --------   ----------
Pro forma basic and
  diluted net loss per
  share(6)(7)(8).........                                $    (0.88)             $    (0.64)
                                                         ----------              ----------
                                                         ----------              ----------
Shares of common stock
  used in computing pro
  forma basic and diluted
  net loss per
  share(6)(7)(8).........                                    24,308                  50,506
                                                         ----------              ----------
                                                         ----------              ----------

                                                 SEPTEMBER 30, 1998
                                   ----------------------------------------------
                                                 PRO           PRO FORMA
                                   ACTUAL     FORMA(7)(8)    AS ADJUSTED(7)(8)(9)
                                   -------    -----------    --------------------
CONSOLIDATED BALANCE SHEET DATA:
Cash............................   $ 8,768      $40,768
Working capital.................       285       32,285
Total assets....................    23,302       55,302
Long-term debt..................        18           18
Minority interest...............       220          220
Stockholders' equity............    11,089       43,089

------------------------------
(1) Includes the results of operations of ParentsPlace.com, Inc. from December 1996, the date of acquisition.

(2) Includes the results of operations of Health ResponseAbility Systems, Inc. from May 1997, the date of acquisition.

(3) Includes the results of operations of iBaby, Inc. from April 1998, the date of formation.

(4) Please see Note 5 and Note 11 to iVillage's Consolidated Financial
    Statements.

(5) Minority interest represents the portion of the net loss of iBaby, Inc. attributable to minority stockholders.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(6) Please see Note 2 to iVillage's Consolidated Financial Statements for information concerning the calculation of weighted average shares of Common Stock outstanding used in computing basic and diluted net loss per share.


(7) Excludes (i) such number of shares to be negotiated by iBaby and us prior to this offering that may be issuable in connection with the acquisition of the minority interest in iBaby, (ii) 3,684,210 shares issuable to NBC over the next three years pursuant to our agreement with NBC, plus an option granted to NBC to purchase additional shares and (iii) 2,500,000 shares issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a Astrology.Net and options to purchase 450,000 shares issuable in connection with employment agreements with certain stockholders of Knowledgeweb, Inc.


(8) Gives pro forma effect to (i) the sale of 11,730,948 shares of Series E Preferred Stock for net proceeds of approximately $32.0 million on December 4, 1998 and (ii) the conversion of all of the outstanding shares of our Convertible Preferred Stock into 44,355,615 shares of Common Stock automatically upon the closing of this offering. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 9 and 12 of Notes to iVillage's Consolidated Financial Statements.

(9) As adjusted to reflect the sale of         shares of Common Stock at an
    assumed initial public offering price of $     per share after deducting the
    estimated underwriting discount and offering expenses. Please see "Use of Proceeds" and "Capitalization".

     iVillage(Registered), the iVillage logo and Parent Soup(Registered) are registered marks of iVillage. Community Challenge; Community Challenges; "iVillage.com. Honest Answers. For The Stuff That Really Matters"; Armchair Millionaire; Parentsplace and Parentsplace.com are marks of iVillage. iBaby and Internetbaby are marks of iBaby, Inc. All other trademarks and service marks are the property of their respective owners.

     Unless otherwise specifically stated, information throughout this prospectus assumes the Underwriters' over-allotment option is not exercised and
gives effect to a             for             reverse stock split of Common
Stock that will be effective immediately prior to the effective date of this prospectus. Please see "Capitalization", "Description of Capital Stock" and "Underwriting".

                                  RISK FACTORS

     You should consider carefully the following risks before you decide to buy our Common Stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties may also adversely affect our business operations. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our Common Stock could decline, and you may lose all or part of the money you paid to buy our Common Stock.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about iVillage and our industry. These forward-looking statements involve risks and uncertainties. iVillage's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. iVillage undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                           LIMITED OPERATING HISTORY

     We were incorporated in June 1995 and initiated our online operations in January 1996. Accordingly, we have a limited operating history. An investor in our Common Stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet advertising market. These risks include our ability to:

     o attract a larger audience to our online network;

     o increase awareness of our brand;

     o strengthen user-loyalty;

     o offer compelling content;

     o maintain our current, and develop new, strategic relationships;

     o attract a large number of advertisers from a variety of industries;

     o respond effectively to competitive pressures;

     o continue to develop and upgrade our technology; and

     o attract, retain and motivate qualified personnel.

     We also depend on the growing use of the Internet for advertising, commerce and communication, and on general economic conditions. We cannot assure you that our business strategy will be successful or that we will successfully address these risks. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

             HISTORY OF LOSSES AND ANTICIPATION OF CONTINUED LOSSES

     We incurred net losses of $11.3 million for the period from July 1995 (inception) through December 31, 1996, $21.3 million for the year ended
December 31, 1997, and $32.4 million for the nine months ended September 30, 1998. As of September 30, 1998, our accumulated deficit was $65.1 million. We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

    QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS AND
                                  SEASONALITY

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, not all of which are in our control. These factors include:

     o our ability to attract and retain users and members;

     o our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

     o our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce businesses;

     o new sites, services or products introduced by us or our competitors;

     o the timing and uncertainty of sales cycles;

     o the level of Web and online services usage;

     o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     o traffic levels on our Web sites;

     o our ability to successfully integrate operations and technologies from acquisitions or other business combinations;

     o technical difficulties or system downtime affecting the Internet generally or the operation of our Web sites; and

     o economic conditions specific to the Internet as well as general economic conditions; and

     o the timing and magnitude of NBC-related charges.

     Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on iVillage.com. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations, to expand and develop content and to upgrade and enhance our technology and infrastructure development in order to support our growth. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall. If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our Common Stock in a manner which may be unrelated to our long-term operating performance.

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in our industry. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. In addition, traffic levels on our Web sites typically fluctuate during the summer and year-end vacation and holiday periods. Furthermore, we anticipate that sales from iBaby, Inc. and any other future consumer goods we may sell will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods.

     Due to the potential impact of iVillage's future stock price movements on the valuation of iVillage stock to be received by NBC in exchange for advertisements, there will likely be significant non-cash charges to iVillage's operating results with respect to the cost of these advertisements. Furthermore, the timing of these charges is highly uncertain. This could severely impact the predictability of iVillage's future operating results.

     Due to the factors noted above and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our Common Stock may fall. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Public Relations" for detailed information on our quarterly operating results.

OUR RELIANCE ON SPONSOR AND ADVERTISING REVENUES AND THE UNPROVEN ACCEPTANCE AND
             EFFECTIVENESS OF THE INTERNET AS AN ADVERTISING MEDIUM

     Our future is highly dependent on an increase in the use of the Internet as an advertising medium. We expect to derive a substantial amount of our revenues from sponsorships and advertising for the foreseeable future. The Internet advertising market is new and rapidly evolving, and we cannot yet gauge its effectiveness as compared to traditional advertising media. As a result, demand and market acceptance for Internet advertising solutions is uncertain. Most of our current or potential advertising customers have little or no experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. Such customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. We cannot assure you that the market for Internet advertising will continue to emerge or become sustainable. If the market for Internet advertising fails to develop or develops more slowly than we expect, then our business, results of operations and financial condition could be materially and adversely affected.

     There are currently no standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. In addition, currently available software programs and other tracking methodologies are rapidly evolving. However, we cannot assure you that the development of the software will keep pace with our information needs, particularly to support the growing needs of our internal business requirements and advertising clients. The lack of this information could adversely impact our ability to attract and retain advertisers and allocate corporate resources efficiently.

     Different pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, "filter" software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

     It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are currently implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

                             NEED TO MANAGE GROWTH

     We have experienced and are currently experiencing a period of significant growth. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems and procedures and controls to expand, train and manage our employee base and to maintain close coordination among our technical, accounting, finance, marketing, sales and editorial staffs. If we are unable to manage our growth effectively, our business could be adversely affected.

     Several members of our senior management joined us in 1998, including Craig T. Monaghan, Chief Financial Officer; Allison Abraham, Chief Operating Officer; John W. Glascott, Senior Vice President, Sponsorship; Caterina A. Conti, General

Counsel; and Sanjay Muralidhar, Vice President, Finance. These individuals have not previously worked together and are becoming integrated as a management team, and there can be no assurance that they will be able to work together effectively or successfully manage our growth. In addition, we are seeking to hire a Chief Technology Officer and to hire additional technical personnel. We believe this is critical to our ability to effectively manage our operations and support our anticipated future growth.

                             OUR DEPENDENCE ON AOL

     America Online, Inc. ("AOL") has and is expected to continue to account for a significant portion of our online traffic and impression-based revenues. Our existing agreement with AOL expires in February 1999. Although either party can extend the agreement for an additional year, we cannot assure you that AOL will continue to carry our channels beyond February 2000. Our agreement does not prohibit AOL from providing carriage to certain online content sites that compete with our sites, and AOL is currently providing carriage to additional competing sites. We may not be able to continue to attract a sufficient amount of traffic and advertising to our Web sites without carriage of our channels on AOL. If carriage of our channels on AOL is discontinued, our business, results of operations and financial condition would be materially adversely affected.

     AOL has invested in Oxygen Media, Inc. a new Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from AOL, the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. In addition, AOL has invested in Excite, Inc. and in November 1998, announced a merger with Netscape Communications Corp. The relationship between AOL and Oxygen Media and AOL and other internet companies may result in potential conflicts of interest for AOL, which may not be resolved in our favor. Please see "Certain Transactions".

                       OUR DEPENDENCE ON LARGE CUSTOMERS

     Historically, a limited number of customers has accounted for a significant percentage of our revenues. For the nine months ended September 30, 1997, two advertisers each accounted for greater than 10% of total revenues. In addition, iVillage's five largest advertisers accounted for 31% of total revenues. Although no advertiser accounted for more than ten percent of total revenues for the nine months ended September 30, 1998, iVillage's five largest advertisers accounted for 22% of total revenues for the period. At September 30, 1998, one advertiser accounted for greater than 10% of net accounts receivable. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that such customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

          RISKS ASSOCIATED WITH POTENTIAL ACQUISITIONS OR INVESTMENTS


     We may acquire or make investments in complementary businesses, technologies, services or products if appropriate opportunities arise. From time to time we have had discussions with companies regarding our acquiring, or investing in, their businesses, products, services or technologies. Except for a letter of intent with Knowledgeweb, Inc. d/b/a Astrology.Net and the proposed agreement with iBaby, Inc., we have no contracts or letters of intent relating to any such acquisition or investment. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations". We cannot assure you that we will be able to identify suitable acquisition or investment candidates. Even if we do identify suitable candidates, we cannot assure you that we will be able to make such acquisitions or investment on commercially acceptable terms. If we acquire a company, we could have difficulty in assimilating that company's personnel, operations, technology and software. In addition, the key personnel of the acquired company may decide not to work for us. If we make other types of acquisitions, we could have difficulty in integrating the acquired products, services or technologies into our operations. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to the amortization of goodwill. Furthermore, we may incur indebtedness or issue equity securities to pay for any future acquisitions. The issuance of equity securities could be dilutive to our existing stockholders.


              OUR LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

     Because users of our Web sites may distribute our content to others, third parties might sue us for defamation, negligence, copyright or trademark infringement, personal injury or other matters. These types of claims have been brought, sometimes successfully, against online services in the past. Others could also sue us for the content that is accessible from our Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail (spamming), lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service.

     We also enter into agreements with commerce partners and sponsors that entitle us to receive a share of any revenue from the purchase of goods and services through direct links from our Web sites to their Web sites. Such arrangements may subject us to additional claims, including potential liabilities to consumers of such products and services, because we provide access to such products or services, even if we do not provide such products or services ourselves. While our agreements with these parties often provide that we will be indemnified against such liabilities, such indemnification, if available, may not be adequate. Our insurance may not adequately protect us against these types of claims.

                   E-COMMERCE AND POTENTIAL PRODUCT LIABILITY

     We plan to develop a range of products targeted specifically at women through our iBaby site and other e-commerce sites that we may acquire in the future. We also may foster relationships with manufacturers or companies to offer such products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. We have very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. Consumers may sue us if any of the products that we sell are defective, fail to perform properly or injure the user. Our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims. These limitations may not however prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

                        OUR MARKET IS HIGHLY COMPETITIVE

     The number of Web sites competing for the attention and spending of members, users and advertisers has increased and we expect it to continue to increase.

     We compete for members, users and advertisers with the following types of companies:

     o online services or Web sites targeted at women, such as women.com, homearts.com, condenet.com and Oxygen Media's Web sites;

     o Web retrieval and other Web "portal" companies, such as Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc.; and

     o publishers and distributors of traditional media, such as television, radio and print.

     Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. We also compete for advertisers with traditional advertising media, such as print, radio and television. Therefore, if advertisers do not view the Internet as an effective advertising medium, they may be reluctant to advertise on our Web sites.

     Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including:

     o larger technical staffs;

     o greater name recognition;

     o larger customer bases; and

     o substantially greater financial, marketing, technical and other resources.

     To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our services, as well as our sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business. Please see "Business-- Competition".

                      UNCERTAINTY OF ADDITIONAL FINANCING

     We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the 12 months after the date of this prospectus. We may need to raise additional funds, however, to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and such securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by such limitation. Please see "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a discussion of our working capital and capital expenditures.

                          UNCERTAINTY OF SALES CYCLES

     The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor, is often lengthy, typically ranging from six weeks for smaller agreements to nine months for larger agreements, and is subject to delays over which we have little or no control, including customers' budgetary constraints, customers' internal acceptance reviews, the success and continued internal support of advertisers' and sponsors' own development efforts, and the possibility of cancellation or delay of projects by advertisers or sponsors. During such sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Therefore, our results of operations for a particular period may be adversely affected if sales to such advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

                          DEPENDENCE ON KEY PERSONNEL

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Candice Carpenter, Chief Executive Officer, and Nancy Evans, Editor-in-Chief. The loss of the services of Mdmes. Carpenter or Evans, or certain other key employees, would likely have a material adverse effect on our business, results of operations and financial condition. We expect that we will need to hire additional personnel in all areas. We have no employment agreements with either of these executives. We do not maintain "key person" life insurance for any of our personnel, other than Ms. Carpenter. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees. Competition for personnel throughout our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Please see "Business--Human Resources" and

"Management" for detailed information on our key personnel.

             DEPENDENCE ON CONTINUED GROWTH IN USE OF THE INTERNET

     Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including inadequate network infrastructure, security concerns, inconsistent quality of service, and lack of availability of cost-effective, high-speed service. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

           RISKS ASSOCIATED WITH TECHNOLOGY AND TECHNOLOGICAL CHANGE

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

                 GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     Laws and regulations directly applicable to Internet communications, commerce and advertising are becoming more prevalent. The most recent session of the United States Congress resulted in Internet laws regarding children's privacy, copyrights and taxation. Such legislation could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications, commercial and advertising medium. Although our transmissions originate in New York, the governments of other states or foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet. Furthermore, the Federal Trade Commission has recently investigated the disclosure of personal identifying information obtained from individuals by Internet companies. In the event the Federal Trade Commission or other governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could be adversely affected.

                RISK OF SYSTEM FAILURE AND CAPACITY CONSTRAINTS

     Substantially all of our communications hardware and certain of our other computer hardware operations are located at Exodus Communications, Inc.'s facilities in Jersey City, New Jersey. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems. Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web sites. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Our Web sites have in the past and may in the future experience slower response times or decreased traffic for a variety of reasons. In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems. Moreover, the Internet infrastructure may not be able to support continued growth in its use. Any of these problems could adversely affect our business.

                                PRIVACY CONCERNS

     Web sites typically place certain information ("cookies") on a user's hard drive without the user's knowledge or consent. Web sites use cookies for a variety of reasons. This technology also enables us to limit the frequency with which a user is shown a particular ad. Certain currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. The effectiveness of this technology could be limited by any reduction or limitation in the use of cookies.

                     INTERNET SECURITY AND E-COMMERCE RISKS

     A significant barrier to e-commerce and communications over the Internet has been the need for secure transmission of confidential information. Internet usage could decline if any well-publicized compromise of security occurred. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches. If a third person were able to misappropriate our users' personal information or credit card information, users could possibly sue us or bring claims against us.

                 INTELLECTUAL PROPERTY AND POTENTIAL LITIGATION

     Trademarks and other proprietary rights are important to our success and our competitive position. We seek to protect our trademarks and other proprietary rights, but these actions may be inadequate to protect our trademarks and other proprietary rights. We may also license content from third parties in the future and it is possible that we could become subject to infringement actions based upon the content licensed from these third parties. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change our trademarks, alter the content and pay financial damages. Please see "Business--Intellectual Property, Proprietary Rights and Domain Names". We cannot assure you that such changes of trademarks, alteration of content or payment of financial damages will not adversely affect our business.

     We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our solutions or technologies. We cannot assure you that the steps we have taken will prevent misappropriation of our solutions or technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

     We filed a service mark application for the mark PARENTSPLACE.COM. On
July 22, 1998, Jewish Family and Children's Services ("JFCS") filed a Notice of Opposition in the Trademark Trial and Appeal Board ("TTAB") of the U.S. Patent and Trademark Office. The TTAB improperly captioned the Opposition proceeding and forwarded the Notice to a prior attorney (not the attorney of record). The period to respond to the Notice passed before we or our trademark counsel became aware of the Opposition proceeding. The TTAB was informed of its errors and indicated that it would recaption the Opposition proceeding, forward it to our trademark attorney and reset the date to respond. There has been no written confirmation from the TTAB of this proposed course of action. There can be no assurance that JFCS will not be successful in the Opposition proceeding, thus preventing us from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that JFCS will not assert a claim to trademark rights against us in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. We are not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

     We may need to obtain licenses from others to refine, develop, market and deliver new services. We cannot assure you that we will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                                YEAR 2000 RISKS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations. Computer systems and software that have not been developed or enhanced recently may need to be upgraded or replaced to comply with Year 2000 requirements.

     We recognize the significance of these issues and have responded by establishing a dedicated task force to manage a company-wide assessment of Year 2000 factors to ensure that our internal financial and administrative systems are Year 2000 compliant. Our Year 2000 task force is currently conducting an inventory, and developing testing procedures, for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business.

     We have not incurred significant costs to date complying with Year 2000 requirements, and we do not believe that we will incur significant costs for such purposes in the foreseeable future. If we discover any Year 2000 errors or defects in our internal systems, we could incur substantial costs in making repairs. The resulting disruption of our operations could seriously damage our business. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for detailed information on our state of readiness, potential risks and contingency plans regarding the Year 2000 issue.

           NO PRIOR PUBLIC MARKET AND DETERMINATION OF OFFERING PRICE

     There has not been a public market for our Common Stock. We cannot predict the extent to which investor interest in iVillage will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market.

                       POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. Please see "Underwriting". In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Sales of significant amounts of Common Stock in the public market after this offering or the perception that such sales will occur could materially and adversely affect the market price of the Common Stock or the future ability of iVillage to raise capital through an offering of its equity securities. Of the shares of Common Stock to be outstanding upon the closing of this
offering, the             shares offered hereby will be eligible for immediate
sale in the public market without restriction, unless the shares are purchased by "affiliates" of iVillage within the meaning of Rule 144 under the Securities
Act of 1933. The remaining             shares of Common Stock held by existing
stockholders upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. All of our directors, officers and stockholders have agreed, subject to certain limited exceptions, that they will not sell, directly or indirectly, any Common Stock without the prior consent of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, additional shares totaling 50,692,771 will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) 180 days from the date of this prospectus.


     In addition, there are outstanding options to purchase 5,596,276 shares of Common Stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. In addition, certain stockholders, representing approximately 47,120,561 shares of Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock), will be entitled to certain demand registration rights and certain stockholders, representing approximately 51,870,766 shares of outstanding Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock), will be entitled to certain piggyback registration rights, subject to certain conditions. There are outstanding warrants to purchase 1,277,996 shares of Common Stock which will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. After the date of this prospectus, we intend to file a Form S-8 registration statement under the Securities Act to register all shares of Common Stock issuable under our 1995 Amended and Restated Employee Stock Option Plan, the 1997 Amended and Restated Acquisition Stock Option Plan, the 1999 Employee Stock Option Plan, the 1999 Director Option Plan and the 1999 Employee Stock Purchase Plan. Such registration statement is expected to become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to certain lock-up agreements and Rule 144 limitations applicable to affiliates. Please see "Management--Stock Incentive Plans", "Description of Capital Stock-- Registration Rights", "Shares Eligible for Future Sale" and "Underwriting".

                       DILUTION AND ABSENCE OF DIVIDENDS

     The initial public offering price of our Common Stock is substantially higher than the net tangible book value per share of the Common Stock immediately after this offering. Therefore, if you purchase our Common Stock in
this offering you will incur immediate dilution of approximately $      in the
net tangible book value per share of Common Stock from the price you pay for such Common Stock (based upon an assumed initial public offering price of
$      per share). Please see "Dilution". The exercise of outstanding options and warrants may result in further dilution. We have never declared or paid any cash dividends on our capital stock. We do not currently anticipate paying cash dividends in the foreseeable future.

                      BROAD DISCRETION IN USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the Common Stock offered hereby for brand promotion, expansion of sales and marketing, acquisition of the minority interest in iBaby, working capital and general corporate purposes, including channel expansion and content development, expansion and/or relocation of our offices and possible acquisitions. Accordingly, management will have significant flexibility in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on our business, results of operations and financial condition. Please see "Use of Proceeds".

                        CERTAIN ANTI-TAKEOVER PROVISIONS

     Certain provisions of our Amended and Restated Certificate of Incorporation, Bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. This could discourage potential takeover attempts and could adversely affect the market price of our Common Stock. Please see "Description of Capital Stock".

                                USE OF PROCEEDS

     The net proceeds to iVillage from the sale of the shares of Common Stock
offered hereby are estimated to be $             ($             if the
Underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $         per share, after deducting the estimated
underwriting discount and offering expenses payable by iVillage.


     iVillage presently intends to use a portion of the net proceeds from this offering to promote its brand, expand sales and marketing and purchase the minority interest in iBaby. The balance of the net proceeds of this offering will be used for working capital and general corporate purposes, including channel expansion and content development, expansion and/or relocation of its offices and possible acquisitions. iVillage believes opportunities may exist to expand its current business through acquisitions and may utilize a portion of the proceeds for such purpose. In addition, iVillage may consider acquisitions of complementary businesses. Except for a letter of intent with Knowledgeweb, Inc. d/b/a Astrology.Net and the proposed agreement with iBaby, Inc., iVillage is not currently a party to any contracts or letters of intent with respect to any acquisitions, and there can be no assurance that any of iVillage's expansion plans will be realized or, if realized, will prove profitable for iVillage. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations". Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.


                                DIVIDEND POLICY

     iVillage has never declared or paid any cash dividends on its capital stock. iVillage presently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth iVillage's capitalization as of
September 30, 1998 (i) on an actual basis, (ii) on a pro forma basis to reflect
(a) the sale of 11,730,948 shares of Series E Convertible Preferred Stock for net proceeds of approximately $32.0 million on December 4, 1998, (b) the conversion of all of iVillage's Convertible Preferred Stock into Common Stock and the filing of an amendment to iVillage's Certificate of Incorporation eliminating all of the designated Convertible Preferred Stock and (iii) on a pro forma as adjusted basis to reflect the estimated net proceeds from the sale of the Common Stock offered by iVillage at an assumed initial public offering price
of $        per share, after deducting the estimated underwriting discount and offering expenses payable by iVillage. Please see "Use of Proceeds". You should read this information together with iVillage's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this prospectus.

                                                  SEPTEMBER 30, 1998
                                      ------------------------------------------
                                                                     PRO FORMA
                                        ACTUAL        PRO FORMA      AS ADJUSTED
                                      -----------    ------------    -----------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term obligations..............   $        18    $         18      $
                                      -----------    ------------      -------
Minority interest..................           220             220
                                      -----------    ------------      -------
Stockholders' equity:
  Series A convertible preferred
    stock, par value $.0005;
    1,000,000 shares authorized,
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             1              --           --
  Series B and B-1 convertible
    preferred stock, par value
    $.0005; 5,929,846 shares
    authorized, 4,777,746 shares
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             2              --           --
  Series C convertible preferred
    stock, par value $.0005;
    13,528,762 shares authorized,
    13,193,445 shares issued and
    outstanding (actual); no shares
    authorized, issued or
    outstanding (pro forma and pro
    forma as adjusted).............             7
  Series D convertible preferred
    stock, par value $.0005;
    13,000,000 shares authorized,
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             6              --           --
  Series E convertible preferred
    stock, par value $.0005; no
    shares authorized, issued or
    outstanding....................            --              --           --
  Preferred Stock, par value
    $.0005; no shares authorized,
    issued or outstanding (actual);
    5,000,000 shares authorized, no
    shares issued or outstanding
    (pro forma and pro forma as
    adjusted)......................            --              --           --
  Common Stock, par value $.0005;
    45,000,000 shares authorized,
    6,337,156 shares issued and
    outstanding (actual);
    65,000,000 shares authorized
    (pro forma and pro forma as
    adjusted); 50,692,771 shares
    issued and outstanding (pro
    forma);           shares issued
    and outstanding (pro forma as
    adjusted)(1)...................             3              25
  Additional paid-in capital.......        76,784         108,778
  Accumulated deficit..............       (65,070)        (65,070)
  Stockholders' notes receivable...          (565)           (565)
  Unearned compensation............           (79)            (79)
                                      -----------    ------------      -------
  Total stockholders' equity.......        11,089          43,089
                                      -----------    ------------      -------
  Total capitalization.............   $    11,327    $     43,327      $
                                      -----------    ------------      -------
                                      -----------    ------------      -------

------------------------------
 (1) This information is based on shares of Common Stock outstanding September 30, 1998. It excludes:
     (i) such number of shares to be negotiated by us and iBaby prior to this offering that may be

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


     issuable in connection with the acquisition of the minority interest in iBaby;
(ii) 3,684,210 shares issuable to NBC over the next three years pursuant to our agreement with NBC, plus an option granted to NBC to purchase additional shares; (iii) 2,500,000 shares issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a Astrology.Net and options to purchase 450,000 shares issuable in connection with employment agreements with certain stockholders of Knowledgeweb, Inc.; (iv) 4,514,096 shares issuable upon the exercise of options outstanding under our 1995 Amended and Restated Employee Stock Option Plan with a weighted average exercise price of $1.92 per share; (v) 1,082,180 shares issuable upon the exercise of outstanding options under our 1997 Amended and Restated Acquisition Stock Option Plan with a weighted average exercise price of $1.70 per share; (vi) 5% of the shares of Common Stock outstanding at the end of each prior year to be reserved for future issuance under our 1999 Employee Stock Option Plan, which will take effect when this offering is completed; (vii) shares to be reserved for future issuance under our 1999 Director Option Plan, which will take effect when this offering is completed;
     (viii) shares to be reserved for future issuance under our 1999 Employee Stock Purchase Plan, which will take effect when this offering is completed; and (ix) 1,277,996 shares issuable upon the exercise of outstanding warrants with a weighted average exercise price of $2.18 per share.

                                    DILUTION


     The pro forma net tangible book value of iVillage as of September 30, 1998 was approximately $37.7 million, or approximately $0.74 per share of Common Stock. Pro forma net tangible book value per share represents the amount of iVillage's total tangible assets less total liabilities and minority interest, divided by the pro forma number of shares of Common Stock outstanding (a) after giving effect to (i) the sale of 11,730,948 shares of Series E Convertible Preferred Stock on December 4, 1998 and (ii) the conversion of the outstanding shares of all of iVillage's Convertible Preferred Stock into Common Stock and
(b) without giving effect to the issuance of (i) such number of shares to be determined by us and iBaby prior to this offering that may be issuable in connection with the acquisition of the minority interest in iBaby,
(ii) 3,684,210 shares to NBC over the next three years pursuant to our agreement with NBC, plus an option granted to NBC to purchase additional shares and
(iii) 2,500,000 shares and options to purchase 450,000 shares issuable in connection with employment agreements with certain stockholders of Knowledgeweb, Inc. issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a Astrology.Net. After giving effect to the sale of the Common Stock offered by
iVillage hereby at an assumed initial public offering price of $     per share,
and after deducting the estimated underwriting discount and offering expenses payable by iVillage, the pro forma net tangible book value of iVillage, as
adjusted, as of September 30, 1998 would have been approximately $            ,
or $         per pro forma share of Common Stock. This represents an immediate
increase in net tangible book value of $     per share to iVillage's existing
stockholders and an immediate dilution in net tangible book value of $     per
share to new investors of Common Stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:


Assumed initial public offering price.............               $
Pro forma net tangible book value per share prior
  to this offering................................   $
Increase per share attributable to this
  offering........................................
                                                     --------
Adjusted pro forma net tangible book value per
  share after this offering.......................
                                                                 --------
Dilution per share to new investors(1)............               $
                                                                 --------
                                                                 --------

------------------------------
(1) Assuming the exercise in full of the Underwriters' over-allotment option, the pro forma net tangible book value of iVillage at September 30, 1998
    would have been approximately $     per share, representing an immediate
    increase in net tangible book value of $     per share to iVillage's
    existing stockholders and an immediate dilution in net tangible book value
    of $     per share to new investors.
                            ------------------------

     The following table summarizes, on a pro forma basis, as of September 30, 1998, the number of shares of Common Stock purchased from iVillage, the total consideration provided to iVillage and the average price per share provided by existing stockholders and by investors purchasing shares in this offering. The calculation below is based on
an assumed initial public offering price of $        per share, before deducting
the estimated underwriting discount and offering expenses payable by iVillage.

                               SHARES PURCHASED           TOTAL CONSIDERATION        AVERAGE
                           ------------------------    --------------------------    PRICE PER
                             NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE     SHARE
                           ----------    ----------    ------------    ----------    ---------
Existing Stockholders...   50,692,771            %     $110,213,990            %       $2.17
New Investors...........
                           ----------      ------      ------------      ------
     Total..............                    100.0%     $                  100.0%
                           ----------      ------      ------------      ------
                           ----------      ------      ------------      ------

                            ------------------------

     The foregoing discussion and table assumes no exercise of options outstanding under iVillage's 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan and no issuance of shares reserved for future issuance under iVillage's 1999 Employee Stock Option Plan, 1999 Director Option Plan and 1999 Employee Stock Purchase Plan. As of September 30, 1998, there were options outstanding to purchase a total of 5,596,276 shares of Common Stock at a weighted average price of $1.88 per share and 1,277,996 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $2.18 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Risk Factors--Dilution and Absence of Dividends", "Capitalization", "Management--Stock Incentive Plans" and Note 6 and Note 9 to iVillage's Consolidated Financial Statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and iVillage's Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the six-month period from July 1, 1995 (inception) to December 31, 1995 and the years ended December 31, 1996 and 1997 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from the audited Consolidated Financial Statements of iVillage included in this prospectus. The consolidated balance sheet data as of December 31, 1995 are derived from the audited financial statements of iVillage not included herein. The selected consolidated financial data as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998, are derived from iVillage's unaudited Consolidated Financial Statements and include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the data for such periods. The historical results presented here are not necessarily indicative of future results. The results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full fiscal year.

                            JULY 1, 1995
                            (INCEPTION)        YEAR ENDED        NINE MONTHS ENDED
                                TO           DECEMBER 31,         SEPTEMBER 30,
                            DECEMBER 31,    ------------------  -------------------
                               1995        1996(1)   1997(2)    1997(2)    1998(3)
                            ------------   -------   --------   --------   --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................     $     --     $   732   $  6,019   $  3,662   $  9,126
                              --------     -------   --------   --------   --------
Operating expenses:
  Production, content and
    product..............          629       4,521      7,606      5,157     10,407
  Sales and marketing....          329       2,709      8,771      5,399     19,931
  General and
    administrative.......          673       3,213     10,727      7,410     11,857
                              --------     -------   --------   --------   --------
    Total operating
      expenses...........        1,631      10,443     27,104     17,966     42,195
                              --------     -------   --------   --------   --------
Loss from operations.....       (1,631)     (9,711)   (21,085)   (14,304)   (33,069)
Interest (expense)
  income, net............           (7)         28       (216)      (205)       419
Loss on sale of Web
  site(4)................           --          --         --         --       (165)
Minority interest(5).....           --          --         --         --        366
                              --------     -------   --------   --------   --------
Net loss.................     $ (1,638)    $(9,683)  $(21,301)  $(14,509)  $(32,449)
                              --------     -------   --------   --------   --------
                              --------     -------   --------   --------   --------
Basic and diluted net
  loss per share(6)......     $  (0.50)    $ (2.97)  $  (4.55)  $  (3.28)  $  (5.21)
                              --------     -------   --------   --------   --------
                              --------     -------   --------   --------   --------
Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net loss per
  share(6)...............        3,250       3,262      4,683      4,421      6,233
                              --------     -------   --------   --------   --------
                              --------     -------   --------   --------   --------
Pro forma basic and
  diluted net loss per
  share(6)(7)(8).........                            $  (0.88)             $  (0.64)
                                                     --------              --------
                                                     --------              --------
Shares of common stock
  used in computing pro
  forma basic and diluted
  net loss per
  share(6)(7)(8).........                             24,308                50,506
                                                     --------              --------
                                                     --------              --------

                                            DECEMBER 31,                  SEPTEMBER 30, 1998
                                     ----------------------------     ---------------------------
                                     1995       1996       1997       ACTUAL      PRO FORMA(7)(8)
                                     -----     ------     -------     -------     ---------------
                                                            (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash............................     $ 162     $2,102     $ 4,335     $ 8,768         $40,768
Working (deficit) capital.......      (715)     1,006       1,260         285          32,285
Total assets....................       275      4,997      16,236      23,302          55,302
Long-term debt..................        --         --         139          18              18
Minority interest...............        --         --          --         220             220
Stockholders' (deficit)
  equity........................      (629)     3,259      10,522      11,089          43,089

------------------------------
(1) Includes the results of operations of ParentsPlace.com, Inc. from December 1996, the date of acquisition.
(2) Includes the results of operations of Health ResponseAbility Systems, Inc. from May 1997, the date of acquisition.
(3) Includes the results of operations of iBaby, Inc. from April 1998, the date of formation.
(4) Please see Notes 5 and 11 to iVillage's Consolidated Financial Statements.
(5) Minority interest represents the portion of the net loss of iBaby, Inc. attributable to minority stockholders.
(6) Please see Note 2 to iVillage's Consolidated Financial Statements for information concerning the calculation of weighted average shares of Common Stock outstanding used in computing basic and diluted net loss per share.

(7) Excludes (i) such number of shares to be negotiated by iBaby and us prior to this offering that may be issuable in connection with the acquisition of the minority interest in iBaby, (ii) 3,684,210 shares issuable to NBC over the next three years pursuant to our agreement with NBC, plus an option granted to NBC to purchase additional shares and (iii) 2,500,000 shares issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a Astrology.Net. and 450,000 shares issuable in connection with employment agreements with certain stockholders of Knowledgeweb, Inc.

(8) Gives pro forma effect to (i) the sale of 11,730,948 shares of Series E Preferred Stock for net proceeds of approximately $32.0 million on December 4, 1998 and (ii) the conversion of all of the outstanding shares of Convertible Preferred Stock into shares of Common Stock automatically upon the closing of this offering. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 9 and 12 of Notes to iVillage's Consolidated Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with iVillage's Consolidated Financial Statements and Notes thereto and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. iVillage's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with iVillage's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

                                    OVERVIEW

     The iVillage network, iVillage.com, provides an easy-to-use, comprehensive destination tailored to the interests and needs of women using the Internet. iVillage.com is organized into 12 channels covering the leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping and travel. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     To date, iVillage's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship and advertising revenues constituted 82% of revenues for the nine months ended September 30, 1998 and 93% of revenues for the year ended December 31, 1997.

     Sponsorship revenues are derived principally from contracts ranging from six to thirty-six months in which iVillage commits to provide sponsors enhanced promotional opportunities that go beyond traditional banner advertising. Sponsorships are designed to support broad marketing objectives, including branding, awareness, product introductions, research and transactions. Sponsorship agreements typically include the delivery of impressions and the design and development of customized sites that enhance the promotional objectives of the sponsor. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed provided that none of iVillage's significant obligations remain. To the extent that minimum guaranteed page deliveries are not met, iVillage defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved. The portion of sponsorship revenues related to the up-front customized design work, as specified in the contract, is recognized in the period in which the work is performed.

     Advertising revenues are derived principally from short-term advertising contracts in which iVillage typically guarantees a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates, measured on a cost per thousand impressions ("CPMs") basis, are dependent on whether the impressions are for general rotation throughout iVillage's Web sites or for targeted audiences and properties within specific areas of iVillage.com. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant iVillage obligations remain. To the extent that minimum guaranteed page deliveries are not met, iVillage defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved.

     Sponsorship and advertising revenues also include barter revenues, which represent an exchange by iVillage of advertising space on iVillage's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the lower of estimated fair value of the advertisements received or delivered and are recognized when the advertisements are run on iVillage.com. Barter expenses are recognized when iVillage's advertisements are run on the reciprocal Web sites, which is typically in the same period as when the advertisements are run on iVillage.com. iVillage believes these barter transactions are important in the marketing of the iVillage.com brand, and expects to continue to engage in these transactions in the future.

     iVillage has identified a strategic opportunity to generate new commerce revenues while also enhancing the iVillage.com brand by offering merchandising services. In April 1998, iVillage formed a joint venture with and acquired a majority interest in iBaby, Inc. ("iBaby"), an online distributor of baby gifts and products. iVillage recognizes revenues from its product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

     iVillage also generates commerce revenues through alliances with leading merchants interested in targeting iVillage's audience. Revenues from iVillage's share of the proceeds from its commerce partners' sales are recognized by iVillage upon notification from its commerce partners of sales attributable to iVillage's Web sites. To date, revenues from such revenue-sharing arrangements have not been material.

     On December 9, 1996, iVillage acquired all of the outstanding stock of ParentsPlace.com, Inc., an Internet content provider, in exchange for 200,000 shares of iVillage's Common Stock.

     In May 1997, iVillage completed the acquisition of Health ResponseAbility Systems, Inc. ("HRS"), an Internet content provider, in exchange for $2.6 million in cash, 1.3 million shares of iVillage's Common Stock and cash amounts contingent on future performance levels of HRS and iVillage. In addition, iVillage issued to AOL 609,000 shares of Common Stock in exchange for the release of all equity rights in HRS held by AOL. In January 1998, iVillage agreed to pay approximately $1.6 million to the prior owners of HRS in settlement of the cash amounts contingent on future performance levels, as stipulated in the agreement for the acquisition of HRS, but not later than January 15, 1999. This amount was recorded as additional goodwill to be amortized over the remaining period of expected benefit.

     In September 1997, iVillage acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for $125,000 and the issuance of options to purchase 125,000 shares of Common Stock at $1.70 per share. In addition, iVillage was required to make additional bonus payments, based on a percentage of net revenues, as defined and based on the amount of StudentCenter page views. iVillage sold the assets of StudentCenter in May 1998 as part of the sale of About Work and paid $520,000 in connection with bonus payments and issued options to purchase an additional 100,000 shares of Common Stock at $1.70 per share.

     In April 1998, iVillage entered into a joint venture agreement with Ourbaby, LLC, a California limited liability company, to form iBaby. iVillage purchased 1,000,000 shares of iBaby (of the total 1,666,666 shares outstanding) for $1,350,000 and for the delivery of certain promotional rights, including impressions on iVillage.com. iVillage's equity ownership in iBaby may be altered due to various provisions included in the joint venture agreement including:

     o conversion of any convertible notes issued in connection with any bridge loan financing provided to iBaby by iVillage;

     o the issuance of iBaby shares upon exercise of stock options and grants of restricted stock;

     o iVillage's failure to meet certain promotional obligations; and

     o the occurrence of an initial public offering of iVillage's stock or a merger, consolidation or sale transaction.

     iVillage plans to exercise its option to acquire the minority interest in iBaby upon completion of this offering. iVillage may use a combination of cash and shares of Common Stock to be determined prior to this offering to acquire the minority interest.

     Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into iVillage's financial statements, as iVillage holds a majority interest and control of iBaby.

     In May 1998, iVillage entered into a production and asset sale agreement for one of its content channels, About Work, in exchange for net proceeds of approximately $ 1.8 million, as adjusted based on the terms of the agreement. In connection with this sale, iVillage reported a loss of approximately $165,000.

     iVillage has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services.

These risks include the failure to develop and extend iVillage's online service brands, the rejection of iVillage's services by Web consumers, vendors and/or advertisers, the inability of iVillage to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that iVillage does not successfully implement its business plan, certain assets may not be recoverable.

     iVillage has incurred significant net losses and negative cash flows from operations since its inception, and as of September 30, 1998, had an accumulated deficit of approximately $65.1 million. These losses have been funded primarily through the issuance of preferred equity securities. iVillage intends to continue to invest heavily in marketing and promotion, content development and technology and infrastructure development. As a result, iVillage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

                             RESULTS OF OPERATIONS

     The following table sets forth the results of operations for iVillage expressed as a percentage of total revenues:

                                     YEAR ENDED        NINE MONTHS ENDED
                                    DECEMBER 31,         SEPTEMBER 30,
                                    -------------      ------------------
                                    1996      1997      1997         1998
                                    ----      ----      ----         ----
Revenues...........................    100%    100%      100%         100%
                                       ----    ----      ----         ----
Operating expenses:
  Production, content and
     product.......................    618     126       141          114
  Sales and marketing..............    370     146       148          218
  General and administrative.......    439     178       202          130
                                    ------    ----      ----         ----
     Total operating expenses......  1,427     450       491          462
                                    ------    ----      ----         ----
Loss from operations............... (1,327)   (350)     (391)        (362)
                                    ------    ----      ----         ----
Net loss........................... (1,323)%  (354)%    (396)%       (356)%
                                    ------    ----      ----         ----
                                    ------    ----      ----         ----

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1998 TO NINE MONTHS ENDED SEPTEMBER 30, 1997

REVENUES

     Revenues increased 149% to $9.1 million for the nine months ended September 30, 1998, from $3.7 million for the nine months ended September 30, 1997. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues. This resulted from the increase in iVillage's Web site traffic (arising from aggressive distribution and branding campaigns) expansion of iVillage's sales force and the hiring of a Senior Vice President of Sponsorship, as well as the addition and enhancement of content on iVillage's Web sites. The development of iVillage's commerce strategy, primarily through its investment in iBaby, has provided an additional revenue source during the nine months ended September 30, 1998. Sponsorship and advertising revenues accounted for approximately 82% and 92% of revenues for the nine months ended September 30, 1998 and 1997, respectively. Commerce revenues accounted for approximately 16% of revenues for the nine months ended September 30, 1998, with no such revenues for the comparable period in 1997. Although no one advertiser accounted for greater than 10% of total revenues for the nine months ended September 30, 1998, iVillage's five largest advertisers accounted for 22% of total revenues for the period. At
September 30, 1998, one advertiser accounted for greater than 10% of net accounts receivable. For the nine months ended September 30, 1997, two advertisers each accounted for greater than 10% of total revenues. In addition, iVillage's five largest advertisers accounted for 31% of total revenues for the period. At September 30, 1997, four advertisers each accounted for greater than 10% of net accounts receivable. Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 20% and 5% of revenues for the nine months ended September 30, 1998 and 1997, respectively.

OPERATING EXPENSES

     PRODUCTION, CONTENT AND PRODUCT. Production, content and product expenses consist primarily of salaries, payroll taxes and benefits and expenditures related to editorial content, community management and support personnel, technology, software development and operations expenses, and product costs related to merchandise sales. Production, content and product expenses increased to $10.4 million, or 114% of revenues, for the nine months ended September 30, 1998 from $5.2 million, or 141% of revenues, for the nine months ended
September 30, 1997. The dollar increase was primarily attributable to increased personnel and associated technology costs related to enhancing the content and functionality of iVillage's Web sites. In addition, the increase was partially attributable to product costs of $1.2 million arising from commerce transactions that did not exist in 1997. Production, content and product expenses decreased as a percentage of revenues because of the rapid growth in revenues relative to the growth in iVillage's cost structure. iVillage believes that significant investments in technology and content development are required to remain competitive and, therefore, expects that its production, content and product expenses will continue to increase in absolute dollars for the foreseeable future.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of costs of distribution agreements, salaries, payroll taxes and benefits for sales and marketing personnel, commissions, advertising and other marketing related expenses. Sales and marketing expenses increased to $19.9 million, or 218% of revenues, for the nine months ended September 30, 1998, from $5.4 million, or 148% of revenues, for the nine months ended September 30, 1997. The dollar increase in sales and marketing expenses was primarily due to expanded distribution agreements, increases in advertising expenses related to iVillage's branding campaign and the hiring of additional sales personnel. iVillage has invested heavily in distribution arrangements in the past twelve months and currently has agreements with AOL, Excite, Lycos and Infoseek. Sales and marketing expenses as a percentage of revenues increased due to iVillage's branding campaign and distribution agreements. Included in sales and marketing expenses are barter transactions, which accounted for approximately 9% and 4% of sales and marketing expenses for the nine months ended September 30, 1998 and September 30, 1997, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of depreciation and amortization, salaries, payroll taxes and benefits and related costs for general corporate functions, including executive management, finance, facilities, legal and fees for other professional services. General and administrative expenses increased to $11.9 million, or 130% of revenues, for the nine months ended September 30, 1998, from $7.4 million, or 202% of revenues, for the nine months ended September 30, 1997. The dollar increase in general and administrative expenses was primarily due to increased depreciation and amortization of goodwill and other intangible assets from acquisitions, an increase in the number of personnel to support the growth of iVillage's business and recruiting costs related to filling key senior executive positions. Depreciation and amortization of goodwill and other intangible assets from acquisitions accounted for $4.0 million and $2.2 million of general and administrative expenses for the nine months ended September 30, 1998 and September 30, 1997, respectively. General and administrative expenses decreased as a percentage of total revenues because of the disproportionate growth in revenues relative to the growth of general and administrative expenses. iVillage expects that it will incur additional general and administrative expenses in absolute dollars as iVillage continues to hire personnel and incurs expenses related to the growth of the business and its operations as a public company.

INTEREST (EXPENSE) INCOME, NET

     Interest (expense) income, net includes interest income from iVillage's cash balances and interest expense related to iVillage's financing obligations, including non-cash expenses related to the issuance of warrants associated with a bridge financing in 1997. Interest (expense) income, net improved to an income of $0.4 million for the nine months ended September 30, 1998, from an expense of $(0.2) million for the nine months ended

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September 30, 1997 primarily due to a higher average net cash balance as a result of the receipt of the proceeds from the issuance of shares of iVillage's Series D Convertible Preferred Stock from February through June 1998.

MINORITY INTEREST

     Minority interest represents the portion of the net loss of iBaby, Inc. attributable to minority stockholders.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996 AND THE PERIOD FROM JULY 1, 1995 (INCEPTION) TO DECEMBER 31, 1995

REVENUES

     Revenues were $6.0 million and $0.7 million for the years ended
December 31, 1997 and 1996, respectively. iVillage did not generate any revenues in 1995. The absolute dollar increases from year to year were due primarily to the growth in sponsorship and advertising revenues since 1995, which was largely attributable to the increased use of the Internet, acceptance of the Internet as an advertising medium and increased viewer traffic on iVillage.com. Sponsorship and advertising revenues accounted for 93% and 74% of revenues for the years ended December 31, 1997 and 1996, respectively. Included in advertising and sponsorship revenues were barter transactions, which accounted for approximately 10% and approximately 1% of revenues for the years ended December 31, 1997 and 1996, respectively. Although iVillage's five largest sponsorship and advertising customers accounted for 26% of revenues for the year ended December 31, 1997, no one advertiser accounted for greater than 10% of total revenues. At
December 31, 1996, four customers each represented greater than 10% of the net accounts receivable balance. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance. For the years ended December 31, 1997 and 1996, iVillage derived revenues from usage fees paid by AOL based on visitation to iVillage.com on the AOL service. Usage fees were $0.4 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1997, iVillage entered into a new agreement with AOL that eliminated usage fees.

OPERATING EXPENSES

     PRODUCTION, CONTENT AND PRODUCT. Production, content and product expenses were $7.6 million, or 126% of revenues, $4.5 million, or 618% of revenues, and $0.6 million for the years ended December 31, 1997 and 1996 and the period from July 1, 1995 (inception) through December 31, 1995, respectively. The dollar increases from year to year in production, content and product expenses were primarily attributable to increases in personnel and related costs to support enhancement of iVillage's Web site technology and content. Production, content and product expenses as a percentage of revenues have decreased because of the growth in revenues.

     SALES AND MARKETING. Sales and marketing expenses were $8.8 million, or 146% of revenues, $2.7 million, or 370% of revenues, and $0.3 million for the years ended December 31, 1997 and 1996 and the period from July 1, 1995 (inception) through December 31, 1995, respectively. The dollar increases from year to year in sales and marketing expenses were primarily due to expanded distribution arrangements, the addition of a direct sales force, which iVillage began building in the second half of 1996, and increases in marketing expenses. Included in sales and marketing are barter transactions, which accounted for approximately 10% of sales and marketing in the year ended December 31, 1997. Sales and marketing expenses as a percentage of revenues have decreased because of the growth in revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $10.7 million, or 178% of revenues, $3.2 million, or 439% of revenues, and $0.7 million for the years ended December 31, 1997 and 1996 and the period from July 1, 1995 (inception) through December 31, 1995, respectively. The dollar increases from year to year in general and administrative expenses were primarily due to increases in depreciation and amortization expense, the number of general and administrative personnel and professional services and facility expenses to support the growth of iVillage's operations. General and administrative expenses as a percentage of revenues have decreased because of the growth in revenues. Depreciation and amortization of goodwill and other intangible assets from acquisitions accounted for $1.4 million and $0.1 million for the years ended December 31, 1997 and 1996, respectively.

INTEREST (EXPENSE) INCOME, NET

     Interest (expense) income, net was approximately $216,000 expense, $28,000 income and $7,000 expense for the years ended December 31, 1997 and 1996 and the period from July 1, 1995 (inception) through December 31, 1995, respectively. The increase in interest expense, net for the year ended December 31, 1997 was primarily due to warrants issued in connection with the issuance of bridge financing resulting in an interest charge of approximately $650,000.

INCOME TAXES

     As of December 31, 1997, iVillage had approximately $26.5 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. iVillage's federal net operating loss carryforwards expire beginning in 2012. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of iVillage's earnings history.

                                 RECENT EVENTS

     On November 11, 1998, iVillage entered into an agreement with National Broadcasting Company, Inc. ("NBC") pursuant to which NBC will promote iVillage.com on television primarily during prime time programs, as well as through its Web sites. The terms of the NBC agreement provide for the following:

o NBC to provide iVillage with the use of advertising spots having an aggregate value of $3.5 million per annum over a three-year period. For each $3.5 million of advertising spots, iVillage will issue 1,228,070 shares of Series E Convertible Preferred Stock (or shares of Common Stock after this offering).

o NBC will have the option, exercisable at its sole discretion, to provide iVillage with additional spots having an aggregate value of $5 million for each of the three years. Upon exercise of NBC's option, iVillage will issue shares of Series E Convertible Preferred Stock (or shares of Common Stock after this offering) equal to the aggregate value of additional spots divided by $4.15 in the first year, $5.15 in the second year and $6.15 in the third year.

     In accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", iVillage will record the value of spots to be received based on fair value of the stock provided to NBC or the fair value of the spots received, whichever is more reliably measured, at the earlier of when the stock is provided to NBC or either a performance commitment by NBC is reached or the performance is complete. Amounts recorded prior to the receipt of the advertising spots will be classified on the balance sheet as deferred advertising costs with the offset to Series E Convertible Preferred Stock (or Common Stock after this offering) and additional paid-in capital. As the advertising spots are run, iVillage will amortize the deferred advertising costs.

     NBC may terminate the agreement in the event that a change of control of iVillage, as defined in the agreement, occurs involving a television broadcast network entity or its affiliate that directly competes with NBC.

     Due to the potential impact of future stock price movements on the valuation of advertisements received, there may be significant non-cash charges with respect to the cost of these advertisements. Further, the timing of such charges is highly uncertain. This could severely impact the predictability of future operating results.


     On January 4, 1999, iVillage signed a letter of intent to acquire all of the outstanding capital stock of Knowledgeweb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 2.5 million shares of the Company's Common Stock and $1 million in cash.

                          SEASONALITY AND FLUCTUATIONS
                              IN OPERATING RESULTS

     iVillage's operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are beyond iVillage's control. Factors that may adversely affect iVillage's quarterly results of operations include:

     o iVillage's ability to attract and retain users and members;

     o iVillage's ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

     o iVillage's ability to attract and retain customers and maintain customer satisfaction for its existing and future e-commerce businesses;

     o the development, announcement and introduction of new sites, services and products by iVillage or its competitors;

     o the timing and uncertainty of sales cycles;

     o the level of Web usage and online service usage;

     o iVillage's ability to upgrade and develop its systems and infrastructure and attract new personnel in a timely and effective manner;

     o the level of traffic on iVillage's Web sites;

     o iVillage's ability to successfully integrate the operations and technologies from acquisitions or other business combinations;

     o technical difficulties or system downtime affecting the Internet generally or the operation of iVillage's Web sites;

     o economic conditions specific to the Internet, as well as general economic conditions; and

     o the timing and magnitude of NBC-related charges.

     iVillage believes that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If iVillage's market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in its industry. Seasonal and cyclical patterns in Internet advertising may also affect iVillage's revenues. Traffic levels on iVillage's Web sites typically fluctuate during the summer and year-end vacation and holiday periods. In addition, we anticipate that sales from iBaby and any other future consumer goods we may sell will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods. Seasonality in the retail industry, Internet and commercial online service usage and advertising expenditures are likely to cause quarterly fluctuations in our results of operations and could have a material adverse effect on our business, results of operations and financial condition.

                        LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, iVillage has financed its operations primarily through the private placement of its Convertible Preferred Stock. As of September 30, 1998, iVillage had approximately $8.8 million in cash.

     Net cash used in operating activities increased to $15.3 million for the year ended December 31, 1997 from $8.7 million for 1996, and increased to $24.4 million for the nine months ended September 30, 1998 from $11.1 million for the nine months ended September 30, 1997. The increase in net cash used resulted primarily from increasing net losses, offset by the timing of payable settlements and increased depreciation and amortization expense.

     Net cash used in investing activities increased to $6.9 million for the year ended December 31, 1997 from $0.7 million for 1996, resulting primarily from increased purchases of property and equipment and the $2.6 million cash portion of the acquisition of iVillage's health channel. Net cash used in investing activities decreased to $3.7 million for the nine months ended September 30, 1998, compared to $6.6 million for the nine months ended September 30, 1997, primarily due to the acquisition of iVillage's health channel in 1997 and fewer purchases of property and equipment in 1998.

     Net cash provided by financing activities increased to $24.4 million for 1997 compared to $11.3 million for 1996 primarily due to the $24.8 million of net cash proceeds from the sale of shares of iVillage's Series C Convertible

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

Preferred Stock in 1997, inclusive of convertible notes, versus net cash proceeds of $11.3 million from the sale of iVillage's Series B and B-1 Convertible Preferred Stock in 1996, inclusive of convertible notes. Net cash provided by financing activities increased to $32.5 million for the nine months ended September 30, 1998 compared to $21.0 million, inclusive of convertible notes, for the nine months ended September 30, 1997, primarily due to the $31.5 million of net cash proceeds from the sale of iVillage's Series D Convertible Preferred Stock and $1.7 million of cash proceeds from the sale of Common Stock in the first nine months of 1998 versus cash proceeds of $17.6 million from the sale of iVillage's Series C Convertible Preferred Stock and $3.8 million from the proceeds from convertible notes payable in the first nine months of 1997.

     In December 1998, iVillage sold 11,730,948 shares of Series E Convertible Preferred Stock through a private placement in exchange for net proceeds of approximately $32.0 million. Holders of Series E Convertible Preferred Stock have participating preferred rights and the same conversion and dividend rights as well as anti-dilution protection as the pre-existing holders of iVillage's Convertible Preferred Stock. Holders of Series E Convertible Preferred Stock also have the same liquidation preference as the holders of the Series C and D Convertible Preferred Stock. The Series E Convertible Preferred Stock will convert into Common Stock upon the closing of this offering.

     iVillage's capital requirements depend on numerous factors, including market acceptance of iVillage's services, the amount of resources iVillage devotes to investments in the iVillage.com network, the resources iVillage devotes to marketing, selling its services and its brand promotions and other factors. iVillage has experienced a substantial increase in its expenditures since its inception consistent with growth in iVillage's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, iVillage will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. iVillage currently anticipates that its available cash resources combined with the net proceeds from this offering will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the 12 months following the date of this prospectus. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by such limitation.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 will be adopted by us at December 31, 1998. The adoption of SFAS No. 131 is not expected to have an impact on iVillage's results of operations, financial position or cash flows.

     In February 1998, FASB issued SFAS No. 132, "Employers' Disclosures about Pension and Other Postretirement Benefits" ("SFAS No. 132"), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 132 is not expected to have an impact on iVillage's results of operations, financial position or cash flows.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. iVillage does not expect the adoption of this standard to have a material effect on iVillage's capitalization policy.

     In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As iVillage has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on iVillage's results of operations, financial position or cash flows.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on iVillage's results of operations, financial position or cash flows upon the adoption of this standard.

                              YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

     iVillage has made a preliminary assessment of the Year 2000 readiness of its operating financial and administrative systems, including the hardware and software that support iVillage's systems. iVillage's assessment plan consists of
(i) quality assurance testing of its internally developed proprietary software;
(ii) contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of iVillage's services to its users; (iii) contacting vendors of third-party systems; (iv) assessing repair or replacement requirements; (v) implementing repair or replacement; (vi) implementation; and (vii) creating of contingency plans in the event of Year 2000 failures. iVillage plans to perform a Year 2000 simulation on its systems during the first quarter of 1999 to test system readiness. Based on the results of its Year 2000 simulation test, iVillage intends to revise its internally developed proprietary software as necessary to improve the Year 2000 compliance of its internally developed proprietary software. Many vendors of material hardware and software components of its systems have indicated that the products used by iVillage are currently Year 2000 compliant. iVillage will require vendors of its other material hardware and software components of its systems to provide assurances of their Year 2000 compliance. iVillage plans to complete this process during the first half of 1999. Until such testing is completed and such vendors and providers are contacted, iVillage will not be able to completely evaluate whether its systems will need to be revised or replaced.

COSTS

     To date, iVillage has not incurred any material expenditures in connection with identifying, evaluating or addressing Year 2000 compliance

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

issues. Most of iVillage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. At this time, iVillage does not possess the information necessary to estimate the potential costs of revisions to its systems should such revisions be required or the replacement of third-party software, hardware or services that are determined not to be Year 2000 compliant. Although iVillage does not anticipate that such expenses will be material, such expenses, if higher than anticipated, could have a material adverse effect on iVillage's business, results of operations and financial condition.

RISKS

     iVillage is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on iVillage's business, results of operations and financial condition, without taking into account iVillage's efforts to avoid or fix such problems. There can be no assurance that iVillage will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into iVillage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of iVillage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on iVillage's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of iVillage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of iVillage, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent iVillage from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on iVillage's business, results of operations and financial condition.

CONTINGENCY PLAN

     As discussed above, iVillage is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of iVillage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

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                                    BUSINESS

                                 iVILLAGE INC.

     iVillage is a leading online women's network and one of the most demographically targeted online communities on the World Wide Web. iVillage's network, "iVillage.com", provides an easy-to-use, comprehensive destination tailored to the interests and needs of women aged 25 through 49. We provide advertisers and merchants with targeted access to women using the Web. During October 1998 iVillage.com was the only top 100 Web site with a female audience greater than 65%.

     iVillage's network consists of 12 channels covering the leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping and travel. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     As of October 31, 1998, iVillage's membership, its core audience and most valuable users, was 84% female and consisted of approximately 740,000 unique members as compared to approximately 170,000 unique members as of January 31, 1998. For the month ended October 31, 1998, iVillage.com had 2.7 million unique visitors. We believe that iVillage.com appeals to advertisers, consumers and merchants because it combines the following attributes to create a powerful environment for advertising and commerce: (i) a highly targeted and attractive demographic user group, (ii) a high degree of member involvement and (iii) an interactive sponsorship model that integrates advertising and commerce into each of the site's content.

                              INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND ONLINE COMMERCE

     The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services. International Data Corporation ("IDC") estimates the number of users associated with accessing the Web to increase from approximately 69 million at the end of 1997 to approximately 320 million by the end of 2002. According to IDC, worldwide commerce revenue on the Internet is expected to increase from approximately $12.4 billion at the end of 1997 to more than $425 billion in 2002. Accordingly, Jupiter Communications, Inc. ("Jupiter") estimates that the amount of advertising dollars spent on the Internet is expected to increase from approximately $1.9 billion in 1998 to $7.7 billion by 2002, a compound annual growth rate of 42%. The Internet enables features and functions that are unavailable in traditional media, permitting online retailers to interact effectively with customers and advertisers to target specific demographic groups by capturing valuable data on customer tastes, preferences and shopping and buying patterns.

WOMEN'S INCREASING USE OF THE INTERNET AND THEIR IMPORTANCE IN THE ECONOMY

     Women represent an attractive demographic group for advertisers and businesses. The number of female AOL subscribers increased from 16% of total subscribers in 1994 to 51% in June 1998. According to Jupiter, 45% of the Internet audience was female as of January 1998. These trends are important to advertisers because women are estimated to have disproportionate control or influence over consumer spending in the United States, controlling or influencing $2.4 trillion of the $3.0 trillion in annual consumer spending. For example, according to Advertising Age in November 1997, women controlled or influenced purchases of 80% of new cars, 66% of home computers, 46% of men's wear and 70% of appliance choices. We believe that women are increasing their use of the Internet for commercial purposes. Although women are underrepresented in the online spending category, accounting for only 25% of online sales in 1996, as reported by Jupiter Webtrack, this gap is expected to narrow over the next several years and grow to 47% by 2000.

     Spending on advertising targeted to women is generally considered to represent the largest single category of advertising in the United States. Also, industry analysts believe

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that women online spend fewer hours watching television or reading print media than they did prior to using the Internet in comparison to their male counterparts. Thus, as women move online, advertisers will likely follow suit.

                            NEED FOR WOMEN'S NETWORK

     For advertisers to effectively reach women online, they need to address the fact that women use the Internet differently than men. iVillage believes that women want an environment built to meet their needs for problem-solving, time-efficiency, integration of information, peer advice and simple navigation. Accordingly, women appear to spend less time "surfing" the Internet than men and more of their online time at a single destination. In addition, the varied social roles of women create additional stress and underscore the need for efficient problem-solving mechanisms. For example, a working mother might find herself at midnight applying for a mortgage, trading stocks or researching a disease on the Internet, a time when traditional service providers cannot be reached. The Internet provides a powerful communications vehicle where a woman can find answers and seek advice from women with relevant life experiences at any time of the day and from work or home.

     iVillage believes that the major navigational hubs are generally designed for all major demographic audiences, and, therefore, have historically not created an environment focused on the specific programming needs and buying habits of women. Consequently, iVillage believes that women online and advertisers and merchants seeking to reach concentrations of women online are underserved.

                             THE iVILLAGE SOLUTION

     iVillage.com is the largest online women's network and one of the most demographically targeted online communities on the Web. iVillage focuses on the needs of women online and has created an environment that solves everyday problems quickly in those areas of life most important to women, including family, parenting, work, money and health. The user's experience on iVillage.com centers on solving these problems in one destination through targeted community, access to experts, useful interactive tools and commerce opportunities.

     iVillage believes its success to date can be attributed to the following factors:

FOCUS ON HIGHLY TARGETED DEMOGRAPHIC GROUP

     iVillage.com is primarily tailored to the interests and needs of women online between the ages of 25 and 49. iVillage believes that these women want:

     o powerful, quick and easily accessible problem-solving content;

     o emotional support, a sense of identification and access to sympathetic listeners; and

     o a consistent navigation and programming experience.

     iVillage believes that its network creates the experience women are seeking and distinguishes iVillage.com from portals, AOL and other women's networks. iVillage.com offers a series of integrated tools, community resources, experts and information databases to help women solve their everyday problems quickly and effectively. For example, a woman who learns that she has a disease can quickly:

     o access other members who have lived through this experience and can provide both guidance and emotional relief;

     o access Healthwise Knowledgebase, a medical database to research the topic; and

     o select and purchase books on the topic.

     iVillage.com provides a place where women can find support from like-minded women and the comfort of knowing that other women have shared similar experiences and have come through them successfully. This program enables women to work together towards breaking the cycle of dieting and weight gain. iVillage.com also offers daily polls that provide women with an immediate sense of belonging and connection.

     iVillage.com has a consistent navigation and programming experience across all channels and functions. Each channel is organized in a consistent manner around tools, experts, resources and community. During October 1998, iVillage.com's home page on both the Internet and AOL provided users with links each week to approximately 50 experts, 700 chats and 1,500 message boards. In content partnerships, iVillage generally

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

maintains responsibility for creating the content's look and feel to assure a consistent organization within the network. For example, in an agreement with Amazon.com, Inc., iVillage created the Book Club channel where iVillage.com members review the books and organize discussions. In an alliance with Intuit Inc., Armchair Millionaire was created within the iVillage.com template and is managed by iVillage's staff.

ACTIVE MEMBERSHIP AND COMMUNITY PARTICIPATION

     iVillage encourages active participation in its community and offers a number of programs to increase levels of participation. Believing that members form iVillage.com's core audience and are its most valuable customers, iVillage created a membership services group in January 1998. As of October 31, 1998, the network had approximately 740,000 unique members, up from approximately 170,000 unique members as of January 31, 1998. iVillage has built an organization of over approximately 1,000 community leaders who volunteer a significant amount of time hosting message boards and chats and contributing to iVillage.com's proprietary content and innovative bottoms-up programming. iVillage.com also sends 5.5 million electronic newsletters per week to its members, visitors and newsletter subscribers.

POSITIVE ENVIRONMENT FOR ADVERTISING AND COMMERCE

     iVillage believes that iVillage.com appeals to advertisers and consumers because it combines the following attributes:

     o a high degree of member involvement with the site, through polls, boards, chats, community challenges and personalized interactive services;

     o an interactive sponsorship model that integrates advertising and commerce into the site;

     o a highly-targeted demographic group; and

     o a consistency of brand and navigation throughout the network.

     iVillage believes that this combination has resulted in effective CPMs (iVillage's standard cost per thousand impressions) above the industry average, and above the average for other women's sites. In addition, iVillage.com offers a scalable business platform from which iVillage can generate multiple revenue streams including:

     o banner advertising;

     o sponsorship;

     o production; and

     o e-commerce.

                               BUSINESS STRATEGY

     iVillage's objective is to continue to be the premier site for women online. Key elements of iVillage's strategy are as follows:

BUILD STRONG BRAND RECOGNITION

     iVillage believes that building brand recognition of iVillage.com is critical to attracting and expanding its global Internet user base. iVillage's market leadership position has been driven by partnership and distribution agreements with other leading Internet-based companies. iVillage believes aggressive brand-building will become increasingly important to sustain its leadership position and has begun to allocate some of its branding expenditures toward offline branding on television and radio, through direct media spending and through strategic alliances with traditional media partners. These alliances are relatively new and iVillage is just beginning to see their benefits. iVillage believes that it can build offline brand awareness and attract traffic by leveraging the reach of traditional media partners. For example, in November 1998 iVillage entered into a contract with NBC pursuant to which NBC will promote iVillage.com during prime time programs as well as through its Web sites. iVillage also entered into an agreement in October 1998 with AT&T where AT&T will promote iVillage through TV and mass media marketing.

     iVillage also plans to build brand recognition and develop new commerce opportunities through the marketing and packaging of its content. For example, iVillage currently runs a syndicated column with Copley News Services based upon its content and has arranged to publish four books under the Parent Soup brand in order to reach offline audiences.

AGGRESSIVELY GROW MEMBERSHIP

     iVillage intends to grow its membership base and increase member usage through member promotions, interactive services, community building and relationships with national women's organizations. iVillage also plans to offer additional members-only services, such as personal home pages, instant messaging and multi-player games, and to transition portions of its programming to member-only areas. Once the user has visited iVillage.com, iVillage's mission is to convert that user to a member.

ENHANCE AND EXPAND THE NETWORK

     iVillage intends to offer additional functionality such as personalized home pages and instant messaging and to expand the network by developing additional channels such as computers and finance and expand the content of its existing channels. iVillage intends to develop these additional channels with sponsors and media partners in order to maintain low development costs while creating high utility for users.

PURSUE STRATEGIC ACQUISITIONS AND
ALLIANCES

     iVillage plans to bolster its traffic, market share and revenues through strategic acquisitions that offer opportunities to increase market share in iVillage's content categories, offer high traffic or are sites categorized by high retention statistics. iVillage also intends to form alliances with larger companies to leverage their brands, while incorporating content that is consistent with the network. For instance, iVillage created Armchair Millionaire through an alliance with Intuit Inc. and created the Book Club channel, which provides content and offers selected books for sale through an agreement with Amazon.com, Inc. iVillage may also expand its revenue opportunities through alliances with other retailers, online service and content providers, commerce providers and advertisers.

INCREASE SPONSOR AND ADVERTISING
REVENUES

     iVillage views its relationships with its sponsors and advertisers as critical to its success. iVillage has been a pioneer in developing innovative sponsorship advertising relationships with leading brand marketers which go beyond traditional banner advertising to support broad marketing objectives, including branding, awareness, product introductions, online research and editorial integration. iVillage plans to continue to seek additional sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner deals and independence from page views as the sole measurement basis. In addition, iVillage intends to continue to attract banner advertising and has recently created a discrete sales force to concentrate on this area of the business, which is sold primarily through agencies. iVillage has recently increased the size of its sales force to concentrate on increasing iVillage's advertising and sponsorship relationships with leading brand marketers.

GENERATE E-COMMERCE REVENUES

     iVillage currently owns a majority interest in iBaby, Inc., an online retailer of baby gifts and products, and intends to identify new commerce, revenue and acquisition opportunities that enhance iVillage.com by offering transaction services in categories that (i) have a high degree of relevance to iVillage.com members, (ii) are appropriate for the Internet and (iii) fit with a current or complementary iVillage.com content site. iVillage also generates e-commerce revenues through agreements with leading merchants interested in targeting iVillage.com members, such as Amazon.com, Inc., N2K Inc. and 1-800-Flowers, Inc. These merchants receive exposure through banner advertising, editorial integration and promotional offers in exchange for a fixed fee and a share of the sales revenue from iVillage.com users. iVillage also plans to create relationships with key retailers and manufacturers interested in building new channels while protecting their core distribution channels. In addition to enhancing user retention, these retailing opportunities can be used to identify valuable purchasing trends that can be used in future advertising and commerce. In connection with and subject to this offering, iVillage anticipates exercising its right to acquire the minority interest in iBaby.

                                THE iVILLAGE NETWORK

     iVillage's network is organized around 12 content specific channels. iVillage.com is a single point of entry to the iVillage network of sites and is updated daily to promote content and community, including channel highlights. The following table provides a brief description of each channel's features as of October 31, 1998:

CHANNEL                  DESCRIPTION
-----------------------  -------------------------------------------------------
Parent Soup(Registered)  A parenting site providing users branded online
[LOGO]                   community where parents share parenting solutions, talk
                         with experts and find answers and support.

ParentsPlace             A parenting community center site that includes
[LOGO]                   approximately 700 bulletin boards and approximately 80
                         weekly chats in addition to information regarding
                         childhood diseases.

Health                   A health channel to assist users in becoming better
[LOGO]                   health care decision makers that includes approximately
                         200 weekly chats on AOL and the Web and approximately
                         84,000 message board posts per month on AOL.

Armchair Millionaire     A financial planning site providing users with
[LOGO]                   information on savings and investment strategies and
                         includes Five Steps to Financial Freedom, The Model
                         Portfolio, an Armchair Millionaire plan for getting
                         rich, slowly but surely and Charles Schwab Investment
                         Center.

Book Club                A book and reading site for readers interested in a
[LOGO]                   wide range of books that allows users to discuss
                         featured books and offers Monthly Book Picks, Question
                         of the Week, Reading Groups and iVillage.com
                         Bestsellers.

Career                   A career planning site that provides women with tools
[LOGO]                   and resources relating to professional development and
                         career-related issues.

Fitness & Beauty         A fitness and beauty site which includes Body
[LOGO]                   Calculators, Nutrition Experts and Community Challenges
                         to improve one's fitness level.

Food                     A food site providing information on meal planning,
[LOGO]                   nutrition and recipes and includes Food Experts and
                         Cooking Basics.

Relationships            A site offering users information and conversation on
[LOGO]                   love, marriage, sex and family.

Shopping                 A one-stop online shopping destination offering users
[LOGO]                   easy access to retail Web sites such as Virtual
                         Vineyards, Gymboree, Music Boulevard, Godiva and iBaby.

Travel                   A travel site that offers tools for planning a
[LOGO]                   vacation, articles on travel- related issues, a link to
                         a travel reservation center and a currency converter.

Work From Home           A site providing women who work from home with tools
[LOGO]                   and resources such as Home Office Basics, a Tax Guide
                         and a Software Library.

     iVillage believes that user support is critical in order to attract and retain users. iVillage provides user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVillage.com, and iVillage's user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide on-site and e-mail support for broad-ranging issues. iVillage does not charge for these services.

                      ADVERTISING AND SPONSORSHIP REVENUES

     iVillage has derived a significant amount of its revenues to date from the sale of sponsorships and advertisements. For the nine months ended
September 30, 1998 and the year ended December 31, 1997, sponsorship and advertising revenues represented 82% and 93%, respectively, of iVillage's revenues.

     iVillage's strategy is focused in part on generating a majority of its advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. iVillage is aggressively building its leadership position as the preeminent women's brand to the advertising community. iVillage's sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as branding, awareness, product introductions, online research and editorial content integration. Sponsorships allow iVillage.com to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to talk one-on-one with members on the network's message boards, chats, polls and special events, which allow sponsors the opportunity to gain insights into their customers. iVillage's sponsorship arrangements generally have longer terms than typical banner advertising placements and provide for CPMs per advertiser and independence from page-views as the measure of value. In addition, iVillage can develop extensive editorial and marketing content to support the marketing initiatives of advertisers. iVillage's sponsorship agreements are typically exclusive and are for a period of one to three years.

     To a lesser extent, iVillage also derives a portion of its sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top of pages throughout the iVillage.com network. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer. iVillage has recently created a discrete sales force to concentrate on banner advertising, which is sold primarily through agencies. As a result of its sales and advertising strategy, iVillage believes that it has CPMs significantly above the industry average, and above the reported average for other women's sites.

       During the year ended December 31, 1997 and the nine months ended September 30, 1998, iVillage's five largest advertisers accounted for approximately 26% and 22%, respectively, of iVillage's revenues. No advertiser accounted for more than 10% of iVillage's revenues during either period. The following is a select list of iVillage's advertisers:

Amazon.com, Inc.
Astra Pharmaceuticals,
  L.P.
Charles Schwab & Co.,
  Inc.
First USA, Inc.
Glaxo Wellcome Inc.
Green Tree Nutrition,
  Inc.

Kimberly-Clark
  Corporation
MovieStreet, Inc.
Re.Store, Inc.
Ortho-McNeil, Ortho
  Dermatological &
  McNeil-PPC, Inc.
Westpoint Stevens, Inc.

                                   MEMBERSHIP

     iVillage believes a large and active membership base is critical to its success. Membership is free and available to iVillage.com visitors who disclose their name, e-mail address, zip code, age and gender and choose a member name and password to be used throughout members-only areas. Members form iVillage.com's core audience and are its most valuable users. iVillage is mounting an aggressive member-acquisition campaign, which includes the creation of free services and support for members. Since the creation of iVillage's member services group in January 1998, membership has increased from approximately 170,000 unique members as of January 31, 1998 to approximately 740,000 unique members as of October 31, 1998.

     iVillage recognizes the importance of maintaining confidentiality of member information and has established a privacy policy to protect such information. iVillage's current Privacy Policy (the "Policy") is set forth on iVillage.com in a member's Terms of Service, which is linked to the site where a person initially registers for membership. When a user registers as an iVillage.com member, iVillage requests the user to provide, among other things, his or her name, address, e-mail address, zip code, gender and a private password. iVillage's current Policy is to never sell to any third party any member's personal identifying information, such as his or her name or address, unless the member has provided written consent. In certain situations, iVillage does allow a third-party partner access to database information if it is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has agreed to be bound by iVillage's current Policy. iVillage does share aggregated member information with third parties, such as a member's zip code, gender or age. iVillage also reserves the right to offer members products and services. iVillage may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, iVillage may, on behalf of an advertiser, send e-mail offers to all members from a certain region or target advertisements to all users who frequent a specific area of the site.

                                   E-COMMERCE

OVERVIEW

     iVillage has identified the opportunity to generate new commerce revenues by selling products or services that (i) have a high degree of relevance to its members, (ii) fit with a current content area or provide an opportunity for future development and (iii) are appropriate for the Internet. iVillage also generates commerce revenues through agreements with leading merchants from which iVillage collects a fixed fee and a share of sales from its members.

iBABY

     iVillage acquired a majority interest in iBaby by entering into a joint venture in April 1998 with Kid's Warehouse, a San Diego retailer. iBaby offers an extensive assortment of products for children under three years of age with over 400 national brands representing more than 20,000 items. The site's comprehensive selection, combined with easy site navigation and time-saving features such as a baby registry, superior product search and a gift-finder service, makes iBaby convenient for new and expectant parents. iBaby had 24 full-time employees as of October 31, 1998. In connection with and subject to this offering, iVillage anticipates exercising its right to acquire the minority interest in iBaby. Please see Note 11 of Notes to iVillage's Consolidated Financial Statements.

     iBaby targets parents through newsletters, message boards, content integration, banner ads and key word buys. iBaby has distribution agreements with portals such as AOL and the Microsoft Network.

     Online orders are taken 24 hours a day, seven days per week and products are shipped within 48 hours of placement of most orders. Substantially all of iBaby's products are currently sourced through Kid's Warehouse. Although iBaby holds no inventory, iVillage anticipates that it may maintain in the future an inventory of a small amount of the most popular products.

MERCHANT ALLIANCE PROGRAMS

     iVillage receives a fixed fee and commerce revenues through agreements with leading merchants who receive exposure through banner advertising, editorial integration and newsletters. iVillage currently has alliances with companies such as Amazon.com, Inc., N2K Inc. and 1-800-Flowers, Inc. Contracts with such merchants generally provide for one- or two-year terms.

                                   ALLIANCES

     iVillage pursues strategic relationships to increase its access to online customers, build brand recognition and expand iVillage's online presence. Historically, iVillage has pursued strategic alliances to reach online customers.

iVillage currently plans to shift its focus to building offline brand recognition and to increasing its access to offline customers. iVillage's principal strategic alliances and relationships include the following:

MEDIA ARRANGEMENT

     In November 1998, iVillage entered into an agreement with NBC pursuant to which NBC will promote iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In addition, NBC has agreed to promote the content centers programmed by iVillage on Snap LLC ("Snap"). In exchange for such advertising, iVillage has agreed to issue NBC shares of Series E Convertible Preferred Stock (or shares of Common Stock after this offering) equal to the value of such advertising spots. NBC will have the option to provide iVillage with additional advertising spots and to receive additional shares of stock at predetermined exercise prices, which may result in significant non-cash charges in the future. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events".

SPONSORSHIP ARRANGEMENTS

     In October 1998, iVillage entered into a two-year agreement with AT&T pursuant to which AT&T will be the exclusive provider of telecommunications services on iVillage.com. iVillage will promote and market certain AT&T telecommunication services that combine Web-based services with both traditional and non-traditional (e.g., Internet Protocol) communication services on its Web sites. In return, AT&T will display a text link for iVillage.com on the AT&T WorldNet Service and promote and market iVillage.com through AT&T television, mass media marketing or other mass media.

     iVillage entered into an Online Services Agreement with Charles Schwab & Co., Inc. ("Schwab") in December 1997, pursuant to which Schwab was granted the right to an exclusive sponsorship of the brokerage and mutual fund areas on armchairmillionaire.com, the co-branded site developed by iVillage and Intuit. iVillage and Schwab also developed The Investor Center, a co-branded site, located within armchairmillionaire.com. The agreement's term is for a period of three years; however, Schwab may terminate the agreement by providing notice to iVillage at least ninety days prior to each one-year anniversary of the agreement.

     iVillage entered into a one-year agreement with Amazon.com, Inc. in February 1998, pursuant to which Amazon.com, Inc. was granted the right to become the exclusive book sponsor and retailer throughout the iVillage.com network. In addition, iVillage.com users are offered book-related features and content across all the iVillage.com channels. Each of the channels provides recommended reading lists, book reviews, online book chats and access to an interactive Book Club. The agreement may be renewed for additional 12-month periods upon the mutual agreement of iVillage and Amazon.com, Inc.

DISTRIBUTION ARRANGEMENTS

     iVillage believes that its most effective means of generating traffic and building brand recognition has resulted from its online media and distribution relationships. iVillage considers branding an important aspect of its distribution arrangements and seeks distribution relationships where its brand is promoted. iVillage has also entered into distribution and content relationships with most of the major portals on the Internet.

     iVillage and Snap, a search and aggregation portal site on the Web, entered into a two-year promotion agreement in November 1998, pursuant to which iVillage has been granted the exclusive right to program the content portals on the front pages of the Health Center, with health-related content from iVillage.com and Snap's Family Center and with content from Parent Soup. Snap may in its discretion, promote iBaby throughout the Kids and Family, Health, Living and Shopping channels. In addition, iVillage's health channel and Parent Soup content and links will be included as an initial default option for Snap's "My Snap!" personalized home page. Snap is required to deliver a minimum number of impressions during the term of the agreement and Snap's ability to display content promoting other health and parenting sites is limited.

     In July 1997, iVillage entered into a strategic alliance with AOL pursuant to an interactive services agreement, which provides, among other things, for iVillage to have three anchor tenant positions on three channels of the AOL service (Lifestyle, Health and Family), participate in a variety of banner advertising opportunities and be assigned specific keywords within the AOL service. iVillage pays AOL a carriage fee and AOL guarantees iVillage a minimum number of impressions per year. In addition, the contract provides that AOL is entitled to a portion of advertising revenues from certain pages on iVillage.com, which to date has been immaterial. The agreement terminates in February 1999 and is renewable by either party for a successive one-year term. Please see "Risk Factors--Our Dependence on AOL".

CONTENT CHANNELS

     iVillage has entered into agreements with third parties in order to expand its channel offerings. Such agreements provide iVillage with a cost-effective means of acquiring content and provides iVillage's users with high utility.

     In June 1998, iVillage entered into an agreement with Intel Corporation ("Intel"), pursuant to which Intel purchased shares of iVillage's Series D Convertible Preferred Stock. iVillage agreed to use the proceeds from Intel's purchase of Series D Convertible Preferred Stock to add new features to the site, such as a health profiling tool, personal home health pages and a ranking of health organizations. Personal Health Profile, which was introduced in June 1998, allows users to assess potential health risks by entering lifestyle and hereditary information. Customized information, from risk rankings to a disease screening guide to tips for improving one's "Health Quotient", is bundled with a Reuters news feed tailored to specific conditions and health interests. iVillage plans to provide users with their own password-protected sites designed to deliver to each user timely, comprehensive information on issues that directly impact the user's personal health. In addition, iVillage.com's health channel now lists health plan quality rankings by J.D. Power & Associates.

     In September 1997, iVillage entered into an agreement with Intuit Inc. to develop, launch and maintain armchairmillionaire.com, an interactive online financial education and planning service. By accessing the Armchair Millionaire Plan by Intuit Inc., users can customize their retirement plans and refer to a model portfolio to chart their savings progress.

                     SALES, MARKETING AND PUBLIC RELATIONS

SALES

     As of October 31, 1998, iVillage had a direct sales organization, consisting of 13 sales professionals with an average of 15 years of experience, nine of whom were hired since April 1998 and 23 sales operations staff. iVillage's sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of bridge sites, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Ten sales professionals focus on sponsorship relationships and two are responsible for banner advertising. iVillage generally seeks to hire individuals with significant experience in selling advertising and preexisting relationships with advertisers in a variety of media.

MARKETING AND PUBLIC RELATIONS

     iVillage employs a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations, cable television cross promotional arrangements to secure advertising and other promotional considerations. iVillage distributes promotional materials at selected targeted events (such as PTA conferences) and engages in an ongoing public relations campaign. To extend the iVillage.com brand, iVillage has also entered into several strategic alliances with offline partners. Please see "--Alliances". In addition, iVillage leverages other audience building strategies, including working closely with search engine submissions, news group postings and cross-promotion with affinity sites to properly index materials. iVillage's marketing department consisted of 26 marketing professionals as of October 31, 1998.

     iVillage has recently begun to market its brand offline. In November 1998, iVillage entered into an agreement with NBC, pursuant to which iVillage will receive advertising on the NBC network. iVillage has, from time to time, advertised on cable television in New York, San Francisco and Chicago and intends to advertise on the radio as well. iVillage focuses on leveraging its community leaders and membership for offline brand building and membership acquisition. iVillage plans to meet with local community leaders and leaders of local women's organizations to identify sponsorship and grassroots marketing opportunities. In addition, iVillage is identifying live events and conferences for sponsorships.

     iVillage's internal public relations staff oversees a comprehensive public relations program which iVillage believes is a key component of its marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/business and consumer audience, respectively. iVillage has developed a consumer outreach effort which centers on providing non-technology reporters with "news-you-can-use" information taken directly from iVillage.com, to demonstrate to readers/viewers the content's utility and service, and usage of and traffic to the network. iVillage has also implemented national long-lead consumer initiatives, such as radio media tours, regional broadcast media tours, consumer publicity of iVillage's Parent Soup book series and other related activities, and multiple daily media advisories sent to consumer outlets throughout the United States.

                            OPERATING INFRASTRUCTURE

     iVillage's operating infrastructure has been designed and implemented to support the reliable and swift delivery of millions of page views a day. Web pages are generated and delivered, in response to end-users requests, by any one of nearly 20 front-end Web and applications servers. Key attributes of this infrastructure include scalability, performance and service availability.

     iVillage makes its Web sites available through multiple servers. iVillage's servers run on the Sun Solaris and Microsoft NT operating systems and use Netscape Enterprise, Apachie and Microsoft Corporation's IIS Web server software.

     iVillage uses a variety of Web-based applications software to provide the services it offers. These currently include Verity, Inc. for full text search, Acuity Corporation (formerly iChat Inc.) for real-time chat, Proxicom, Inc. and Lundeen & Associates for message boards, Vignette Corporation's StoryServer for content management and Web publishing, NetPerceptions Inc. for collaborative filtering, NetGravity, Inc. for ad serving, Andromedia, Inc. for Web-traffic measurement, Informix Software Inc. for databases, Box Hill Systems Corp. and Legato Systems, Inc. for backups and recovery and Keynote Systems, Inc. for server performance monitoring. iVillage also contracts with WhoWhere? Inc. to provide HTML-based e-mail and personal home pages as a free service to its users.

     iVillage maintains all of its production servers at the New Jersey Data Center of Exodus Communications, Inc. ("Exodus"). iVillage's operations are dependent upon Exodus's ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

     Exodus provides a comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Exodus provides the means of connectivity for iVillage's servers to end-users via the Internet through multiple DS3 and OC12 connections. These connections link to many different parts of the Internet via a combination of public and private peering agreements. The facility is connected to two independent power grids, has two independent uninterruptible power supplies ("UPSs"), which are battery-powered, as well as two independent diesel generators designed to provide power to the UPS systems within seconds of a power outage. Please see "Risk Factors--Risks Associated with Technology and Technological Change" and "--Internet Security and Electronic Commerce Risks".

     All of iVillage's production data are copied to backup tapes each night and stored at a third party, off-site storage facility. iVillage is in the process of developing a comprehensive disaster recovery plan to respond to system failures. iVillage keeps all of its production servers behind firewalls for security purposes and does not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer Security Response Team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities.

                                  COMPETITION

     The market for members, visitors and Internet advertising is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. With no substantial barriers to entry, iVillage expects that competition will continue to intensify.

     iVillage believes that the primary competitive factors in creating community on the Internet are functionality, brand recognition, member affinity and loyalty, demographic focus, variety of value-added services, ease-of-use, quality of service, reliability and critical mass. Other companies or sites which are primarily focused on targeting women online are women.com, homearts.com, condenet.com and Oxygen Media's Web sites. iVillage will likely also face competition in the future from developers of Web directories, search engine providers, shareware archives, content sites, commercial online services, sites maintained by ISPs and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of iVillage's competitors. In addition, iVillage could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that iVillage's competitors and potential competitors will not develop communities that are equal or superior to those of iVillage or that achieve greater market acceptance than iVillage's community.

     iVillage also competes with traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. iVillage believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web sites, brand recognition, customer service, the demographics of iVillage's members and visitors, iVillage's ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by iVillage. iVillage believes that the number of Internet companies relying on Web-based advertising revenues will increase greatly in the future. Accordingly, iVillage will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on iVillage's business, results of operations and financial condition.

     Many of iVillage's current and potential competitors, including developers of Web directories and search engines, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than iVillage. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and ISPs, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of iVillage's current advertising customers and strategic partners also have established collaborative relationships with certain of iVillage's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that iVillage will be able to grow its memberships, traffic levels and advertiser customer-base at historical levels or retain its current members, traffic levels or advertiser customers, or that competitors will not experience greater growth in traffic than iVillage as a result of such relationships which could have the effect of making their Web sites more attractive to advertisers, or that iVillage's strategic partners will not sever or will elect not to renew their agreements with iVillage. There can be no assurance that iVillage will be able to compete successfully against its current or future competitors or that competitive pressures faced by iVillage will not have a material adverse effect on iVillage's business, results of operations and financial condition.

                   INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS
                                AND DOMAIN NAMES

     iVillage regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect its proprietary rights. iVillage strategically pursues the registration of its trademarks and service marks in the United States, and has applied for and obtained registration in the United States for certain of its trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which iVillage's products and services are made available online.

     iVillage has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While iVillage attempts to ensure that the quality of its brand is maintained by such licenses, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of iVillage's proprietary rights or reputation, which could have a material adverse effect on iVillage's business, financial condition and results of operations. There can be no assurance that the steps taken by iVillage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate iVillage's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against iVillage.

     iVillage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by iVillage and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, iVillage may be required to change its trademarks, alter its content and pay financial damages. There can be no assurance that such changes of trademarks, alteration of content or payment of financial damages will not adversely affect iVillage's business.


     iVillage's ability to use and successfully develop its channels will depend upon its ability to continue to use, develop and protect its proprietary marks. iVillage currently uses the term "better health" in connection with its online operation of a channel including information concerning health-related topics and iVillage, or HRS, the company iVillage acquired in May 1997, has made use of the term since 1996. iVillage currently holds the domain name "betterhealth.com". The Hospital of Saint Raphael (the "Hospital") owns federal trademark registrations for the marks "Better Health" and "St. Raphael's Better Health". On August 26, 1998, iVillage received notice from counsel for the Hospital objecting, among other things, to iVillage's use of the term "better health". iVillage has agreed in principle with the Hospital to phase out use of the term "better health" other than in a descriptive, non-trademark sense by March 31, 1999. iVillage is in the process of developing a new, proprietary brand for its channel concerning health-related matters.


     iVillage filed a service mark application for the mark "PARENTSPLACE.COM". On July 22, 1998, Jewish Family and Children's Services ("JFCS") filed a Notice of Opposition in the Trademark Trial and Appeal Board ("TTAB") of the U.S. Patent and Trademark Office. The TTAB improperly captioned the Opposition proceeding and forwarded the Notice to a prior attorney (not the attorney of record). The period to respond to the Notice passed before iVillage or its trademark counsel became aware of the Opposition proceeding. The TTAB was informed of its errors and indicated that it would recaption the Opposition proceeding, forward it to iVillage's trademark attorney and reset the date to respond. There has been no written confirmation from the TTAB of this proposed course of action. There can be no assurance that JFCS will not be successful in the Opposition proceeding, thus preventing iVillage from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that JFCS will not assert a claim to trademark rights against iVillage in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. iVillage is not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

     iVillage may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that iVillage will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                                HUMAN RESOURCES

     As of October 31, 1998, iVillage employed 193 full-time employees, of whom 64 were in sales and marketing, 59 were in editorial and community, 28 were in administration and 42 were in operations and support. As iVillage continues to grow and introduce more products, it expects to hire more personnel, particularly in the areas of product development and sponsorship. None of iVillage's current employees is represented by a labor union or is the subject of a collective bargaining agreement. iVillage believes that relations with its employees are good.

                                   FACILITIES

     iVillage is headquartered in New York, New York, where it leases an aggregate of approximately 31,000 square feet of space primarily in two buildings located across the street from each other. These leases are short term, expiring between 1999 and 2000, and cover three floors at 170 Fifth Avenue that are approximately 3,650 square feet each and two floors at 149 Fifth Avenue that are approximately 10,000 square feet each. iVillage currently anticipates that it will require additional space as more personnel are hired. iVillage is actively searching for larger space in New York City to serve as a permanent space for the long-term future of iVillage.

     iVillage leases approximately 3,370 square feet of space at 585 Grove Street, Herndon, Virginia where it houses part of the Health Channel staff. iVillage has closed this facility and currently plans to sublease the space until its lease expires on September 30, 2000. iVillage also leases a house in Palo Alto, California from a non-affiliated third party to provide its employees with housing on business trips to Silicon Valley. iVillage currently plans to terminate this lease. iVillage's lease for such space expires on August 31, 2001. In addition, iBaby is currently leasing approximately 5,115 square feet on a month-to-month basis at 8400 Miramar Road, San Diego, California.

                               LEGAL PROCEEDINGS

     iVillage is not currently subject to any material legal proceedings other than as set forth in "--Intellectual Property, Proprietary Rights and Domain Names". iVillage may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of November 30, 1998.

NAME                        AGE   POSITION
-------------------------   ---   ---------------------------------------------
Candice Carpenter........   46    Co-Chairperson of the Board and Chief
                                  Executive Officer

Nancy Evans..............   48    Co-Chairperson of the Board and Editor-
                                  in-Chief

Craig T. Monaghan........   41    Chief Financial Officer

Allison Abraham..........   36    Chief Operating Officer

John W. Glascott.........   45    Senior Vice President, Sponsorship

Caterina A. Conti........   36    General Counsel and Secretary

Sanjay Muralidhar........   36    Vice President, Finance and Assistant
                                  Secretary

Lennert J. Leader........   43    Director

Michael Levy.............   52    Director

Habib Kairouz............   32    Director

William L. Killen, Jr....   46    Director

Lori Koffman.............   39    Director

Philip Schlein...........   64    Director

     CANDICE CARPENTER is a founder of iVillage and has been Chairperson of the Board and Chief Executive Officer since inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc., shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to AOL and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

     NANCY EVANS is a founder of iVillage and has been Editor-in-Chief since inception in June 1995 and Co-Chairperson of the Board since December 1998.
Ms. Evans is primarily responsible for the editorial quality and content for all of iVillage's editorial products online, in print or on television. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

     CRAIG T. MONAGHAN has been Chief Financial Officer of iVillage since June 1998. From 1991 to June 1998, Mr. Monaghan held various positions at Reader's Digest Association Inc. ("Reader's Digest"), including Vice President and Treasurer, Vice President, Business Development and Controller, Reader's Digest Europe. Prior to joining Reader's Digest, Mr. Monaghan served as Director of International Finance and Director of Corporate Finance at Bristol-Myers Squibb Company. Mr. Monaghan received an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Engineering from Lehigh University.

     ALLISON ABRAHAM has been Chief Operating Officer since June 1998. From August 1996 to May 1998, Ms. Abraham was President and Chief Operating Officer of OnCart, an online grocery shopping service. From 1992 to 1996, she served as Vice President of Marketing for Ameritech Corporation, a telephone and cellular telecommunications company, as well as other sales and marketing positions. From 1988 to 1992, Ms. Abraham was employed by American Express Travel Related Services, where she focused on loyalty programs and new product development.
Ms. Abraham received an M.B.A. from The Darden School at the University of Virginia and a B.A. from Tufts University.

     JOHN W. GLASCOTT has been Senior Vice President, Sponsorship since April 1998. From September 1996 to March 1998, Mr. Glascott was Senior Vice President and Director of Corporate Marketing and Sales for Hearst Magazines. From August 1994 to September 1996, Mr. Glascott was a publisher and partner of SmartHealth at Meigher Communications L.P., a magazine publisher. Prior to such time, Mr. Glascott held various sales management positions at Whittle Communications L.P., a media company, from 1982 to 1994. Mr. Glascott received an M.B.A. from New York University and a B.A. from Ohio Wesleyan University.

     CATERINA A. CONTI has been General Counsel and Secretary since November 1998. From January 1998 to November 1998, Ms. Conti was a partner with the law firm of Orrick, Herrington & Sutcliffe LLP. From December 1995 to January 1998, she was an associate with the same firm. From September 1988 to December 1995, Ms. Conti was an associate with the law firm of Kelley, Drye & Warren LLP.
Ms. Conti received her J.D. from St. John's University School of Law and her B.S. from St. John's University.

     SANJAY MURALIDHAR has been Vice President, Finance and Assistant Secretary since September 1998. From 1992 to 1998, Mr. Muralidhar held various positions at Reader's Digest Association Inc., including Vice President, Finance-Reader's Digest U.S.A., Vice President, Controller of QSP Inc., a division of Reader's Digest and Director, Corporate Financial Planning. Prior to joining Reader's Digest, Mr. Muralidhar held various positions in Financial Analysis and Corporate Finance at Bristol-Myers Squibb Company between 1987 and 1992.
Mr. Muralidhar received an M.B.A. from the Wharton School at the University of Pennsylvania and a Bachelor of Commerce from Bombay University.

     LENNERT J. LEADER has been a director of iVillage since July 1998. Currently, Mr. Leader is President of America Online, Inc. ("AOL") Investments. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

     MICHAEL LEVY has been a director of iVillage since November 1998. Mr. Levy currently serves as President and Chief Executive Officer at Sportsline USA, Inc., a position he has held since February 1994. Prior to joining Sportsline USA, Inc., Mr. Levy was a private investor. Mr. Levy received a B.S. in Electrical Engineering from the Georgia Institute of Technology.

     HABIB KAIROUZ has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc. ("Rho"), an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

     WILLIAM L. KILLEN, JR. has been a director of iVillage since May 1997. He is the Vice President of New Media Development for Cox Enterprises, Inc. ("Cox"), a media company in

Atlanta, Georgia, a position he has held since 1995. He was previously Vice President of Planning and Analysis for Cox. He also serves on the Board of other private companies, including Digital Domain, Inc., Mpath Interactive, Inc., Optical Data Corp. and Telecom Towers, Inc. Mr. Killen holds an M.B.A. in Finance from the Wharton School at the University of Pennsylvania and a B.S.E.E. from Union College.

     LORI KOFFMAN has been a director of iVillage since May 1997. Since November 1996, Ms. Koffman has also served as a director of LifeCell Corporation, a tissue engineering firm, and serves as a director of numerous private companies. Ms. Koffman currently holds the position of Managing Director of Merchant Banking at Canadian Imperial Bank of Commerce ("CIBC") and has been with CIBC since 1995. She was employed at Lehman Brothers Inc. from 1984 to 1994, most recently as Senior Vice President of Merchant Banking. Ms. Koffman received an M.B.A. from the Wharton School at the University of Pennsylvania, an M.A. from the University of California at Berkeley and a B.A. from Tufts University.

     PHILIP SCHLEIN has been a director of iVillage since May 1996 and a Venture Partner in U.S. Venture Partners since 1985. From 1957 to 1985, Mr. Schlein held various positions with R.H. Macy Inc., most recently as President and CEO of Macy's California. Mr. Schlein served as director of R.H. Macy from 1979 to 1985 and of Apple Computer Inc. from 1979 to 1987. Mr. Schlein currently is a director of Ross Stores, Inc., ReSound Corporation, Quick Response Services, Burnham Pacific Properties, Inc., bebe Stores, Inc., Xoom.com Inc., Homegrocer.com Inc., Una Mas, Inc. and HomeChef Corporation. He also serves on the Advisory Boards of the Business School of California State University at San Francisco and the Retail Management Institute of Santa Clara University.
Mr. Schlein received a B.S. from the University of Pennsylvania.

                               BOARD COMPOSITION

     iVillage currently has authorized ten directors. In accordance with the terms of iVillage's Amended and Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999; Class II, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class III, whose term will expire at the annual meeting of stockholders to be
held in 2001. The Class I directors are                   and
                  , the Class II directors are                   ,
                  and                   and the Class III directors are Candice
Carpenter,                   and                   . At each annual meeting of
stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, iVillage's Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of iVillage. The composition of the Board of Directors is expected to change in connection with this offering. Please see "Certain Transactions".

     Each officer is elected by, and serves at the discretion of, the Board of Directors. Each of iVillage's officers and directors, other than nonemployee directors, devotes full time to the affairs of iVillage. iVillage's nonemployee directors devote such time to the affairs of iVillage as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of iVillage.

                                BOARD COMMITTEES

     The Audit Committee of the Board of Directors reviews the internal accounting procedures of iVillage and consults with and reviews the services provided by iVillage's independent accountants. The Audit Committee currently consists of William L. Killen, Jr. and Philip Schlein.

     The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all executive officers of iVillage, administers iVillage's stock option plan and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The Compensation Committee currently consists of Habib Kairouz, Lennert Leader and Lori Koffman. Except as set forth in "Certain Transactions", no interlocking relationships exist between iVillage's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

     The composition of the Audit Committee and the Compensation Committee is subject to change prior to completion of this offering.

                             DIRECTOR COMPENSATION

     Directors do not currently receive cash compensation from iVillage for their service as members of the Board of Directors, although they are reimbursed for certain expenses in connection with attendance at Board and Committee meetings. iVillage does not provide additional compensation for committee participation or special assignments of the Board of Directors. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's Common Stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan. Beginning on the date of this offering, nonemployee directors of iVillage will be eligible to receive nondiscretionary, automatic grants of options to purchase shares of iVillage's Common Stock pursuant to the 1999 Director Option Plan. Please see "--Stock Incentive Plans" and "Certain Transactions".

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1997 for iVillage's Chief Executive Officer and certain other executive officers of iVillage whose salary and bonus for such fiscal year were in excess of $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                 COMPENSATION
                                                                   AWARDS
                                                                 ------------
                                              ANNUAL             SECURITIES
                                           COMPENSATION          UNDERLYING
                                      -----------------------    OPTIONS/SARS
NAME AND PRINCIPAL POSITION           SALARY ($)    BONUS ($)       (#)
-----------------------------------   ----------    ---------    ------------
Candice Carpenter
  Chief Executive Officer..........    $266,250      $50,000        280,000(1)

Nancy Evans
  Editor-in-Chief..................     247,708       25,000             --

Robert Levitan
  President, Health Channel........     135,000       15,000         87,500(2)

Stephen Lake
  Vice President, Business
  Development......................     123,750       45,000        175,000(1)

Steven Elkes
  Vice President, Business
  Affairs..........................     135,000       40,000         85,000(1)

------------------

(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and vest 1/4 of the total after one year and 1/4 of the total at the end of each year thereafter.

(2) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and were fully vested on the date of grant.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to each of the Named Executive Officers for the year ended December 31, 1997. iVillage has never granted any stock appreciation rights.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                       ----------------------------------------------------------      ANNUAL RATES OF
                                      PERCENT OF TOTAL                                      STOCK
                       NUMBER OF       OPTIONS                                        PRICE APPRECIATION
                       SECURITIES     GRANTED TO          EXERCISE                           FOR
                       UNDERLYING     EMPLOYEES IN        PRICE PER                     OPTION TERM(5)
                        OPTIONS        FISCAL              SHARE       EXPIRATION    --------------------
NAME                   GRANTED (#)    YEAR (%)(3)         ($/SH)(4)      DATE         5%($)       10%($)
--------------------   -----------    ----------------    ---------    ----------    --------    --------
Candice Carpenter...     280,000(1)           9%            $1.70        9/8/04      $193,780    $451,589
Nancy Evans.........          --             --                --            --            --          --
Robert Levitan......      87,500(2)           3              1.70        9/8/04        60,556     141,122
Stephen Lake........     175,000(1)           6              1.70        9/8/04       121,112     282,243
Steven Elkes........      85,000(1)           3              1.70        9/8/04        58,826     137,090

------------------

(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and vest 1/4 of the total after one year and 1/4 of the total at the end of each year thereafter. In each case, vesting is subject to the optionee's continued employment with iVillage.

(2) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan and were fully vested on the date of grant.

(3) Based on options to purchase an aggregate of 3,163,680 shares of Common Stock granted under the 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan by iVillage in the year ended December 31, 1997 to employees of iVillage, including the Named Executive Officers.

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

(4) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Board of Directors.

(5) The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.

                         FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1997 by each of the Named Executive Officers. None of the Named Executive Officers exercised options in fiscal 1997.

                         FISCAL YEAR END OPTION VALUES

                                 NUMBER OF
                           SECURITIES UNDERLYING
                            UNEXERCISED OPTIONS
                         AT FISCAL YEAR-END (#)(1)
                       ------------------------------
NAME                   EXERCISABLE      UNEXERCISABLE
--------------------   -----------      -------------
Candice Carpenter...          --           280,000
Nancy Evans.........          --                --
Robert Levitan......          --                --
Stephen Lake........          --           175,000
Steven Elkes........      15,000            85,000

---------------------------

(1) All of the options have an exercise price equal to the fair market value of iVillage's Common Stock as of December 31, 1997 as determined by the Board of Directors. None of the Named Executive Officers held in-the-money options as of December 31, 1997.

                             STOCK INCENTIVE PLANS

1995 AMENDED AND RESTATED EMPLOYEE STOCK OPTION PLAN

     iVillage's 1995 Amended and Restated Employee Stock Option Plan (the "1995 Plan") provides for the grant of incentive stock options to employees (including employee directors) and non-qualified stock options to employees, nonemployee directors and consultants. A total of 4,540,500 shares of Common Stock have been reserved for issuance pursuant to the 1995 Plan. As of September 30, 1998, 125,000 shares had been issued upon the exercise of stock options granted under the 1995 Plan and 4,514,096 shares were subject to outstanding options. The 1995 Plan is administered by the Board of Directors and the Compensation Committee thereof. Options granted under the 1995 Plan will vest as determined by the Board, and may accelerate and become fully vested in the event of an acquisition of iVillage if so determined. The exercise price of options granted under the 1995 Plan will be as determined by the Board, although the exercise price of incentive stock options must be at least equal to the fair market value of iVillage's Common Stock on the date of grant. The Board of Directors may amend or modify the 1995 Plan at any time. The 1995 Plan will terminate in October 2005, unless terminated earlier by the Board of Directors.

1997 AMENDED AND RESTATED ACQUISITION STOCK OPTION PLAN

     iVillage's 1997 Amended and Restated Acquisition Stock Option Plan (the "1997 Plan") provides for the grant of incentive stock options to employees (including employee directors) and non-qualified stock options to employees, nonemployee directors and consultants. A total of 1,082,180 shares of Common Stock have been reserved for issuance pursuant to the 1997 Plan. As of September 30, 1998, no shares had been issued upon the exercise of stock options granted under the 1997 Plan and 1,082,180 shares were subject to outstanding options. The 1997 Plan is administered by the Board of Directors and the Compensation Committee thereof. Options granted under the 1997 Plan will vest as determined by the Board, and may accelerate and become fully vested in the event of an acquisition of iVillage if so determined. The exercise price of options granted under the 1997 Plan will be as determined by the Board, although the exercise price of incentive stock options must be at least equal to the fair market value of iVillage's Common Stock on the date of grant. The Board of Directors may amend or modify the 1997 Plan at any time. The 1997 Plan will terminate in May 2007, unless terminated earlier by the Board of Directors.

1999 EMPLOYEE STOCK OPTION PLAN

     iVillage intends to adopt the 1999 Employee Stock Option Plan (the "1999 Plan") which provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and for the granting to employees and consultants of nonstatutory stock options and stock purchase rights ("SPRs"). Unless terminated sooner, the 1999 Plan will terminate automatically in January 2009. Five percent of the shares of Common Stock outstanding at the end of each prior fiscal year will be reserved for issuance pursuant to the 1999 Plan.

     The 1999 Plan may be administered by the Board of Directors or a committee of the Board (the "Administrator"), which Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m). The Administrator has the power to determine the terms of the options or SPRs granted, including, but not limited to, the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Board has the authority to amend, suspend or terminate the 1999 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1999 Plan.

     Options and SPRs granted under the 1999 Plan are not generally transferable by the optionee, other than by will or the laws of descent and distribution, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1999 Plan must generally be exercised within three months of the end of optionee's status as an employee or consultant of iVillage, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten-year term. In the case of SPRs, unless the Administrator determines otherwise, the restricted stock purchase agreement shall grant iVillage a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with iVillage for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to iVillage. The repurchase option shall lapse at a rate determined by the Administrator.

     The exercise price of all incentive stock options granted under the 1999 Plan must be at least equal to the fair market value of the Common Stock on the date of grant, unless adjusted by the Administrator to the fair market value on the date of such adjustment if the fair market value of Common Stock shall have declined since the date the option was granted. The exercise price of nonstatutory stock options and SPRs granted under the 1999 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant, unless adjusted by the Administrator to the fair market value on the date of such adjustment if the fair market value of iVillage's Common Stock shall have declined since the date the option was granted. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of iVillage's outstanding capital stock or any parent or subsidiary, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1999 Plan may not exceed ten years.

     The 1999 Plan provides that in the event of a merger of iVillage with or into another corporation, a sale of substantially all of iVillage's assets or a like transaction involving iVillage, options may be granted with a per share exercise price of less than fair market value on the date of the grant and each option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercisable. If the administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

1999 DIRECTOR OPTION PLAN

     iVillage intends to adopt the 1999 Director Option Plan (the "Director
Plan"), and will reserve a total of          shares of Common Stock for issuance
thereunder. On the date of each year's annual stockholders meeting, commencing with the 1999 annual meeting of stockholders, each nonemployee director will automatically be granted a nonstatutory option to purchase 5,000 shares of Common Stock, providing that he or she shall have served on the Board of Directors for at least the preceding six months. The exercise price of each of these options will be equal to fair market value of the Common Stock on the date of grant. Each option granted under the Director Plan will vest on a cumulative monthly basis over a four-year period. In the event of a change in control of iVillage, including a merger of iVillage with or into another corporation, or the sale of all or substantially all of the assets of iVillage, then all shares subject to options granted under the Director Plan will become fully vested and exercisable unless such options are assumed by the successor or acquiring company. In the event that a nonemployee director is involuntarily terminated following such an option assumption, such option becomes fully vested and exercisable. The Director Plan will terminate in December 2009, unless terminated earlier in accordance with the provisions of the Director Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

     iVillage intends to adopt the 1999 Employee Stock Purchase Plan (the
"Purchase Plan"), and will reserve a total of          shares of Common Stock
for issuance thereunder. No shares have been issued under the Purchase Plan to date. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), will be administered by the Board of Directors of iVillage or by the Compensation Committee. Under the Purchase Plan, iVillage will withhold a specified percentage (not to exceed 15%) of each salary payment to participating employees over certain offering periods. Any employee who is currently employed for at least 20 hours per week and for at least five consecutive months in a calendar year, with or by iVillage or by a majority-owned subsidiary of iVillage, will be eligible to participate in the Purchase Plan. Unless the Board of Directors or its committee determines otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence three months from the date of this prospectus. New 24-month offering periods will commence every six months thereafter. In the event of a change in control of iVillage, including a merger of iVillage with or into another corporation, or the sale of all or substantially all of the assets of iVillage, the offering and purchase periods then in progress will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which Common Stock will be purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with iVillage. The maximum number of shares that a participant may purchase on the last day of any offering period is determined by dividing the payroll deductions accumulated during the purchase period by the purchase price. However, no person may purchase shares under the Purchase Plan to the extent such person would own 5% or more of the total combined value or voting power of all classes of the capital stock of iVillage or of any of its subsidiaries, or to the extent that such person's rights to purchase stock under all employee stock purchase plans would accrue at a rate that exceeds $25,000 worth of stock for any calendar year. The Board of Directors may amend the Purchase Plan at any time. The Purchase Plan will terminate in December 2009, unless terminated earlier in accordance with the provisions of the Purchase Plan.

                              CERTAIN TRANSACTIONS

     In August 1995, iVillage issued to Candice Carpenter, Nancy Evans and Robert Levitan 2,000,005, 1,000,000 and 250,000 shares of Common Stock, respectively, at a purchase price of $.0005 per share. Ms. Carpenter and Ms. Evans currently serve as officers and directors of iVillage.

     In August 1995, iVillage entered into a promissory note agreement with AOL, a principal stockholder of iVillage, whereby iVillage issued a note in the principal amount of $500,000, with interest payable at the rate of 8% per annum (the "August 1995 Note").

     In September 1995, iVillage and AOL entered into a securities purchase agreement pursuant to which (i) iVillage issued 1,000,000 shares of Series A Convertible Preferred Stock to AOL in exchange for the cancellation of the August 1995 Note and the payment by AOL to iVillage of $496,494 and (ii) AOL agreed to make an additional loan to iVillage in the form of a Convertible Secured Note in an aggregate principal amount not to exceed $1 million (the "September 1995 Note"), whereby iVillage received $650,000. In connection with such agreement, iVillage also issued to AOL a stock subscription warrant representing the right to purchase 52,100 shares of iVillage's Series B Convertible Preferred Stock at an exercise price of $2.50 per share. In February 1996, the September 1995 Note was cancelled in exchange for a new Convertible Secured Note (the "February 1996 Note") in an aggregate principal amount not to exceed $1.75 million, whereby iVillage received $1.1 million. Upon completion of this offering, the Series A Convertible Preferred Stock will automatically convert into an aggregate of 1,000,000 shares of Common Stock.

     In September 1995, iVillage entered into an information provider agreement with AOL, whereby AOL agreed to carry iVillage's programming material on AOL for a period of one year. As a result of this agreement, AOL received a percentage of iVillage's revenues and paid iVillage a usage fee based upon hours of viewership of the iVillage site on the AOL network.

     In April 1996, iVillage issued to AOL a Promissory Note (the "April 1996 Note") in the principal amount of $500,000 with interest payable at the rate of 10% per annum.

     In May 1996, iVillage entered into another information provider agreement with AOL, pursuant to which AOL agreed to carry up to four additional iVillage channels for a period of two years. As an inducement to, and in consideration of, AOL entering into such agreement, iVillage issued to AOL a warrant to purchase 800,000 shares of Series B Convertible Preferred Stock at an exercise price of $2.50 per share.

     In May 1996, iVillage issued shares of Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock to certain investors, including AOL, at a purchase price of $2.50 per share. iVillage issued to AOL 797,130 shares of Series B Convertible Preferred Stock and 300,000 shares of Series B-1 Convertible Preferred Stock. iVillage issued such shares to AOL in exchange for the cancellation of the February 1996 Note and the April 1996 Note. Upon completion of this offering, the Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock will automatically convert into an aggregate of 5,431,222 shares of Common Stock.

     In February 1997, iVillage entered into a note and warrant purchase agreement with AOL and several other investors. iVillage issued to AOL a Convertible Secured Promissory Note (the "February 1997 Note") in an aggregate principal amount of $900,000. In connection with the issuance of these notes, iVillage issued a stock subscription warrant to AOL, representing the right to purchase 200,625 shares of Series C Convertible Preferred Stock at an exercise price of $1.954 per share.

     In April 1997, iVillage issued to AOL a Convertible Secured Promissory Note (the "April 1997 Note") in an aggregate principal amount of $1 million. In April 1997, AOL exchanged the February 1997 Note for an Amended and Restated Convertible Secured Promissory Note in an aggregate principal amount of approximately $1.3 million (the "Amended Note").

     In May 1997, iVillage issued shares of Series C Convertible Preferred Stock to certain investors, including AOL, CIBC Wood Gundy Ventures, Inc., Cox Interactive Media, Inc. and Rho Management Trust I, at a purchase price of $1.954 per share. AOL converted the Amended Note and a portion of the April 1997
Note in an aggregate principal amount of $200,000 for 793,245 shares of Series C Convertible Preferred Stock. Upon completion of this offering, the Series C Convertible Preferred Stock will automatically convert into an aggregate of 13,193,445 shares of Common Stock.

                                     NUMBER OF SHARES
                                      OF SERIES C
NAME OF INVESTOR                     PREFERRED STOCK
----------------------------------   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc...............       1,202,661
Rho Management Trust I............       3,070,624
Cox Interactive Media, Inc........       2,047,083
CIBC Wood Gundy Ventures, Inc.....       2,047,083

     In connection with the acquisition of Health ResponseAbility Systems, Inc. ("HRS") in May 1997, iVillage issued to AOL 609,000 shares of Common Stock for AOL's equity rights in HRS.

     In July 1997, iVillage entered into an interactive services agreement with AOL (the "AOL Agreement"), whereby iVillage received anchor tenant distribution within the AOL service. The AOL Agreement supersedes any prior services agreements between iVillage and AOL and expires February 28, 1999. However, both parties have a right to extend the agreement for an additional year. In consideration for AOL carrying certain channels of iVillage, iVillage received a guaranty of a minimum number of impressions per year. iVillage is obligated to pay AOL monthly payments and to make certain additional payments based on revenues and to provide in-kind commitments to AOL. Lennert Leader, a director of iVillage, currently serves as President of AOL Investments.

     In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation ("Tenet"), a principal stockholder of iVillage, whereby Tenet sponsored one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments.

     In December 1997, AOL converted its April 1997 Note in an aggregate principal amount of $800,000 into 409,416 shares of Series C Convertible Preferred Stock.

     In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement"), whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement expires on December 31, 1998. iVillage makes payments to AOL in monthly installments for AOL's promotion of the Company.

     In February 1998, iVillage issued 852,951 shares of Common Stock to Tenet.

     In February 1998, March 1998 and May 1998, iVillage issued shares of
Series D Convertible Preferred Stock to certain entities affiliated with directors of iVillage and certain 5% stockholders of iVillage at a purchase price of $2.50 per share. The number of shares of Series D Convertible Preferred Stock issued to each entity is set forth below. Upon completion of this offering, the Series D Convertible Preferred Stock will automatically convert into an aggregate of 13,000,000 shares of Common Stock.

                                     NUMBER OF SHARES
                                      OF SERIES D
NAME OF INVESTOR                     PREFERRED STOCK
----------------------------------   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc...............       1,200,000
Rho Management Trust I............       1,080,000
Cox Interactive Media, Inc........         400,000
CIBC Wood Gundy Ventures, Inc.....         400,000
OTHER 5% STOCKHOLDERS
Tenet Healthcare Corporation......       1,333,334

     On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage (the "Note") for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at September 30, 1998. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the Note mature on December 31, 2001. Borrowings made under the Note bear interest at 5.58% per annum and is payable on an annual basis on December 31 of each year commencing on December 31, 1998. The Note is secured by a pledge by Ms. Carpenter of 500,000 shares of Common Stock.

     In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media ("Cox"), a principal stockholder of iVillage, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on Cox Web sites to iVillage's network. William L. Killen, Jr., a director of iVillage, currently serves as Vice-President of New Media Development for Cox.

     In December 1998, iVillage issued shares of Series E Convertible Preferred Stock to certain entities affiliated with directors of the Company and certain 5% stockholders of the Company at a purchase price of $2.85 per share. The number of shares of Series E Convertible Preferred Stock issued to each entity is set forth below. Upon completion of this offering, the Series E Convertible Preferred Stock will automatically convert into an aggregate of 11,730,948 shares of Common Stock.

                                     NUMBER OF SHARES
                                     OF SERIES E
NAME OF INVESTOR                     PREFERRED STOCK
----------------------------------   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc...............        701,754
Rho Management Trust I............        477,079
Cox Interactive Media, Inc........        289,473
CIBC Wood Gundy Ventures, Inc.....        281,271
OTHER 5% STOCKHOLDERS
Tenet Healthcare Corporation......        701,754

     On September 19, 1995, Candice Carpenter, Nancy Evans and Robert Levitan (the "Depositors") and certain other stockholders executed a Voting Trust Agreement (the "Voting Trust Agreement") whereby each deposited his or her shares of Common Stock (the "Shares") with Ms. Carpenter, as trustee (the "Trustee"), in exchange for the receipt of voting trust certificates. The Voting Trust Agreement provides the Trustee with the unqualified right and power to vote and to act in the same manner as if she was the absolute owner of the Shares, except the Trustee has no rights with respect to any pledge or transfer of the Shares. The Depositors are entitled to all distributions paid upon the Common Stock and may transfer the voting trust certificates, subject to any other agreement restricting their transfer. The Voting Trust Agreement may be terminated by the Trustee 10 days after written notice of termination is mailed to the Depositors or by written agreement among all the Depositors.

     Pursuant to the Fourth Amended and Restated Stockholders' Agreement dated December 4, 1998, the holders of iVillage's Preferred Stock agreed to vote their shares to fix the number of directors at fifteen. Pursuant to this agreement, the board was to consist of one director designated by the holders of iVillage's Series A Convertible Preferred Stock; two directors to be designated by the holders of iVillage's Series B Convertible Preferred Stock; two directors to be designated by the holders of iVillage's Series C Convertible Preferred Stock; one director to be designated by the holders of iVillage's Series D Convertible Preferred Stock; one director to be designated by NBC; two directors to be designated by Candice Carpenter, Nancy Evans and Robert Levitan; one director to be designated jointly by the Chairman of the Board and all holders of iVillage's outstanding capital stock; one director to be designated by Rho Management
Trust I; and two directors (or two-sevenths of the Board of Directors if the Board consists of more than seven directors) to be designated by certain of the stockholders each of whom hold at least two and one-half percent of the outstanding capital stock of iVillage immediately prior to this offering, which right to designate shall commence upon this offering for a period of six months after this offering. The agreement terminates upon completion of an initial public offering at an offering price to the public of not less than $3.93 per share and with aggregate proceeds to iVillage of not less than $20,000,000.

     iVillage has entered into indemnification agreements with its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the Common Stock, as of December 4, 1998 and as adjusted to reflect the sale of Common Stock offered by iVillage hereby and conversion of all outstanding shares of Convertible Preferred Stock into shares of Common Stock, for (i) each person known by iVillage to beneficially own more than 5% of the Common Stock, (ii) each director of iVillage, (iii) each Named Executive Officer named in the Summary Compensation Table, and (iv) all directors and executive officers of iVillage as a group.

                                                                  PERCENTAGE OF SHARES
                                                                 BENEFICIALLY OWNED(1)
                                        SHARES        --------------------------------------------
                                      BENEFICIALLY      PRIOR TO                AFTER
                                         OWNED          OFFERING               OFFERING
                                      ------------    --------------------    --------------------
NAME OF BENEFICIAL OWNER(1)
America Online, Inc.(2) ...........     7,089,524             13.7%
  22000 AOL Way
  Dulles, Virginia 20166-9323

CIBC Wood Gundy Ventures, Inc. ....     2,728,354              5.4
  425 Lexington Avenue
  New York, New York 10017

Cox Interactive Media, Inc. .......     2,736,556              5.4
  1400 Lake Hearn Drive
  Atlanta, Georgia 30319

Rho Management Trust I ............     4,627,703              9.1
  767 Fifth Avenue
  New York, New York 10153

Tenet Healthcare Corporation ......     2,888,039              5.7
  3820 State Street
  Santa Barbara, California 93105

Candice Carpenter(3)...............     2,070,005              4.1

Nancy Evans(4).....................     1,000,000              2.0

Habib Kairouz(5)...................     4,627,703              9.1

William L. Killen, Jr.(6)..........     2,736,556              5.4

Lori Koffman(7)....................     2,728,354              5.4

Lennert J. Leader(8) ..............     7,089,524             13.7

Michael Levy(9)....................       100,000                *

Philip Schlein(10).................        33,000                *

Steven Elkes(11)...................        32,500                *

Stephen Lake(12)...................        43,750                *

Robert Levitan(13).................       362,500                *

All directors and executive            20,385,142             39.2
  officers as a group (13
  persons)(14) ....................

------------------------------

  *  Represents beneficial ownership of less than one percent of the Common
Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o iVillage Inc., 170 Fifth Avenue, New York, New York 10010. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

     respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding used in calculating the percentage for each listed person includes the shares of Common Stock underlying options or warrants held by such person that are exercisable within 60 days of December 4, 1998, but excludes shares of Common Stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 50,692,771 shares of Common Stock outstanding as of December 4, 1998 (after giving effect to the conversion
     of the Convertible Preferred Stock) and         shares of Common Stock
     outstanding after completion of this offering.

 (2) Includes 1,052,725 shares of Common Stock issuable upon the exercise of warrants.

 (3) Includes 70,000 shares of Common Stock issuable upon the exercise of stock options. Excludes 670,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days after December 4, 1998.

 (4) Excludes 230,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days after December 4, 1998.

 (5) Consists of 4,627,703 shares of Common Stock beneficially owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares of Common Stock beneficially owned by Rho Management Trust I.

 (6) Consists of 2,736,556 shares of Common Stock beneficially owned by Cox Interactive Media, Inc. Mr. Killen disclaims beneficial ownership of the shares of Common Stock beneficially owned by Cox Interactive Media, Inc.

 (7) Consists of 2,728,354 shares of Common Stock beneficially owned by CIBC Wood Gundy Ventures, Inc. Ms. Koffman disclaims beneficial ownership of the shares of Common Stock beneficially owned by CIBC Wood Gundy Ventures, Inc.

 (8) Consists of 7,089,524 shares of Common Stock beneficially owned by America Online, Inc., including 1,052,725 shares of Common Stock issuable upon the exercise of warrants. Mr. Leader disclaims beneficial ownership of the shares of Common Stock beneficially owned by America Online, Inc.

 (9) Consists of 100,000 shares of Common Stock issuable upon the exercise of stock options.

(10) Consists of 33,000 shares of Common Stock issuable upon the exercise of stock options. Excludes 42,000 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days after December 4, 1998.

(11) Consists of 32,500 shares of Common Stock issuable upon the exercise of stock options. Excludes 117,500 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days of December 4, 1998.

(12) Consists of 43,750 shares of Common Stock issuable upon the exercise of stock options. Excludes 156,250 shares of Common Stock issuable upon the exercise of stock options that do not vest within 60 days after December 4, 1998.

(13) Consists of 250,000 shares of Common Stock and 112,500 shares of Common Stock issuable upon the exercise of stock options.

(14) See notes 3 through 10 above.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

     iVillage's Amended and Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 65,000,000 shares of Common Stock, par value $0.0005 per share, and 5,000,000 shares of preferred stock, par value $0.0005 per share, the rights and preferences of which may be established from time to time by iVillage's Board of Directors. As of December 4, 1998, 6,337,156 shares of Common Stock were outstanding and 43,702,139 shares of Convertible Preferred Stock convertible into 44,355,615 shares of Common Stock upon the completion of this offering were issued and outstanding. As of December 4, 1998, iVillage had 72 stockholders.

                                  COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of Preferred Stock issued after the sale of the Common Stock offered hereby may be entitled, holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Please see "Dividend Policy". In the event of a liquidation, dissolution or winding up of iVillage, holders of Common Stock would be entitled to share in iVillage's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock offered by iVillage in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of Preferred Stock, which iVillage may designate in the future.

                                PREFERRED STOCK

     Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of Preferred Stock, $0.0005 par value per share, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. Issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any shares of Preferred Stock.

                                    WARRANTS

     Upon the completion of this offering, iVillage will have outstanding warrants to purchase 1,277,996 shares of Common Stock at a weighted average exercise price of $2.18 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on their fair market value of iVillage's Common Stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from September 2000 to May 2003.

                              REGISTRATION RIGHTS

     Pursuant to the terms of the Fourth Amended and Restated Rights Agreement, as amended (the "Registration Rights Agreement"), after the closing of the offering, the holders of 40% of the outstanding shares of Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock) will be entitled to certain demand registration rights with respect to the registration of such shares under the Securities Act, subject to certain limitations, including the inclusion thereon of a minimum number of shares held by the initiating holders of the demand registration. iVillage is not required to effect (i) more than four such registrations pursuant to such demand registration rights; (ii) a registration during any period in which any other registration statement has been filed or has been declared effective within the prior 180 days; (iii) a registration within 60 days following the determination of the Board of Directors of iVillage to file a registration statement; or (iv) a registration for a period not to exceed 60 days, if the Board of Directors of iVillage has made a good faith determination that it would be seriously detrimental to iVillage or the holders of registration rights for a registration statement to be filed. In addition, one stockholder is entitled to one separate demand registration right with respect to the registration of its shares of Common Stock under the Securities Act, subject to the limitations set forth above. Furthermore, pursuant to the terms of the Registration Rights Agreement, after the closing of this offering, the holders of 51,870,766 shares of Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock) will be entitled to certain piggyback registration rights in connection with any registration by iVillage of its securities for its own account or the account of other securityholders. In the event that iVillage proposes to register any shares of Common Stock under the Securities Act, the holders of such piggyback registration rights are entitled to receive notice of such registration and are entitled to include their shares therein, subject to certain limitations.

     At any time after iVillage becomes eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require iVillage to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of Common Stock. iVillage is not required to effect more than one such registration in any six-month period.

     Each of the foregoing registration rights is subject to certain conditions and limitations, among them the right of the underwriters in any underwritten offering to limit the number of shares of Common Stock held by securityholders with registration rights to be included in such registration. The registration rights with respect to any holder thereof terminate when the shares held by such holder may be sold under Rule 144 during any three-month period. iVillage is generally required to bear all of the expenses of all such registrations, except underwriting discounts and commissions. Registration of any of the shares of Common Stock held by securityholders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration. The Registration Rights Agreement also contains a commitment of iVillage to indemnify the holders of registration rights, subject to certain limitations.

    CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUE

     Certain provisions of iVillage's Amended and Restated Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of iVillage. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of iVillage's Common Stock. Certain of these provisions allow iVillage to issue Preferred Stock without any vote or further action by the stockholders, eliminate the right of stockholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of iVillage. In addition, iVillage is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless:
(i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     iVillage's Amended and Restated Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of iVillage and may maintain the incumbency of the Board of Directors, as the classification of the Board of Directors generally increases the difficulty of replacing a majority of the directors. iVillage's Amended and Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting and iVillage's Bylaws eliminate the right of stockholders to call special meetings of stockholders. The Amended and Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of iVillage. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of iVillage. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding Common Stock.

     On September 19, 1995, Candice Carpenter, Nancy Evans and Robert Levitan (the "Depositors") executed a Voting Trust Agreement (the "Voting Trust Agreement") whereby each deposited his or her respective shares of Common Stock (the "Shares") with Ms. Carpenter, as trustee (the "Trustee"), in exchange for the receipt of voting trust certificates. The Voting Trust Agreement provides the Trustee with the unqualified right and power to vote and to act in the same manner as if she was the absolute owner of the Shares, except the Trustee has no rights with respect to any pledge or transfer of the Shares. The Depositors are entitled to all distributions paid upon the Common Stock and may transfer the voting trust certificates, subject to any other agreement restricting their transfer. The Voting Trust Agreement may be terminated by the Trustee 10 days after written notice of termination is mailed to the Depositors or by written agreement among all the Depositors.

                          TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for iVillage's Common Stock. Future sales of substantial amounts of iVillage's Common Stock in the public market or the availability of such shares for sale, could adversely affect the prevailing market price and the ability of iVillage to raise equity capital in the future.

     Upon the closing of this offering, iVillage will have an aggregate of shares of Common Stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options to purchase Common Stock.

     Of the              shares of Common Stock to be outstanding upon the
closing of this offering, the              shares offered hereby will be
eligible for immediate sale in the public market without restriction, unless the shares are purchased by "affiliates" of iVillage within the meaning of Rule 144
promulgated under the Securities Act of 1933. The remaining              shares
of Common Stock held by existing stockholders upon the closing of this offering will be "restricted securities", as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. All of our directors, officers and stockholders have agreed that, subject to certain limited exceptions, they will not sell, directly or indirectly, any Common Stock without the prior consent of the representatives of Goldman, Sachs & Co. for a period of 180 days from the date of this prospectus. Subject to the provisions of Rules 144, 144(k) and 701, additional shares totaling 50,692,771 will be available for sale in the public market (subject in the case of shares held by affiliates to compliance with certain volume restrictions) 180 days from the date of this prospectus.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been an affiliate of iVillage at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate of iVillage, such affiliates' holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of September 30, 1998, there were outstanding options to purchase 5,596,276 shares of Common Stock which will be eligible for sale in the public market from time to time subject to vesting and the expiration of lock-up agreements. As of September 30, 1998, there were outstanding warrants to purchase 1,277,996 shares of Common Stock which will be eligible for sale in the public market from time to time subject to the expiration of lock-up agreements and Rule 144. These stock options and warrants generally have exercise prices below the current market price of the Common Stock. The possible sale of a significant number of shares by the holders thereof may have an adverse effect on the price of the Common Stock.

     iVillage is unable to estimate the number of shares that will be sold under Rule 144, as this will depend on the market price for the Common Stock of iVillage, the personal circumstances of the sellers and other factors. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after this offering. Any future sale of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock offered hereby.

     iVillage will file a registration statement on Form S-8 under the
Securities Act to register the              shares of Common Stock reserved for
issuance under its 1995 Amended
and Restated Employee Stock Option Plan, 1997 Stock Acquisition Plan, 1999 Employee Stock Option Plan, 1999 Director Option Plan and 1999 Employee Stock Purchase Plan. As a result, shares issued upon exercise of stock options granted under the Stock Option Plan will be available, subject to special rules for affiliates, for resale in the public market after the effective date of such registration statement. Please see "Management--Stock Incentive Plans".

     Pursuant to the Fourth Amended and Restated Registration Rights Agreement, after the closing of this offering, subject to certain conditions, the holders of 47,120,561 shares of outstanding Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock) will be entitled to certain demand registration rights and the holders of 51,870,766 shares of outstanding Common Stock (including shares issuable upon the exercise of certain warrants to purchase Common Stock) will be entitled to certain piggyback registration rights. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by Affiliates). Please see "Description of Capital Stock--Registration Rights".

     Pursuant to the Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, subject to certain conditions, Candice Carpenter, Nancy Evans and Robert Levitan and the other stockholders of iVillage are limited in their ability to transfer their Common Stock and/or Preferred Stock of iVillage prior to the earlier to occur of this offering or a change of control.

     iVillage will issue 3,684,210 shares to NBC over the next three years pursuant to iVillage's agreement with NBC. Such shares will be entitled to certain demand and piggyback registration rights.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr LLP, Boston, Massachusetts. A partner of Orrick, Herrington & Sutcliffe LLP owns 13,229 shares of iVillage's Series C and Series E Convertible Preferred Stock.

                                    EXPERTS


     The consolidated balance sheets of iVillage Inc. and Subsidiaries as of December 31, 1996 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for the two years in the period ended December 31, 1997 and the six months ended December 31, 1995 and the balance sheets of Health ResponseAbility Systems, Inc. as of December 31, 1995 and 1996 and the statements of operations, stockholder's (deficit) equity and cash flows for the two years ended December 31, 1996 have been included in reliance on the reports of PricewaterhouseCoopers LLP, iVillage's independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     iVillage has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to iVillage and the shares to be sold in this offering, reference is made to the Registration Statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects a more complete description of the matter involved, and each such statement shall be deemed by such reference.

     You may read and copy all or any portion of the Registration Statement or any reports, statements or other information iVillage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. iVillage's Commission filings, including the Registration Statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

     iVillage intends to send to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited Consolidated Financial Statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS
                         iVILLAGE INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS



                                                                   PAGE(S)
                                                             -------------------

Report of Independent Accountants.........................                   F-2

Consolidated Balance Sheets at December 31, 1996 and 1997
  and September 30, 1998 (unaudited)......................                   F-3

Consolidated Statements of Operations for the period from
  July 1, 1995 (inception) to December 31, 1995 and the
  years ended December 31, 1996 and 1997 and the nine
  months ended September 30, 1997 and 1998 (unaudited)....                   F-4

Consolidated Statements of Stockholders' Equity for the
  period from July 1, 1995 (inception) to December 31,
  1995 and the years ended December 31, 1996 and 1997 and
  the nine months ended September 30, 1998 (unaudited)....                   F-5

Consolidated Statements of Cash Flows for the period from
  July 1, 1995 (inception) to December 31, 1995 and the
  years ended December 31, 1996 and 1997 and the nine
  months ended September 30, 1997 and 1998 (unaudited)....                   F-6

Notes to Consolidated Financial Statements................              F-7-F-20

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-21

Balance Sheets at December 31, 1995 and 1996 and May 29,
  1997 (unaudited)........................................                  F-22

Statements of Operations for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-23

Statements of Stockholder's (Deficit) Equity for the years
  ended December 31, 1995 and 1996 and the period ended
  May 29, 1997 (unaudited)................................                  F-24

Statements of Cash Flows for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-25

Notes to Financial Statements.............................             F-26-F-29

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.
             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Financial Information
  (unaudited).............................................                  F-30

Pro Forma Condensed Consolidated Statement of Operations
  for the year ended December 31, 1997 (unaudited)........                  F-31

Notes to Pro Forma Condensed Consolidated Financial
  Statements for the year ended December 31, 1997
  (unaudited).............................................                  F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
iVillage Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of iVillage Inc. and Subsidiaries (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1997 and the period from July 1, 1995 (inception) to December 31, 1995, in conformity with generally accepted accounting principles. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
July 17, 1998
                         iVILLAGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                                           PRO
                                                                                                          FORMA
                                                             DECEMBER 31,                                 AS OF
                                                     ----------------------------    SEPTEMBER 30,    SEPTEMBER 30,
                                                         1996            1997            1998             1998
                                                     ------------    ------------    -------------    -------------
                                                                                      (UNAUDITED)      (UNAUDITED)
                                                      ASSETS

Current assets:
Cash..............................................   $  2,101,779    $  4,334,721    $  8,767,570     $  40,767,570
Accounts receivable, less allowance of $0,
  $279,839 and $723,074 (unaudited),
  respectively....................................        535,620       2,199,520       2,854,181         2,854,181
Other current assets..............................        106,005         300,786         638,309           638,309
                                                     ------------    ------------    -------------    -------------
    Total current assets..........................      2,743,404       6,835,027      12,260,060        44,260,060

Fixed assets, net.................................        660,831       3,802,823       5,675,689         5,675,689
Prepaid distribution costs........................      1,034,838              --              --                --
Goodwill and intangible assets, net...............        557,597       5,598,233       5,366,506         5,366,506
                                                     ------------    ------------    -------------    -------------

    Total assets..................................   $  4,996,670    $ 16,236,083    $ 23,302,255     $  55,302,255
                                                     ------------    ------------    -------------    -------------
                                                     ------------    ------------    -------------    -------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses.............   $  1,378,008    $  3,989,945    $  8,951,322     $   8,951,322
Capital leases payable............................             --         247,943         217,136           217,136
Deferred revenue..................................        294,998       1,004,199       2,479,777         2,479,777
Other current liabilities.........................         64,236         332,531         326,582           326,582
                                                     ------------    ------------    -------------    -------------
    Total current liabilities.....................      1,737,242       5,574,618      11,974,817        11,974,817

Capital leases payable, net of current portion....             --         139,346          18,072            18,072
                                                     ------------    ------------    -------------    -------------
    Total liabilities.............................      1,737,242       5,713,964      11,992,889        11,992,889
                                                     ------------    ------------    -------------    -------------

Minority interest.................................             --              --         220,344           220,344

Commitments

Stockholders' equity:
Series A convertible preferred stock--par value
  $.0005, 1,000,000 shares authorized, issued and
  outstanding.....................................            500             500             500                --
Series B and B-1 convertible preferred stock--par
  value $.0005, 5,929,846 shares authorized,
  4,777,746 issued and outstanding................          2,389           2,389           2,389                --
Series C convertible preferred stock--par value
  $.0005, 13,528,765 authorized, 13,193,445 shares
  issued and outstanding shares...................             --           6,597           6,597                --
Series D convertible preferred stock--par value
  $.0005, 13,000,000 shares authorized, issued and
  outstanding (unaudited).........................             --              --           6,500                --
Series E convertible preferred stock--par value
  $.0005, 12,280,702 shares authorized, none
  issued and outstanding (unaudited)..............             --              --              --                --
Common stock, par value $.0005, 25,000,000,
  35,000,000 and 45,000,000 (unaudited) shares
  authorized, 3,450,005, 5,459,205 and 6,337,156
  (unaudited), issued and outstanding at
  December 31, 1996 and 1997 and September 30,
  1998, respectively, 65,000,000 shares
  authorized, 50,692,771 issued and outstanding
  pro forma (unaudited)...........................          1,725           2,730           3,169            25,347
Additional paid-in capital........................     14,575,067      43,196,116      76,783,926       108,777,734
Accumulated deficit...............................    (11,320,253)    (32,621,213)    (65,070,047)      (65,070,047)
Stockholders' notes receivable....................             --         (65,000)       (565,000)         (565,000)
Unearned compensation.............................             --              --         (79,012)          (79,012)
                                                     ------------    ------------    -------------    -------------
    Total stockholders' equity....................      3,259,428      10,522,119      11,089,022        43,089,022
                                                     ------------    ------------    -------------    -------------
    Total liabilities and stockholders' equity....   $  4,996,670    $ 16,236,083    $ 23,302,255     $  55,302,255
                                                     ------------    ------------    -------------    -------------
                                                     ------------    ------------    -------------    -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                JULY 1, 1995
                                                (INCEPTION)                                         NINE MONTHS ENDED
                                                     TO           YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                DECEMBER 31,    ---------------------------    ----------------------------
                                                    1995           1996            1997            1997            1998
                                                ------------    -----------    ------------    ------------    ------------
                                                                                                       (UNAUDITED)
Revenues.....................................   $        --     $   732,045    $  6,018,696    $  3,661,850    $  9,125,692
                                                ------------    -----------    ------------    ------------    ------------
Operating expenses:
  Production, content and product............       629,041       4,521,410       7,606,355       5,156,952      10,407,508
  Sales and marketing........................       329,213       2,708,779       8,770,581       5,399,027      19,930,698
  General and administrative.................       672,572       3,212,820      10,726,844       7,409,857      11,856,625
                                                ------------    -----------    ------------    ------------    ------------
    Total operating expenses.................     1,630,826      10,443,009      27,103,780      17,965,836      42,194,831
                                                ------------    -----------    ------------    ------------    ------------

Loss from operations.........................    (1,630,826)     (9,710,964)    (21,085,084)    (14,303,986)    (33,069,139)

Interest (expense) income, net...............        (6,745)         28,282        (215,876)       (205,426)        418,608
Loss on sale of Web site.....................            --              --              --              --        (164,558)
Minority interest............................            --              --              --              --         366,255
                                                ------------    -----------    ------------    ------------    ------------
Net loss.....................................   $(1,637,571)    $(9,682,682)   $(21,300,960)   $(14,509,412)   $(32,448,834)
                                                ------------    -----------    ------------    ------------    ------------
                                                ------------    -----------    ------------    ------------    ------------
Basic and diluted net loss per share.........   $     (0.50)    $     (2.97)   $      (4.55)   $      (3.28)   $      (5.21)
                                                ------------    -----------    ------------    ------------    ------------
                                                ------------    -----------    ------------    ------------    ------------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share.................     3,250,005       3,262,060       4,682,872       4,421,250       6,232,500
                                                ------------    -----------    ------------    ------------    ------------
                                                ------------    -----------    ------------    ------------    ------------
Pro forma basic and diluted net loss per
  share......................................                                  $      (0.88)                   $      (0.64)
                                                                               ------------                    ------------
                                                                               ------------                    ------------
Shares of common stock used in computing pro
  forma basic and diluted net loss per
  share......................................                                    24,307,540                      50,506,297
                                                                               ------------                    ------------
                                                                               ------------                    ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  CONVERTIBLE        CONVERTIBLE        CONVERTIBLE         CONVERTIBLE
                                PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK
                                   SERIES A       SERIES B AND B-1        SERIES C            SERIES D         COMMON STOCK
                               -----------------  -----------------  ------------------  ------------------  -----------------
                                SHARES    AMOUNT   SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT   SHARES    AMOUNT
                               ---------  ------  ---------  ------  ----------  ------  ----------  ------  ---------  ------
Balance at July 1, 1995
 (inception)
Issuance of common stock to
 founders.....................                                                                               3,250,005  $1,625
Issuance of Series A
 convertible preferred
 stock........................ 1,000,000   $500
Issuance of warrants in
 connection with interest on
 convertible notes............
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------
Balance at December 31,
 1995......................... 1,000,000    500                                                              3,250,005  1,625
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock in
 connection with
 acquisition..................                                                                                 200,000    100
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............                    4,777,746  $2,389
Issuance of stock options to
 consultants and directors....
Issuance of warrants to AOL
 for channel
 services.....................
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------
Balance at December 31,
 1996......................... 1,000,000    500   4,777,746  2,389                                           3,450,005  1,725
Issuance of common stock in
 connection with exercise of
 stock options................                                                                                 100,000     50
Notes receivable due from
 stockholders in connection
 with exercise of options.....
Issuance of Series C
 convertible preferred
 stock........................                                       13,193,445  $6,597
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock and
 options in connection with
 business acquisitions........                                                                               1,909,200    955
Issuance of stock options to
 consultants and directors....
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------
Balance at December 31,
 1997......................... 1,000,000    500   4,777,746  2,389   13,193,445  6,597                       5,459,205  2,730
Issuance of common stock for
 cash (unaudited).............                                                                                 852,951    426
Issuance of Series D
 convertible preferred stock
 (unaudited)..................                                                           13,000,000  6,500
Issuance of stock options to
 consultants and directors
 (unaudited)..................
Issuance of common stock in
 connection with exercise of
 stock options (unaudited)....                                                                                  25,000     13
Issuance of stock options in
 connection with business
 transactions (unaudited).....
Officer's loan receivable
 (unaudited)..................
Net loss (unaudited)..........
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------
Balance at September 30, 1998
 (unaudited).................. 1,000,000   $500   4,777,746  $2,389  13,193,445  $6,597  13,000,000  $6,500  6,337,156  $3,169
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ---------  ------


                                ADDITIONAL  STOCKHOLDERS'
                                  PAID IN      NOTES        UNEARNED     ACCUMULATED
                                  CAPITAL   RECEIVABLE     COMPENSATION    DEFICIT        TOTAL
                                ----------- -------------  ------------  ------------  ------------
Balance at July 1, 1995
 (inception)
Issuance of common stock to
 founders.....................                                                         $      1,625
Issuance of Series A
 convertible preferred
 stock........................  $   999,500                                               1,000,000
Issuance of warrants in
 connection with interest on
 convertible notes............        6,745                                                   6,745
Net loss......................                                           $ (1,637,571)   (1,637,571)
                                -----------   ---------      --------    ------------  ------------
Balance at December 31,
 1995.........................    1,006,245                                (1,637,571)     (629,201)
Issuance of warrants in
 connection with interest on
 convertible notes............       30,101                                                  30,101
Issuance of common stock in
 connection with
 acquisition..................      499,900                                                 500,000
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............   11,941,976                                              11,944,365
Issuance of stock options to
 consultants and directors....       62,007                                                  62,007
Issuance of warrants to AOL
 for channel
 services.....................    1,034,838                                               1,034,838
Net loss......................                                             (9,682,682)   (9,682,682)
                                -----------   ---------      --------    ------------  ------------
Balance at December 31,
 1996.........................   14,575,067                               (11,320,253)    3,259,428
Issuance of common stock in
 connection with exercise of
 stock options................       99,950                                                 100,000
Notes receivable due from
 stockholders in connection
 with exercise of options.....                $ (65,000)                                    (65,000)
Issuance of Series C
 convertible preferred
 stock........................   24,823,398                                              24,829,995
Issuance of warrants in
 connection with interest on
 convertible notes............      334,339                                                 334,339
Issuance of common stock and
 options in connection with
 business acquisitions........    3,297,967                                               3,298,922
Issuance of stock options to
 consultants and directors....       65,395                                                  65,395
Net loss......................                                            (21,300,960)  (21,300,960)
                                -----------   ---------      --------    ------------  ------------
Balance at December 31,
 1997.........................   43,196,116     (65,000)                  (32,621,213)   10,522,119
Issuance of common stock for
 cash (unaudited).............    1,666,240                                               1,666,666
Issuance of Series D
 convertible preferred stock
 (unaudited)..................   31,481,978                                              31,488,478
Issuance of stock options to
 consultants and directors
 (unaudited)..................      119,306                  $(79,012)                       40,294
Issuance of common stock in
 connection with exercise of
 stock options (unaudited)....       42,487                                                  42,500
Issuance of stock options in
 connection with business
 transactions (unaudited).....      277,799                                                 277,799
Officer's loan receivable
 (unaudited)..................                 (500,000)                                   (500,000)
Net loss (unaudited)..........                                            (32,448,834)  (32,448,834)
                                -----------   ---------      --------    ------------  ------------
Balance at September 30, 1998
 (unaudited)..................  $76,783,926   $(565,000)     $(79,012)   $(65,070,047) $(11,089,022)
                                -----------   ---------      --------    ------------  ------------
                                -----------   ---------      --------    ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                          JULY 1, 1995
                                          (INCEPTION)              YEAR ENDED                  NINE MONTHS ENDED
                                               TO                 DECEMBER 31,                   SEPTEMBER 30,
                                          DECEMBER 31,    ----------------------------    ----------------------------
                                              1995            1996            1997            1997            1998
                                          ------------    ------------    ------------    ------------    ------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
  Net loss.............................   $(1,637,571)    $ (9,682,682)   $(21,300,960)   $(14,509,412)   $(32,448,834)
  Adjustments to reconcile net loss to
    net cash used in operating
    activities:
      Expense recognized in connection
        with issuance of warrants and
        stock options..................         6,745           92,108       1,434,572       1,409,209         218,093
      Depreciation and amortization....        17,252          108,956       2,886,256       2,230,798       4,044,309
      Bad debt expense.................            --               --         746,589         550,000         455,000
      Loss on sale.....................            --               --              --              --         164,558
      Minority interest................            --               --              --              --        (366,255)
      Changes in operating assets and
        liabilities:
        Accounts receivable............            --         (528,968)     (2,410,489)     (1,140,706)     (1,097,896)
        Other current assets...........       (26,900)         (71,787)       (194,781)        (91,971)       (337,523)
        Accounts payable and accrued
          expenses.....................       255,616        1,034,070       2,609,437         175,480       3,459,616
        Deferred revenue...............            --          294,998         709,201         146,395       1,475,578
        Other liabilities..............            --           64,236         268,295         105,302          (5,949)
                                          ------------    ------------    ------------    ------------    ------------
          Net cash used in operating
            activities.................    (1,384,858)      (8,689,069)    (15,251,880)    (11,124,905)    (24,439,303)
                                          ------------    ------------    ------------    ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets.............      (103,511)        (665,148)     (4,001,052)     (3,822,055)     (3,753,413)
  Acquisitions of Web sites............            --               --      (2,865,000)     (2,825,000)       (520,000)
  Proceeds from the sale of Web site...            --               --              --              --         600,000
                                          ------------    ------------    ------------    ------------    ------------
          Net cash used in investing
            activities.................      (103,511)        (665,148)     (6,866,052)     (6,647,055)     (3,673,413)
                                          ------------    ------------    ------------    ------------    ------------

Cash flows from financing activities:
  Proceeds from convertible notes
    payable............................     1,150,000        1,800,000       3,775,000       3,775,000              --
  Proceeds from issuance of common
    stock..............................            --               --          37,500          37,500       1,709,166
  Proceeds from issuance of convertible
    preferred stock, net...............       500,000        9,494,365      21,054,995      17,582,987      31,488,480
  Principal payments on capital
    leases.............................            --               --        (516,621)       (384,405)       (152,081)
  Stockholders' notes receivable.......            --               --              --              --        (500,000)
                                          ------------    ------------    ------------    ------------    ------------
          Net cash provided by
            financing activities.......     1,650,000       11,294,365      24,350,874      21,011,082      32,545,565
                                          ------------    ------------    ------------    ------------    ------------
Net increase in cash for the period....       161,631        1,940,148       2,232,942       3,239,122       4,432,849
Cash, beginning of period..............            --          161,631       2,101,779       2,101,779       4,334,721
                                          ------------    ------------    ------------    ------------    ------------
Cash, end of period....................   $   161,631     $  2,101,779    $  4,334,721    $  5,340,901    $  8,767,570
                                          ------------    ------------    ------------    ------------    ------------
                                          ------------    ------------    ------------    ------------    ------------
Cash paid during the period for
  interest.............................   $        --     $         --    $     66,223    $     51,668    $     30,374
                                          ------------    ------------    ------------    ------------    ------------
                                          ------------    ------------    ------------    ------------    ------------


Supplemental disclosure of non-cash investing and financing activities:

    During 1995, 1996 and 1997, certain convertible notes were converted into preferred stock (see Note 8)

    During December 1996, the Company acquired ParentsPlace.com in exchange for the issuance of common stock (see Note 5)

    During 1997, the Company entered in capital leases for computer equipment totaling $1,015,460

    During 1997, the Company acquired several Web site assets through the issuance of stock (see Note 5)

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage and its subsidiaries ("iVillage" or the "Company") is engaged in the development of programming material for distribution through online service providers and the Internet and is involved in the sale of products through its Web sites. The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations or raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. During 1998, the Company has received additional financing of approximately $65.2 million through the issuance of Common Stock, Series D and Series E Convertible Preferred Stock (unaudited). Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1998. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2. SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

     To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship revenues are derived principally from contracts ranging from six to thirty-six months in which the Company commits to provide sponsors enhanced promotional opportunities beyond traditional banner advertising. Sponsorship agreements typically include the delivery of impressions, exclusive relationships and the design and development of customized bridge sites designed to enhance the promotional objective of the sponsor. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed provided that no significant Company obligations remain. To the extent that minimum guaranteed page deliveries are not met, the Company defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved. The portion of sponsorship revenues related to the up front customized design work, as specified in the contract, is recognized in the period in which the work is performed.

     Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant Company obligations remain. To the extent that minimum guaranteed page deliveries are not met, the Company defers recognition of the corresponding revenues until the guaranteed page deliveries are achieved. Sponsorship and advertising revenues were approximately 74% and 93% of total revenues for the years ended
December 31, 1996 and 1997, respectively.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     Sponsorship and advertising revenues include barter revenues, which is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the lower of the estimated fair value of the advertisements received or delivered and are recognized when the advertisements are run on the Company's Web sites. Barter expenses are recorded when the Company's advertisements are run on the reciprocal Web sites, which is typically in the same period as when advertisements are run on the Company's Web sites. Barter revenues represented 1% and 12% of total revenues for the years ended December 31, 1996 and 1997, respectively.

     Usage revenues received from America Online, Inc. ("AOL"), which totaled approximately $187,000 and $390,000 for the years ended December 31, 1996 and 1997, are derived from AOL customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site). As discussed in Note 4, the Company signed a new agreement with AOL during 1997 which eliminated future usage revenues.

     In 1996, no one advertiser accounted for greater than 10% of total revenues. In 1997, revenues from the Company's five largest advertisers accounted for approximately 26% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1996, four customers each represented greater than 10% of the net accounts receivable balance. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance.

ONLINE PRODUCT SALES (UNAUDITED)

     As discussed in Note 11, in April 1998, the Company acquired a majority interest in a subsidiary, iBaby, an online distributor of children's products. The Company recognizes revenue from product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is probable. Outbound shipping and handling charges are included in sales. The Company provides an allowance for sales returns, which have not been significant, based on historical experience. Total revenues of iBaby were approximately $1,445,439 for the period April 1998 (date of acquisition) through September 30, 1998.

FIXED ASSETS

     Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. Depreciation and amortization expense has been included in general and administrative expense.

GOODWILL AND INTANGIBLE ASSETS

     Goodwill and intangible assets consist of trademarks and the remaining excess purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit, generally between three and five years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense of goodwill and intangible assets for the year ended December 31, 1997 was approximately $1,100,000.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

INCOME TAXES

     The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CASH

     Cash includes money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash balances in a highly rated financial institution.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the useful lives and recoverability of fixed assets and capitalized software, goodwill and deferred tax assets.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 are unaudited but have been prepared in accordance with generally accepted accounting principles for interim financial statements and the rules of the Securities and Exchange Commission and do not include all disclosures required by Generally Accepted Accounting Principles for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

PRO FORMA INFORMATION (UNAUDITED)

     The pro forma balance sheet as of September 30, 1998 reflects the issuance/conversion of the following equity securities into an aggregate of 44,355,615 shares of Common Stock:

     (i) 1,000,000 shares of Series A Convertible Preferred Stock;

     (ii) 4,777,746 shares of Series B and B-1 Convertible Preferred Stock;

     (iii) 13,193,445 shares of Series C Convertible Preferred Stock;

     (iv) 13,000,000 shares of Series D Convertible Preferred Stock;

     (v) The issuance of 653,476 shares of Common Stock to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection; and

     (vi) The issuance for net proceeds of $32.0 million and subsequent conversion of 11,730,948 shares of Series E Convertible Preferred Stock.


     Excludes (a) such number of shares to be negotiated between the Company and iBaby prior to this offering that may be issuable in connection with the acquisition of the minority interest in iBaby and (b) 3,684,210 shares issuable to National Broadcasting Company, Inc. ("NBC") over the next three years pursuant to the Company's agreement with NBC, plus an option granted to NBC to purchase additional shares and (c) 2,500,000 shares issuable in connection with the acquisition of Knowledgeweb, Inc. d/b/a/ Astrology.Net and 450,000 shares issuable in conjunction with employment agreements with certain stockholders of Knowledgeweb, Inc.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 will be adopted by the Company at December 31, 1998. The Company does not expect the adoption of SFAS No. 131 to have an impact on the Company's results of operations, financial position or cash flows.

     In February 1998, FASB issued SFAS No. 132, "Employees' Disclosures about Pension and Other Postretirement Benefits" ("SFAS No. 132"), which revises employers' disclosures about pension and other postretirement benefit plans. SFAS No. 132 does not change the measurement or recognition of those plans. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company does not expect the adoption of SFAS No. 132 to have an impact on the Company's results of operations, financial position or cash flows.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1").
SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

3. FIXED ASSETS:

     Fixed assets consist of the following:

                                                                   DECEMBER 31,           SEPTEMBER 30,
                                                           ----------------------------   -------------
                                                               1996           1997            1998
                                                           ------------  --------------   -------------
                                                                                           (UNAUDITED)
Computer equipment.......................................  $    329,146  $    2,579,083    $ 5,284,727
Capitalized software.....................................       150,000       2,295,138      2,493,707
Furniture and fixtures...................................        89,138         283,024        957,864
Leasehold improvements...................................       218,785         462,262        636,622
                                                           ------------  --------------    -----------
                                                                787,069       5,619,507      9,372,920
  Less, accumulated depreciation and amortization........      (126,238)     (1,816,684)    (3,697,231)
                                                           ------------  --------------    -----------
                                                           $    660,831  $    3,802,823    $ 5,675,689
                                                           ------------  --------------    -----------
                                                           ------------  --------------    -----------

Depreciation and amortization of fixed assets was approximately $17,000, $109,000 and $1,780,000 for the periods ended December 31, 1995, 1996 and 1997, respectively.

4. RELATED-PARTY TRANSACTIONS:

     In September 1995, the Company entered into an information provider agreement with AOL, a holder of different classes of iVillage stock, whereby AOL had agreed to carry the Company's programming material on the AOL service for a period of one year. As a result of this agreement, AOL received a percentage, as defined, of the Company's revenue and paid the Company a usage fee based upon hours of viewership of the iVillage site on the AOL network.

     In May 1996, the Company entered into an information provider agreement with AOL whereby AOL agreed to carry up to four additional Company channels for a period of two years. In return, the Company issued to AOL 800,000 warrants convertible into Series B Convertible Preferred Stock at an exercise price of $2.50 per warrant. These warrants were valued at approximately $1.29 per share. The cost of the warrants was to be expensed over the life of each channel, however, the agreement was canceled in 1997; as a result the Company expensed the unamortized cost of these warrants ($1,034,838) in 1997. These warrants were recorded as prepaid distribution costs at December 31, 1996.

     In July 1997, the Company entered into an interactive services agreement with AOL (the "AOL Agreement"), whereby the Company has received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement expires February 28, 1999, however both parties have a right to extend the agreement. In consideration for AOL carrying certain channels of the Company, the Company receiving guaranteed
                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

impressions of at least 84,721,000 per year and other services, the Company is obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide $2,334,000 of in-kind commitments to AOL. The Company estimates that a significant portion of its traffic is derived from AOL and if the financial condition and operations of AOL were to deteriorate below critical levels, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's advertising revenues could be adversely affected. At December 31, 1997, the Company owed AOL approximately $947,000 in connection with the AOL Agreement and other expenses.

     During 1997, the Company has also sold banner advertisements to one of its investors generating revenues of approximately $19,000. As of December 31, 1997, the Company was due approximately $16,000 from this investor.

5. ACQUISITIONS:

     On December 9, 1996, the Company acquired all of the outstanding stock of ParentsPlace.com, an Internet content provider, in exchange for 200,000 shares of the Company's common stock valued at $500,000, or $2.50 per share. The cost of the acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:

Working capital..................................................................  $   (77,323)
Equipment........................................................................       19,726
Goodwill.........................................................................      557,597
                                                                                   -----------
                                                                                   $   500,000
                                                                                   -----------
                                                                                   -----------

     In May 1997, the Company completed the acquisition of Health ResponseAbility Systems, Inc. ("HRS"), an Internet content provider, in exchange for $2,600,000 in cash, 1,300,200 shares of the Company's common stock valued $2,210,340, or $1.70 per share, and cash amounts contingent on future performance levels of HRS and the Company. In addition, the Company issued to AOL 609,000 shares of common stock in exchange for the release of all equity rights in HRS held by AOL valued at $1,035,300.

     The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:


Working capital................................................................  $    (159,991)
Equipment and other assets.....................................................         50,300
Goodwill.......................................................................      5,955,331
                                                                                 -------------
                                                                                 $   5,845,640
                                                                                 -------------
                                                                                 -------------


     In January 1998, the Company agreed to pay $1,560,000 to the prior owners of HRS in settlement of the cash amounts contingent on future performance levels, as stipulated in the agreement for the acquisition of HRS, but not later than January 15, 1999. This amount was recorded as additional goodwill to be amortized over the remaining period of expected benefit.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of HRS had been consummated on January 1, 1996 and 1997. The acquisition of ParentsPlace.com would not have had a significant impact on the pro forma information. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.


                                                                           YEAR ENDED DECEMBER 31,
                                                                       --------------------------------
                                                                            1996             1997
                                                                       ---------------  ---------------
Revenues.............................................................  $     1,674,226  $     6,381,437
Net loss.............................................................  $   (12,092,617) $   (22,910,945)

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In September 1997, the Company acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for $125,000 and the issuance of options to purchase 125,000 shares of common stock of the Company at $1.70 per share. In addition, the Company was required to make additional bonus payments, based on a percentage of net revenues, as defined and based on the amount of StudentCenter page views. As discussed in Note 11, the Company sold the assets of StudentCenter in 1998 as part of the sale of About Work and paid $520,000 in connection with the bonus payments and the issuance of options to purchase 100,000 shares of common stock of the Company at $1.70 a share.

6. STOCK OPTION PLANS:

     1995 Amended and Restated Employee Stock Option Plan

     In 1995, the Company's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (the "ESOP"), which was amended in May 1997. The ESOP provides for the granting, at the discretion of the Stock Option Committee of the Board of Directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, as amended (the "Code"), to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 4,540,500.

     The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     1997 Amended and Restated Acquisition Stock Option Plan

     In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of: (i) the options that are intended to qualify as incentive stock options, within the meaning of the Code to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 825,180. In December 1998, the Board of Directors and stockholders of the Company resolved to increase the number of shares reserved for issuance under the Company's ASOP to 1,082,180 shares.

                         iVILLAGE INC. AND SUBSIDIARIES

     The exercise price of all stock options granted under the ASOP shall be determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     In September 1997, the SOC adjusted the exercise price of all outstanding options of the ESOP and ASOP from the original exercise price of $2.50 a share to $1.70 a share, based on the then determined current fair market value of the Company's common stock.

     As of December 31, 1997, an aggregate of 1,731,354 shares were available for future grants under the ESOP and the ASOP.

     Changes in options outstanding, the fair value per option and weighted average exercise price of stock option activity for the period from July 1, 1995 (inception) to December 31, 1995, the years ended December 31, 1996 and 1997 and the nine months ended September 30, 1998 are as follows:

                                                                            WEIGHTED      WEIGHTED
                                                                            AVERAGE       AVERAGE
                                                                            FAIR VALUE   EXERCISE PRICE
                                                                OPTIONS     PER OPTION   PER SHARE
                                                              -----------   ----------   --------------
Outstanding, July 1, 1995...................................           --     $   --         $   --
Granted.....................................................      326,000       0.26           1.05
Exercised...................................................           --         --             --
Canceled....................................................           --         --             --
                                                              -----------     ------         ------
Outstanding, December 31, 1995..............................      326,000       0.26           1.05
Granted.....................................................      762,146       0.70           1.55
Exercised...................................................           --         --             --
Canceled....................................................           --         --             --
                                                              -----------     ------         ------
Outstanding, December 31, 1996..............................    1,088,146       0.57           1.40
Granted.....................................................    3,163,680       0.49           1.70
Exercised...................................................     (100,000)      0.35           1.00
Canceled....................................................     (517,500)      0.51           1.28
                                                              -----------     ------         ------
Outstanding, December 31, 1997..............................    3,634,326       0.51           1.69
Granted (unaudited).........................................    3,423,630       0.53           1.96
Exercised (unaudited).......................................      (25,000)      0.87           1.70
Canceled (unaudited)........................................   (1,436,680)      0.46           1.71
                                                              -----------     ------         ------
Outstanding, September 30, 1998 (unaudited).................    5,596,276     $ 0.54         $ 1.88
                                                              -----------     ------         ------
                                                              -----------     ------         ------
Options exercisable at December 31, 1995....................           --     $   --         $   --
Options exercisable at December 31, 1996....................      106,500     $ 0.36         $ 1.21
Options exercisable at December 31, 1997....................      339,750     $ 0.57         $ 1.64
Options exercisable at September 30, 1998 (unaudited).......    1,589,676     $ 0.54         $ 1.72

     At December 31, 1997, the weighted average remaining contractual life of the options outstanding was approximately 7.17 years.

STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock-Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for
                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

awards in 1996 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                                                                             1996            1997
                                                                        --------------  ---------------
Net loss as reported..................................................  $   (9,682,682) $   (21,300,960)
Net loss pro forma....................................................  $   (9,767,859) $   (21,624,031)

     The fair value of each option grant is estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The values were obtained using assumptions which were arrived using information supplied by the Company. Changes in the information would affect the assumptions and the option prices derived from those assumptions. The weighted average assumptions used for grants made in 1996 and 1997 are as follows:

                                                                              OPTIONS GRANTED DURING
                                                                                        THE
                                                                              YEAR ENDED DECEMBER 31,
                                                                             -------------------------
                                                                               1996             1997
                                                                             --------         --------
Risk-free interest rate...................................................    6.10%            6.22%
Expected option life......................................................   5 years          5 years
Dividend yield............................................................     0.0%             0.0%

     In 1997, in connection with the exercise of options by former employees, the Company accepted two promissory notes, with recourse, from the former employees to cover the costs to exercise the options.

7. COMMITMENTS:

LEASES:

     The Company leases office space in New York, under non-cancelable operating leases expiring at various dates through August 2000. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 1997:

Year ending December 31:                                                              1997
---------------------------------------------------------------------------------  -----------
1998.............................................................................  $   415,180
1999.............................................................................      263,138
2000.............................................................................      111,223
2001.............................................................................           --
                                                                                   -----------
                                                                                   $   789,541
                                                                                   -----------
                                                                                   -----------

     Rent expense was approximately $37,000, $149,000 and $486,000 for the periods ended December 31, 1995, 1996 and 1997, respectively. In 1998, the Company entered into a lease agreement for additional office space in New York.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     At December 31, 1997, minimum future lease payments due under capital leases for computer equipment are as follows:

Period ending December 31,                                                            1997
---------------------------------------------------------------------------------  -----------
1998.............................................................................  $   288,412
1999.............................................................................      144,204
                                                                                   -----------
Total minimum lease payments.....................................................      432,616
Less: amount representing interest...............................................       45,327
                                                                                   -----------
Net minimum lease payments.......................................................      387,289
Less: current portion............................................................      247,943
                                                                                   -----------
Long-term portion................................................................  $   139,346
                                                                                   -----------
                                                                                   -----------

     Accumulated amortization on assets accounted for as capital leases amounted to approximately $301,000 as of December 31, 1997.

8. CONVERTIBLE NOTES

     In August 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $500,000. This note was converted into shares of Series A Convertible Preferred Stock ("Series A") in September 1995.

     In September 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $650,000 in 1995 and an additional $1,100,000 in 1996. In connection with this note, the Company issued warrants to purchase 52,100 shares of Series B Convertible Preferred Stock ("Series B") at $2.50 a share which resulted in an interest expense of $6,745 in 1995 and $30,101 in 1996.

     In 1996, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $1,800,000 inclusive of the $1,100,000 received from AOL as described above. These notes, as well as the $650,000 discussed above that was received in 1995, were converted into 980,000 shares of Series B.

     In 1997, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $3,775,000. In connection with these notes, the Company issued 335,313 warrants to purchase shares at $1.954 per share, which resulted in an interest charge of $334,339 in 1997. In 1997, these notes were converted into approximately 1.93 million shares of Series C Convertible Preferred Stock ("Series C").

9. CAPITAL STOCK

COMMON STOCK

     At December 31, 1997, the authorized capital stock of the Company consists of 35,000,000 shares of common stock, $0.0005 par value per share, and 25,000,000 shares of preferred stock, $0.0005 par value per share. The Board of Directors (the "Board") of the Company has the authority to issue preferred stock in series with rights and privileges determined by the Board. Upon formation of the Company, 3,250,005 shares of $.0005 par value common stock were issued to the founders.

PREFERRED STOCK

     In September 1995, the Company issued 1,000,000 shares of Series A through a private placement, in consideration for net proceeds of approximately $1,000,000, inclusive of the conversion of a $500,000 convertible note payable.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     In May 1996, the Company issued 4,777,746 shares of Series B and
Series B-1 Convertible Preferred Stock ("Series B-1") through a private placement in exchange for net proceeds of approximately $11,944,000 million, inclusive of the conversion of convertible notes payable in the amount of $2,450,000. The holder of Series B-1 has the same rights as the Series B holders, however, the Series B-1 holder does not have voting rights.

     In May 1997, the Company issued 11,003,067 shares of Series C through a private placement in exchange for net proceeds of approximately $20,550,000, inclusive of the conversion of convertible notes payable in the amount of approximately $2,975,000. In connection with the issuance of Series C, the Company will issue additional shares of common stock to Series B holders that had anti-dilution provisions, upon the conversion to common stock. The Company also issued 90,583 warrants to purchase shares of common stock at $.01 a share to the Company's placement agent in consideration for services provided in connection with the private placement.

     In December 1997, the Company issued an additional 2,190,378 shares of Series C through a private placement in exchange for net proceeds of approximately $4,280,000, inclusive of the conversion of an $800,000 convertible note payable.

     The holders of convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the Board. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company.

     In the event of liquidation, the holders of convertible preferred stock have a liquidation preference over holders of common stock, with holders of Series C and D having preference to Series A and B holders. Such preference is equal to the original cost of the respective class of preferred stock, plus any declared or unpaid dividends.

     All classes of convertible preferred stock are convertible into common stock at prices and at times subject to the provisions set forth in the Company's restated Certificate of Incorporation. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the convertible preferred stock will be automatically converted into common stock at the conversion rates as stated in the Company's restated Certificate of Incorporation. Convertible preferred stockholders maintain voting rights equivalent to the number of shares of common stock on an as if converted basis.

     As discussed in Note 4, Note 8 and above, as of December 31, 1997, the Company has 1,277,996 warrants outstanding with a weighted average exercise price of $2.18.

10. INCOME TAXES:

     The components of the net deferred tax asset as of December 31, 1996 and 1997 consists of the following:

                                                                             1996            1997
                                                                        --------------  ---------------
Operating loss carryforward...........................................  $    4,959,115  $    13,940,842
Depreciation and amortization.........................................           8,276          (50,508)
                                                                        --------------  ---------------
            Net deferred tax asset....................................       4,967,391       13,890,334
Less Valuation allowance..............................................      (4,967,391)     (13,890,334)
                                                                        --------------  ---------------
            Deferred tax asset........................................  $            0  $             0
                                                                        --------------  ---------------
                                                                        --------------  ---------------

     The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

     As of December 31, 1997, the Company has a net operating loss carryforward for federal income tax purposes of approximately $26,480,000 which expires in 2012. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

11. INTERIM FINANCIAL INFORMATION (UNAUDITED):

     Stock Issuances

     In February 1998, the Company issued 13,000,000 shares of newly issued Series D Convertible Preferred Stock in exchange for net proceeds of approximately $31,500,000.

     In February 1998, the Company issued 852,951 shares of common stock, in exchange for net proceeds of approximately $1,700,000.

     Acquisition of iBaby

     In April 1998, the Company entered into a joint venture agreement with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company has purchased 1,000,000 shares of iBaby (of the total 1,666,666 shares outstanding) for $1,350,000 and for the delivery of certain promotional rights, including impressions on the iVillage web site. The Company's equity ownership in iBaby may be altered due to various provisions included in the joint venture agreement including: (i) conversion of any convertible notes issued in connection with any bridge loan financing provided to iBaby by the Company, (ii) the issuance of iBaby shares upon exercise of stock options and grants of restricted stock, (iii) the Company's failure to meet certain promotional obligations or (iv) the occurrence of an initial public offering of the Company's stock or a merger, consolidation or sale transaction ("call event" or "put event").

     Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into the Company's financial statements, as the Company holds a majority interest and control of iBaby.

     In connection with the formation of iBaby, iBaby entered into an inventory and services agreement with Kids Warehouse, the minority interest holder of iBaby. The agreement, dated April 8, 1998, has a one-year term and provides for Kids Warehouse to make available to iBaby at least $2,000,000 of inventory at wholesale value, as defined, for iBaby to sell to customers. In addition, Kids Warehouse is to stock and provide storage of iBaby inventory. In consideration for such services, iBaby is to pay Kids Warehouse an inventory fee, as defined, based on the cost of items sold by iBaby. This agreement is terminable at the sole option of iBaby.

     In connection with the joint venture agreement, the Company also entered into a rights agreement with the minority stockholders which provides for various rights including:

     o The right and option by the Company, exercisable upon the occurrence of a call or put event, to purchase all of the shares held by the minority stockholders ("call option"); and

     o The right and option by the minority stockholders, exercisable upon the occurrence of a put event, to require the Company to purchase the shares held by the minority stockholders ("put option").

     The purchase price of the shares held by the minority stockholders is defined in the agreement as the fair market value per share mutually agreed to by all parties.

     In 1998, the Board of Directors and stockholders of iBaby adopted the iBaby, Inc. 1998 Stock Option Plan ("iBaby SOP"). The iBaby SOP provides for the granting, at the discretion of the iBaby Stock Option Committee ("iBaby SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code to employees and (ii) options not intended to so qualify to
                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the iBaby SOP is 294,118.

     The exercise price of all stock options granted under the iBaby SOP is determined by the iBaby SOC at the time of grant. The maximum term of each option granted under the iBaby SOP is seven years from the date of grant. Options shall become exercisable at such times and in such installments as the iBaby SOC shall provide in the terms of each individual option.

     Under the iBaby SOP, options to purchase 105,059 shares of Common Stock were granted during the nine months ended September 30, 1998, with weighted average exercise prices of $2.49. As of September 30, 1998, 189,059 shares remain available for future grants.

     Sale of About Work

     In May 1998, the Company entered into a production and asset sale agreement for one of its content channels, About Work, in exchange for net proceeds of approximately $1,775,000, as adjusted. In connection with this sale, the Company recorded a loss of approximately $165,000.

     Officer's Loan Receivable

     In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its chief executive officer ("CEO"). The Note is collateralized by 500,000 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. The outstanding principal balance on the Note is payable on June 5, 2001. As of September 30, 1998, the CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity.

12. SUBSEQUENT EVENTS (UNAUDITED):

     (a) On November 11, 1998, the Company entered into an agreement with NBC pursuant to which NBC will promote the Company's Web site, iVillage.com, on television primarily during prime time programs, as well as through its web sites. The terms of the NBC agreement provide for the following:

         i. NBC to provide the Company with the use of advertising spots having an aggregate value of $3.5 million per annum over a three-year period. For each $3.5 million of advertising spots the Company will issue 1,228,070 shares of Series E Convertible Preferred Stock ("Series E") (or shares of Common Stock after this offering).

         ii. NBC will have the option, exercisable at its sole discretion, to provide the Company with additional spots having an aggregate value of $5 million for each of the three years. Upon exercise of NBC's option, the Company will issue shares of Series E (or shares of Common Stock after this offering), subject to anti-dilution protection, equal to the aggregate value of additional spots divided by $4.15 in the first year, $5.15 in the second year and $6.15 in the third year.

         iii. NBC may terminate the agreement in the event that a change of control of iVillage, as defined in the agreement, occurs involving a television broadcast network entity or its affiliate that directly competes with NBC.

         In accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services", the Company will record the value of spots to be received based on fair value of the stock provided to NBC or the fair value of the spots received whichever is
                         iVILLAGE INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

         more reliably measured, at the earlier of when the stock is provided to NBC or either a performance commitment by NBC is reached or the performance is complete. The amounts recorded prior to the receipt of the advertising spots will be classified on the balance sheet as deferred advertising costs with the offset to Series E (or common stock after the offering) and additional paid in capital. As the advertising spots are run, the Company will amortize the deferred advertising costs.

     (b) In December 1998, the Board of Directors and Stockholders of the Company increased the number of authorized shares of Common Stock to 65,000,000 shares and authorized 12,280,702 shares of Series E.

     (c) In December 1998, the Company issued 11,730,948 shares of Series E through a private placement in exchange for net proceeds of approximately $32,000,000. Holders of Series E have participating preferred rights, the same conversion and dividend rights as well as anti-dilution protection as those granted to all of the pre-existing holders of the Company's Convertible Preferred Stock. Holders of Series E have the same liquidation preference as the holders of Series C and D.

     (d) In December 1998, the Board of Directors and stockholders of the Company, authorized the Company's management to file a registration statement for an initial public offering of the Company's common stock.

     (e) In December 1998, the Board of Directors and stockholders of the Company opted to exercise the call option to acquire the minority interest in iBaby, subject to the Company's plan to file a registration statement for an initial public offering of the Company's common stock. The Company is in the process of engaging an investment banker to determine the fair market value of iBaby.


     (f) On January 4, 1999, the Company signed a letter of intent to acquire all of the outstanding capital stock of Knowledgeweb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 2.5 million shares of the Company's Common Stock and $1 million in cash.

                       REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors of iVillage Inc. and Subsidiaries:



In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's (deficit) equity and cash flows present fairly, in all material respects, the financial position of Health ResponseAbility Systems, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



                                          /s/ PRICEWATERHOUSECOOPERS LLP



New York, New York
December 23, 1998

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                                 BALANCE SHEETS



                                                                             DECEMBER 31,
                                                                     ----------------------------      MAY 29,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS
Current assets:
Cash..............................................................   $     91,265    $    188,696    $    205,641
Certificates of deposit...........................................        100,000         108,621              --
Accounts receivable...............................................             --         119,854           9,299
Other current assets..............................................             --           1,467              --
                                                                     ------------    ------------    ------------
    Total current assets..........................................        191,265         418,638         214,940
Fixed assets, net.................................................         35,092          22,806          48,044
Stockholder notes receivable......................................         20,000              --              --
Other assets......................................................          2,256           2,256           2,256
                                                                     ------------    ------------    ------------
    Total assets..................................................   $    248,613    $    443,700    $    265,240
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

                                 LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses.............................   $     50,626    $     74,863    $     61,269
Employee retirement plan payable..................................             --          71,000              --
Deferred revenue..................................................         33,333              --              --
Accrued interest..................................................         15,146          35,396          43,662
Note payable, less unamortized discount of $67,902, $13,580 and $0
  (unaudited) in 1995, 1996 and 1997, respectively................        202,098         256,420         270,000
                                                                     ------------    ------------    ------------
    Total current liabilities.....................................        301,203         437,679         374,931
                                                                     ------------    ------------    ------------

Commitments

Stockholder's (deficit) equity:
Common stock, par value $.01, 10,000 shares authorized, 1,000
  shares issued and outstanding...................................             10              10              10
Additional paid-in capital........................................        108,643         108,643         108,643
Accumulated deficit...............................................        (89,243)        (30,632)       (146,344)
Stockholder notes receivable......................................        (72,000)        (72,000)        (72,000)
                                                                     ------------    ------------    ------------
    Total stockholder's (deficit) equity..........................        (52,590)          6,021        (109,691)
                                                                     ------------    ------------    ------------
    Total liabilities and stockholder's (deficit) equity..........   $    248,613    $    443,700    $    265,240
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------



   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                            STATEMENTS OF OPERATIONS



                                                          YEAR ENDED DECEMBER
                                                                  31,                  PERIOD ENDED MAY 29,
                                                         ----------------------    ----------------------------
                                                           1995         1996          1996            1997
                                                         ---------    ---------    ------------    ------------
                                                                                           (UNAUDITED)
Revenues..............................................   $ 439,756    $ 942,181     $  362,769      $  362,741
                                                         ---------    ---------     ----------      ----------
Operating expenses:
  Production and content..............................      93,700      457,449        148,116         220,574
  Sales and marketing.................................       5,581       48,589         10,681           7,955
  General and administrative..........................     388,382      322,255         87,269         234,519
                                                         ---------    ---------     ----------      ----------
       Total operating expenses.......................     487,663      828,293        246,066         463,048
                                                         ---------    ---------     ----------      ----------
(Loss) income from operations.........................     (47,907)     113,888        116,703        (100,307)
Interest expense, net.................................     (52,205)     (55,277)       (17,492)        (15,405)
                                                         ---------    ---------     ----------      ----------
       Net (loss) income..............................   $(100,112)   $  58,611     $   99,211      $ (115,712)
                                                         ---------    ---------     ----------      ----------
                                                         ---------    ---------     ----------      ----------



   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY



                                          COMMON STOCK      ADDITIONAL                   STOCKHOLDER
                                        ----------------     PAID IN      ACCUMULATED      NOTES
                                        SHARES    AMOUNT     CAPITAL       DEFICIT       RECEIVABLE        TOTAL
                                        ------    ------    ----------    -----------    ------------    ---------
Balance at January 1, 1995...........   1,000      $ 10      $     --      $  10,869       $     --      $  10,879
Issuance of warrants to AOL in
  connection with note...............                         108,643                                      108,643
Stockholder notes receivable.........                                                       (72,000)       (72,000)
Net loss.............................                                       (100,112)                     (100,112)
                                        ------     ----      --------      ---------       --------      ---------
Balance at December 31, 1995.........   1,000        10       108,643        (89,243)       (72,000)       (52,590)
Net income...........................                                         58,611                        58,611
                                        ------     ----      --------      ---------       --------      ---------
Balance at December 31, 1996.........   1,000        10       108,643        (30,632)       (72,000)         6,021
Net loss (unaudited).................                                       (115,712)                     (115,712)
                                        ------     ----      --------      ---------       --------      ---------
Balance at May 29, 1997
  (unaudited)........................   1,000      $ 10      $108,643      $(146,344)      $(72,000)     $(109,691)
                                        ------     ----      --------      ---------       --------      ---------
                                        ------     ----      --------      ---------       --------      ---------



   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                            STATEMENTS OF CASH FLOWS



                                                                      YEAR ENDED
                                                                     DECEMBER 31,         PERIOD ENDED MAY 29,
                                                                ----------------------    ---------------------
                                                                  1995         1996         1996        1997
                                                                ---------    ---------    --------    ---------
                                                                                               (UNAUDITED)
Cash flows from operating activities:

  Net (loss) income..........................................   $(100,112)   $  58,611    $ 99,211    $(115,712)

  Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

       Depreciation..........................................      22,702       22,590       8,770       24,427

       Non-cash interest on note payable.....................      55,887       74,572      30,900       21,846

       Changes in operating assets and liabilities:

         Accounts receivable.................................          --     (119,854)    (50,002)     110,555

         Other assets........................................      (1,339)      (1,467)     (7,459)       1,467

         Stockholder notes receivable........................     (20,000)      20,000          --           --

         Deferred revenue....................................      33,333      (33,333)    (33,333)          --

         Accounts payable and accrued expenses...............      50,626       24,237     (35,234)     (13,594)

         Employee retirement plan payable....................          --       71,000          --      (71,000)
                                                                ---------    ---------    --------    ---------

           Net cash provided by (used in) operating
              activities.....................................      41,097      116,356      12,853      (42,011)
                                                                ---------    ---------    --------    ---------

Cash flows from investing activities:

  Certificates of deposit....................................    (100,000)      (8,621)     (5,586)     108,621

  Purchase of fixed assets...................................     (57,794)     (10,304)     (3,296)     (49,665)
                                                                ---------    ---------    --------    ---------

           Net cash (used in) provided by investing
              activities.....................................    (157,794)     (18,925)     (8,882)      58,956
                                                                ---------    ---------    --------    ---------

Cash flows from financing activities:

  Proceeds from note payable.................................     270,000           --          --           --

  Stockholder notes receivable...............................     (72,000)          --          --           --
                                                                ---------    ---------    --------    ---------

           Net cash provided by financing activities.........     198,000           --          --           --
                                                                ---------    ---------    --------    ---------

Net increase in cash for the period..........................      81,303       97,431       3,971       16,945

Cash, beginning of period....................................       9,962       91,265      91,265      188,696
                                                                ---------    ---------    --------    ---------

Cash, end of period..........................................   $  91,265    $ 188,696    $ 95,236    $ 205,641
                                                                ---------    ---------    --------    ---------
                                                                ---------    ---------    --------    ---------



   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS



1. ORGANIZATION AND BASIS OF PRESENTATION



     Health ResponseAbility Systems, Inc. (the "Company") was incorporated in the State of Virginia on August 22, 1994 and commenced operations on January 1, 1995. The Company is engaged in the development of health-related programming material for distribution through online service providers and the Internet.



     As discussed in Note 8, all of the outstanding shares of the Company were acquired by iVillage Inc. ("iVillage") on May 29, 1997. These financial statements do not include any adjustments in connection with the sale.



2. SIGNIFICANT ACCOUNTING POLICIES



REVENUE RECOGNITION



     The Company's revenues have been derived primarily from America Online, Inc. ("AOL") customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site) and reported to the Company by AOL. Usage revenues received from AOL totaled approximately $343,822 and $618,644 for the years ended December 31, 1995 and 1996, respectively. In addition, the Company has derived revenues from the design of customer web sites. Revenues from such design work is recognized over the term of service of each contract.



FIXED ASSETS



     Depreciation of computer equipment and software and furniture and fixtures is provided for by the straight-line method over their estimated useful lives ranging from three to five years. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. Depreciation expense has been included in general and administrative expense.



INCOME TAXES



     The Company has elected to be treated as an "S" corporation for both Federal and State of Virginia tax purposes. Accordingly, corporate income or loss is included in the stockholder's individual tax return based upon her ownership interest.





CASH



     Cash includes money market accounts and all highly liquid investments purchased with original maturities of three months or less. Certificates of deposit with maturities greater than three months are classified as such on the balance sheet. The Company maintains its cash balances in a highly rated financial institution.



CONCENTRATION OF CREDIT RISK



     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high-credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.



     AOL accounted for approximately 78% and 66% of revenue for the years ended December 31, 1995 and 1996, respectively, and approximately 63% of accounts receivable at December 31, 1996.



FAIR VALUE OF FINANCIAL INSTRUMENTS



     The carrying amounts of the Company's financial instruments, including cash, certificates of deposit, accounts receivable, accounts payable and accrued liabilities and note payable, approximate fair value because of their short maturities.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)





USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the valuation of the warrant issued and the useful lives and recoverability of fixed assets.



UNAUDITED INTERIM FINANCIAL STATEMENTS



     The financial statements as of May 29, 1997 and for the periods ended
May 29, 1996 and 1997 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.



COMPREHENSIVE INCOME



     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.



RECLASSIFICATIONS



     Certain reclassifications have been made to the prior year financial statements to conform to the current period presentation.



RECENT ACCOUNTING PRONOUNCEMENTS



     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS
No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosure prescribed by SFAS No. 131 is effective for the year ending December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of May 29, 1997.



     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)



3. FIXED ASSETS



     Fixed assets consist of the following:



                                                                   DECEMBER 31,              MAY 29,
                                                           ----------------------------   -------------
                                                               1995           1996            1997
                                                           ------------  --------------   -------------
                                                                                           (UNAUDITED)
Computer equipment and software..........................  $     45,195  $       54,775    $    70,992
Furniture and fixtures...................................        12,682          13,406         45,454
                                                           ------------  --------------    -----------
                                                                 57,877          68,181        116,446
Less, accumulated depreciation...........................       (22,785)        (45,375)       (68,402)
                                                           ------------  --------------    -----------
                                                           $     35,092  $       22,806    $    48,044
                                                           ------------  --------------    -----------
                                                           ------------  --------------    -----------



Depreciation of fixed assets was approximately $22,702 and $22,590 for the years ended December 31, 1995 and 1996, respectively.



4. RELATED-PARTY TRANSACTIONS



     In January 1995, the Company loaned $29,700 to its sole stockholder who also serves as an officer to the Company (the "Stockholder"). Interest is payable annually at the rate of 7.92% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.



     In February 1995, the Company loaned $20,000 to the Stockholder. Interest is payable annually at the rate of 7.96% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.



     In May 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 7.12% per annum. The principal balance and interest due on this note was repaid in full in July 1996.



     In June 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 6.83% per annum. The principal balance and interest due on this note was repaid in full in July 1996.



     In December 1995, the Company loaned $22,300 to the Stockholder. Interest is payable annually at the rate of 5.91% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.



     In 1995, the Company entered into a consultant agreement with the spouse of the Stockholder, in which the Company paid the consultant $80,000 during the year. In 1996, this consultant became an officer of the Company.



5. AOL NOTE PAYABLE



     In April 1995, the Company entered into a promissory note agreement with AOL whereby the Company received cash of $270,000 ("AOL Note"). Interest, at a rate of 7.5% per annum, and principal, are payable on the earlier of demand or April 2005. If payment is demanded, then such payment will be payable in 24 equal monthly installments of principal and interest beginning on the fifth day following such demand.



     In connection with the AOL Note, the Company issued a warrant (the "AOL Warrant") to purchase a certain amount of shares of the Company's preferred stock at a certain exercise price, both of which are based on a formula in the warrant agreement. The Company recorded an unamortized discount of $108,643 which has been amortized as interest expense using the interest method. The AOL Warrant was valued using the Black-Scholes option pricing model. As discussed in
Note 8, the AOL Note and the AOL Warrant were cancelled as part of the sale of the Company in May 1997.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)



     Interest expense, including amortized disount related to the issuance of the AOL Warrant, charged to operations for the year ended December 31, 1995 and 1996 was $55,887 and $74,572, respectively.



6. COMMITMENTS



LEASES



     The Company leases office space in Herndon, Virginia, under a non-cancelable operating lease expiring in June 1998. The following is a schedule of future minimum lease payments under the lease as of December 31, 1996:



                   YEAR ENDING DECEMBER 31:
--------------------------------------------------------------
         1997.................................................   $53,920
         1998.................................................    27,769
                                                                 -------
                                                                 $81,689
                                                                 -------
                                                                 -------



Rent expense was approximately $9,898 and $16,073 for the years ended December 31, 1995 and 1996, respectively.



7. CAPITAL STOCK



     At December 31, 1996, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share. Upon formation of the Company, 1,000 shares of common stock were issued to the founder.



8. SUBSEQUENT EVENT



     On May 29, 1997, all of the outstanding shares of the Company were acquired by iVillage in exchange for $2,600,000 in cash, 1,300,200 shares of iVillage common stock and cash amounts contingent on future performance levels of the Company and iVillage, which was determined to be $1,560,000 in January 1998. In addition, iVillage issued 609,000 shares of common stock to AOL in exchange for the release of the AOL Note and the cancellation of the AOL Warrant.

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION



     On May 29, 1997, Health ResponseAbility Systems, Inc. ("HRS"), a developer of health-related programming material for distribution through online service providers and the Internet, agreed to sell substantially all of its outstanding shares of capital stock and any securities convertible into shares of HRS capital stock ("Fully Diluted HRS shares") to iVillage Inc. ("iVillage" or the "Company") in exchange for $2.6 million in cash, 1,300,200 shares of iVillage common stock and cash amounts contingent on future performance levels of HRS and iVillage. In addition, iVillage issued 609,000 shares of common stock to America Online, Inc. ("AOL") in exchange for the release of all equity rights in HRS held by AOL.



     The acquisition has been accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair values, and the results of HRS's operations included in the Company's consolidated financial statements from the date of acquisition.



     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of the acquisition on the Company's results of operations assuming the acquisition took place on January 1, 1997. Since the transaction has been reflected in the Company's consolidated balance sheet as of December 31, 1997, contained elsewhere herein, no pro forma condensed consolidated balance sheet has been provided.



     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results which would have been obtained if the acquisition had been effected on the date indicated or which may be obtained in the future.



     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of the Company and HRS which are contained elsewhere in this Prospectus.

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)



                                                        HEALTH RESPONSEABILITY
                                     iVILLAGE INC.          SYSTEMS, INC.
                                   ------------------   ----------------------
                                     YEAR ENDED           PERIOD ENDED              PRO FORMA
                                   DECEMBER 31, 1997      MAY 29, 1997             ADJUSTMENTS        PRO FORMA
                                   ------------------   ----------------------   ---------------     ------------
Revenues.........................     $  6,018,696            $  362,741         $            --     $  6,381,437
                                      ------------            ----------         ---------------     ------------
Operating expenses:
  Production, content and
    product......................        7,606,355               220,574                      --        7,826,929
  Sales and marketing............        8,770,581                 7,955                      --        8,778,536
  General and administrative.....       10,726,844               234,519                 974,273 (a)   12,455,636
                                                                                         520,000 (b)
                                      ------------            ----------         ---------------     ------------
      Total operating expenses...       27,103,780               463,048               1,494,273       29,061,101
                                      ------------            ----------         ---------------     ------------

Loss from operations.............      (21,085,084)             (100,307)             (1,494,273)     (22,679,664)

Interest expense, net............         (215,876)              (15,405)                     --         (231,281)
                                      ------------            ----------         ---------------     ------------
                                      ------------            ----------         ---------------     ------------
Net loss.........................      (21,300,960)             (115,712)        ($    1,494,273)    ($22,910,945)
                                      ------------            ----------         ---------------     ------------
                                      ------------            ----------         ---------------     ------------
Basic and diluted net loss per               (4.55)                                                         (4.20)
  share..........................     $                                                              $
                                      ------------                                                   ------------
                                      ------------                                                   ------------
Weighted average shares of common
  stock outstanding used in
  computing basic and diluted net
  loss per share.................        4,682,872                                       774,141 (c)    5,457,013
                                      ------------                               ---------------     ------------
                                      ------------                               ---------------     ------------

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)



     1. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations are as follows:



    (a)    Adjustment to general and administrative expenses for the amortization of $5,955,331 of
           goodwill, amortized over a three-year period...............................................   $974,273
                                                                                                         --------
                                                                                                         --------
    (b)    Adjustment to general and administrative expenses for the amortization of $1,560,000 of
           goodwill associated with contingent consideration paid on future performance levels........   $520,000
                                                                                                         --------
                                                                                                         --------
    (c)    Adjustment to weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of 1,909,200 shares in connection
           with the acquisition of HRS as of January 1, 1997..........................................    774,141
                                                                                                         --------
                                                                                                         --------

                                  UNDERWRITING

     iVillage and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Hambrecht & Quist LLC are the representatives of the Underwriters.

                               UNDERWRITERS                                  NUMBER OF SHARES
--------------------------------------------------------------------------   ----------------
Goldman, Sachs & Co.......................................................
Credit Suisse First Boston Corporation....................................
Hambrecht & Quist LLC.....................................................
                                                                               ------------
               Total......................................................
                                                                               ------------
                                                                               ------------

                            ------------------------

     If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional shares from iVillage to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by iVillage. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                PAID BY iVILLAGE

                           NO EXERCISE    FULL EXERCISE
                           -----------    -------------
Per Share...............    $               $
Total...................    $               $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     iVillage, its directors, officers and stockholders have agreed with the Underwriters not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please see "Shares Available for Future Sale" for a discussion of certain transfer restrictions.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among iVillage and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be iVillage's historical performance, estimates of the business potential and earnings prospects of iVillage, an assessment of iVillage's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     iVillage intends to apply to list the Common Stock on the Nasdaq National Market under the symbol "IVIL".

     In connection with this offering, the Underwriters may purchase and sell shares of

Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while this offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     iVillage estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately
$             .

     iVillage has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Credit Suisse First Boston Corporation acted as iVillage's exclusive placement agent in connection with the private placement of iVillage's Series E Convertible Preferred Stock in December 1998. iVillage paid customary placement fees to Credit Suisse First Boston Corporation for such services.

            ------------------------------------------------------
            ------------------------------------------------------

     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SHARES OFFERED HEREBY, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                         ------------------------------

                               TABLE OF CONTENTS


                                                 Page
                                                 ----
Prospectus Summary............................      3
Risk Factors..................................      7
Use of Proceeds...............................     17
Dividend Policy...............................     17
Capitalization................................     18
Dilution......................................     20
Selected Consolidated Financial
  Data........................................     21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     22
Business......................................     32
Management....................................     45
Certain Transactions..........................     54
Principal Stockholders........................     57
Description of Capital Stock..................     59
Shares Eligible for Future Sale...............     62
Legal Matters.................................     63
Experts.......................................     63
Available Information.........................     64
Index to Financial Statements.................    F-1
Underwriting..................................    U-1


                         ------------------------------

     THROUGH AND INCLUDING                , 1999 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO A DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO AN UNSOLD ALLOTMENT OR SUBSCRIPTION.


            ------------------------------------------------------
            ------------------------------------------------------


            ------------------------------------------------------
            ------------------------------------------------------


                                              Shares

                                 iVILLAGE INC.

                                  Common Stock

                         ------------------------------

                                     [LOGO]

                         ------------------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                               HAMBRECHT & QUIST

                      REPRESENTATIVES OF THE UNDERWRITERS

            ------------------------------------------------------
            ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.

SEC Registration Fee..................................................................   $ 12,788
NASD Filing Fee.......................................................................      5,100
Nasdaq National Market Listing Fee....................................................           *
Printing Costs........................................................................           *
Legal Fees and Expenses...............................................................           *
Accounting Fees and Expenses..........................................................           *
Blue Sky Fees and Expenses............................................................           *
Transfer Agent and Registrar Fees.....................................................           *
Miscellaneous.........................................................................           *
                                                                                         --------
     Total............................................................................   $
                                                                                         --------
                                                                                         --------

------------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     Reference is also made to the Underwriting Agreement to be filed as
Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1995, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

          (1) In September 1995, the Registrant issued and sold an aggregate of 2,000,005, 1,000,000, and 250,000 shares of Common Stock to Candice Carpenter, Nancy Evans and Robert Levitan, respectively, at a price per share of $.0005.

          (2) In September 1995, the Registrant issued a stock subscription warrant to purchase shares of Series B Convertible Preferred Stock at a price per share of $2.50 (the "September 1995 Warrant") and 1,000,000 shares of Series A Convertible Preferred Stock to America Online, Inc. ("AOL") at a price per share of $1.00 in exchange for the cancellation of a note and $496,494 in cash.

          (3) In May 1996, the Registrant issued 797,130 shares of Series B Convertible Preferred Stock to AOL at a price per share of $2.50 in exchange for the cancellation of a note payable.

          (4) In May 1996, the Registrant issued and sold an aggregate of 300,000 shares of Series B-1 Convertible Preferred Stock to AOL at a price per share of $2.50 in exchange for the conversion of the principal amount and accrued interest on two notes and $450,000 in cash.

          (5) In May 1996, in connection with the issuance of Series B Convertible Preferred Stock, the Registrant issued a stock subscription warrant to purchase 800,000 shares and issued 52,100 shares of Series B Convertible Preferred Stock pursuant to the exercise of the September 1995 Warrant, respectively, to AOL at a price per share of $2.50.

          (6) In May 1996, the Registrant issued and sold an aggregate of 4,477,746 shares of Series B Convertible Preferred Stock at a price per share of $2.50 to the following entities: Kleiner Perkins Caufield & Byers VII ("Kleiner"), KPCB VII Founders Fund ("KPCB VII"), KPCB Information Sciences Zaibatsu Fund II ("KPCB Information"), Ann R. Mathias, Edward J. Mathias, TCI Online Village Holdings, Inc. ("TCI") and the Tribune Company ("Tribune").

          (7) In December 1996, in connection with an Agreement and Plan of Reorganization, the Registrant issued 100,000 shares of Common Stock each to Jacqueline B. Needelman and David L. Cohen in consideration for 1,500 shares of jointly owned common stock of ParentsPlace.com, Inc.

          (8) In January 1997, Beth Polish exercised an option and received 25,000 shares of Common Stock at a price per share of $1.00.

          (9) In January 1997, Elaine Rubin exercised an option and received 37,500 shares of Common Stock at a price per share of $1.00.

          (10) In January 1997, Tina Neederlander exercised an option and received 37,500 shares of Common Stock at a price per share of $1.00.

          (11) In February 1997, the Registrant issued and sold stock subscription warrants to purchase an aggregate of 335,313 shares of Series C Convertible Preferred Stock at a price per share of $1.954 to AOL, Tribune, Kleiner and KPCB Information in consideration for the cancellation of a note and cash.

          (12) In May 1997, the Registrant issued and sold an aggregate of 11,003,068 shares of Series C Preferred Stock at a price per share of $1.954 to the following entities: AOL, Philip E Berney, CIBC Wood Gundy Ventures, Inc. ("CIBC") Cox Interactive Media, Inc. ("Cox"), Convergence Ventures I, L.P. ("Convergence"), Stephen Friedman, Charles A. Davis, Growth Shares Ltd., Juergen Habermeier, Kleiner, KPCB Information, Ralph Mack, Stephen M. Parish, Rho Management Trust I ("Rho"), Sonem Partners, Tenet, Transatlantic Venture Partners C.V., Tribune, The Trustees of the General Electric Pension Trust, Norman Tulchin, Stanley Tulchin and one other corporate investor.

          (13) In May 1997, the Registrant issued warrants to Bear, Stearns & Co. Inc. to purchase 90,583 shares of the Registrant's Common Stock at an exercise price of $0.01 per share in consideration for services rendered.

          (14) In May 1997, in connection with a Plan of Reorganization and Merger, among the Registrant, Health ResponseAbility Systems, Inc. and other signatories thereto, the Registrant issued 1,300,200 shares of Common Stock to Elin Silveous and 609,000 shares of Common Stock to AOL.

          (15) In December 1997, the Registrant issued and sold an aggregate of 2,190,377 shares of Series C Convertible Preferred Stock at a price per share of $1.954 per share to the following entities: AOL, Convergence, Convergence Entrepreneurs Fund I ("Convergence Entrepreneurs"), Rho, Sonem Partners and O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick.

          (16) In February 1998, the Registrant issued and sold an aggregate of 852,951 shares of Common Stock to Tenet Healthcare Corporation ("Tenet") at a price per share of $1.954.

          (17) In February 1998, the Registrant issued a certificate for an aggregate of 76,800 shares of Series B Convertible Preferred Stock to Kleiner in exchange for a certificate representing 76,800 shares of Series B Convertible Preferred Stock issued to KPCB VII.

          (18) In February 1998, the Registrant issued and sold an aggregate of 1,333,334 shares of Series D Convertible Preferred Stock to Tenet at a price per share of $2.50.

          (19) In March 1998, the Registrant issued and sold an aggregate of 4,480,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Convergence, Nexus Capital Partners I, L.P., NIG-Village Ltd., Porcelain Partners L.P., Rho, TCV II V.O.F., Technology Crossover Ventures II, L.P., TCV Strategic Partners, L.P., Technology Crossover Partners II, C.V. and TCV II (Q), L.P.

          (20) In April 1998, the Registrant issued and sold an aggregate of 6,434,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: AOL, CIBC, Transatlantic Venture Partners, C.V., Leavitt Family Trust, Boston Millennia Partners Limited, Boston Millennia Associates I Partnership, FIMA Finance Management, Inc., Josef H. von Rickenbach, David Mahoney, Chestnut Investment Associates 1998, Chestnut Partners, Inc., Allyn C. Woodward, Moore Global Investments, Ltd., Remington Investment Strategies, L.P., Ralph Mack, Cox and one other corporate investor.

          (21) In May 1998, the Registrant issued and sold an aggregate of 352,666 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Merrill Roth, Gannett International Communications, Inc. and Pasquale Lavecchia.

          (22) In June 1998, the Registrant issued and sold an aggregate of 400,000 shares of Series D Convertible Preferred Stock to a corporate investor at a price per share of $2.50.

          (23) In June 1998, Stephen Chao, Inc. exercised an option and received 25,000 shares of Common Stock at a price per share of $1.70.

          (24) In December 1998, the Registrant issued and sold an aggregate of 11,730,948 shares of Series E Convertible Preferred Stock at a price of $2.85 to the following entities: AOL, Boston Millennia Associates, Boston Millennia Partners Limited, Lawrence Berk, CIBC, Convergence, Convergence Entrepreneurs, Cox, Gannett, Leavitt, Steven Parish, Merrill Roth, Moore, Nexus, NIG, O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick, Ralph Mack, Remington, Rho, Sonem, TCI, TCI Ventures Group, LLC, TCV II (Q), L.P., TCV II V.O.F., TCV Strategic Partners, L.P., Technology Crossover Ventures II, C.V., Technology Crossover Ventures II, L.P., Tenet, Transatlantic, Tribune, William James Bell 1993 Trust, Seligman Communications & Information Fund, Vantage Point Communications Partners, LP, Vantage Point

     Venture Partners 1996, LP, Applewood Associates, Fred F. Nazem, Admirals, L.P., Fred Tanzer, Van Wagoner Capital Management.

     Exemption from registration for the transactions described above was claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended, regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

     (a) Exhibits


 EXHIBIT
  NUMBER     DESCRIPTION
----------   ----------------------------------------------------------------------------------------------------
    1.1      Form of Underwriting Agreement.**
    2.1      Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on
             March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and
             other signatories thereto.**
    2.2      Letter of Intent dated January 4, 1999 between the Registrant and Knowledgeweb, Inc. d/b/a
             Astrology.Net.
    2.3      Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP
             Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.**
    3.1      Certificate of Incorporation of the Registrant, as currently in effect.**
    3.3      Form of Amended and Restated Certificate of Incorporation of the Registrant, to be filed prior to completion of this offering.*
    3.4      Form of Amended and Restated Certificate of Incorporation of the Registrant, to be filed and effective upon completion of this offering.*
    3.5      Bylaws of the Registrant, as currently in effect.**
    3.6      Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.*
    4.1      Form of Registrant's Common Stock Certificate.*
    5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.*
    9.1      Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of Common Stock of the Registrant.**
   10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
   10.2      1995 Amended and Restated Employee Stock Option Plan of the Registrant.**
   10.3      1997 Amended and Restated Acquisition Stock Option Plan of the Registrant.**
   10.4      1999 Employee Stock Option Plan of the Registrant.*
   10.5      1999 Director Stock Option Plan of the Registrant.*
   10.6      1999 Employee Stock Purchase Plan of the Registrant.*
   10.7      Interactive Services Agreement dated July 1, 1997, between the Registrant and America Online, Inc.
             ("AOL").+**
   10.8      Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First
             Credit Card Services USA L.L.C.+**
   10.9      Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the
             Registrant.*

 EXHIBIT
  NUMBER     DESCRIPTION
----------   ----------------------------------------------------------------------------------------------------
   10.10     Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the
             Registrant.+**
   10.11     Promotion Agreement dated November 6, 1998 between Snap! LLC and the Registrant.+**
   10.12     Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the
             Registrant.+**
   10.13     Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the
             Registrant.**
   10.14     Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant.+**
   10.15     Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9,
             1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter, Nancy
             Evans and Robert Levitan.**
   10.16     Employment Letter dated June 4, 1998 to Craig Monaghan.*
   10.17     Employment Letter dated December   , 1998 to Allison Abraham.*
   10.18     Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented on April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented on May 8, 1997, between 170 Fifth Associates (the "Landlord") and the Registrant.**
   10.19     Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the
             Registrant, as supplemented on June 30, 1998.**
   10.20     Commercial Lease dated August 13, 1997 between Grove Corporate Plaza and the Registrant.**
   10.21     Rental Agreement dated September 8, 1997 between Jack May and the Registrant.**
   10.22     Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant.**
   10.23     Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the
             Registrant.**
   10.24     Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein.**
   10.25     Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein.**
   21        List of subsidiaries.**
   23.1      Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).*
   23.2      Consents of PricewaterhouseCoopers LLP.
   24        Power of Attorney (included on page II-6).**
   27        Financial Data Schedule.**


------------------------------
 * To be filed by amendment.


** Previously filed


+ Confidental treatment has been requested for certain portions of this agreement.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 4th day of January, 1999.


                                          iVILLAGE INC.

                                          By:     /s/ Candice Carpenter
                                              ----------------------------------
                                                      Candice Carpenter
                                                 Co-Chairperson of the Board and
                                                     Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                       TITLE(S)                            DATE
------------------------------------------  ------------------------------------------------   ---------------
          /s/ Candice Carpenter             Co-Chairperson of the Board and Chief Executive    January 4, 1999
------------------------------------------  Officer (Principal Executive Officer)
            Candice Carpenter

             /s/ Nancy Evans                Editor-in-Chief and Co-Chairperson of the Board    January 4, 1999
------------------------------------------
               Nancy Evans

          /s/ Craig T. Monaghan             Chief Financial Officer (Principal Financial       January 4, 1999
------------------------------------------  Officer)
            Craig T. Monaghan

          /s/ Sanjay Muralidhar             Vice President, Finance (Principal Accounting      January 4, 1999
------------------------------------------  Officer)
            Sanjay Muralidhar

          /s/ Lennert J. Leader*            Director                                           January 4, 1999
------------------------------------------
            Lennert J. Leader

            /s/ Habib Kairouz*              Director                                           January 4, 1999
------------------------------------------
              Habib Kairouz

                                            Director
------------------------------------------
          William L. Killen, Jr.

            /s/ Lori Koffman*               Director                                           January 4, 1999
------------------------------------------
               Lori Koffman

           /s/ Philip Schlein*              Director                                           January 4, 1999
------------------------------------------
              Philip Schlein

            /s/ Michael Levy*               Director                                           January 4, 1999
------------------------------------------
               Michael Levy

*By:      /s/ Candice Carpenter
     -------------------------------------
              Candice Carpenter
               Attorney-in-Fact

                                                                     SCHEDULE II

                         iVILLAGE INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                         COLUMN C
                                                                 ------------------------
                                                     COLUMN B                                               COLUMN E
                                                    ----------          ADDITIONS                          ----------
                                                    BALANCE AT   CHARGED TO     CHARGED       COLUMN D     BALANCE AT
                                                    BEGINNING    COSTS AND      TO OTHER     ----------       END
COLUMN A                                            OF PERIOD    EXPENSES       ACCOUNTS     DEDUCTIONS    OF PERIOD
--------------------------------------------------  ----------   ----------    ----------    ----------    ----------
For the period from July 1, 1995
  (inception) to December 31, 1995:
    Provision for doubtful accounts...............   $     --     $     --     $       --    $      --      $     --
                                                     --------     --------     ----------    ----------     --------
                                                     --------     --------     ----------    ----------     --------
For the year ended December 31, 1996:
  Provision for doubtful accounts.................   $     --     $     --     $       --    $      --      $     --
                                                     --------     --------     ----------    ----------     --------
                                                     --------     --------     ----------    ----------     --------
For the year ended December 31, 1997:
  Provision for doubtful accounts.................   $     --     $748,589     $  100,000(1) $ 568,760(2)   $279,839
                                                     --------     --------     ----------    ----------     --------
                                                     --------     --------     ----------    ----------     --------
For the nine months ended September 30, 1998:
  Provision for doubtful accounts (unaudited).....   $279,839     $455,000     $       --    $  11,765      $723,074
                                                     --------     --------     ----------    ----------     --------
                                                     --------     --------     ----------    ----------     --------

------------------


(1) Doubtful accounts written off against revenue.



(2) Doubtful accounts written off, net of cash recovered.

                                 EXHIBIT INDEX


 EXHIBIT                                                                                                   SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                    PAGE NO.
----------   -------------------------------------------------------------------------------------------   -----------
    1.1       --   Form of Underwriting Agreement.**
    2.1       --   Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant,
                   Health ResponseAbility Systems, Inc., and other signatories thereto.**
    2.2       --   Letter of Intent dated January 4, 1999 between the Registrant and Knowledgeweb, Inc.
                   d/b/a Astrology.Net.
    2.3       --   Agreement and Plan of Reorganization dated as of December 10, 1996 among the
                   Registrant, PP Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.**
    3.1       --   Certificate of Incorporation of the Registrant, as currently in effect.**
    3.3       --   Form of Amended and Restated Certificate of Incorporation of the Registrant, to be
                   filed prior to completion of this offering.*
    3.4       --   Form of Amended and Restated Certificate of Incorporation of the Registrant, to be
                   filed and effective upon completion of this offering.*
    3.5       --   Bylaws of the Registrant, as currently in effect.**
    3.6       --   Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.*
    4.1       --   Form of Registrant's Common Stock Certificate.*
    5.1       --   Opinion of Orrick, Herrington & Sutcliffe LLP.*
    9.1       --   Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter,
                   Nancy Evans and certain owners of Common Stock of the Registrant.**
   10.1       --   Form of Indemnification Agreement between the Registrant and each of its directors and officers.*
   10.2       --   1995 Amended and Restated Employee Stock Option Plan of the Registrant.**
   10.3       --   1997 Amended and Restated Acquisition Stock Option Plan of the Registrant.**
   10.4       --   1999 Employee Stock Option Plan of the Registrant.*
   10.5       --   1999 Director Stock Option Plan of the Registrant.*
   10.6       --   1999 Employee Stock Purchase Plan of the Registrant.*
   10.7       --   Interactive Services Agreement dated July 1, 1997, between the Registrant and America
                   Online, Inc. ("AOL").+**
   10.8       --   Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit Card Services USA L.L.C.+**
   10.9       --   Promotion Distribution and License Agreement dated October 21, 1998 between AT&T
                   Corp. and the Registrant.*
   10.10      --   Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant.+**
   10.11      --   Promotion Agreement dated November 6, 1998 between Snap! LLC and the Registrant.+**
   10.12      --   Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc.
                   and the Registrant.+**
   10.13      --   Letter Agreement dated November 11, 1998 between the National Broadcasting Company,
                   Inc. and the Registrant.**

 EXHIBIT                                                                                                   SEQUENTIAL
  NUMBER     DESCRIPTION                                                                                    PAGE NO.
----------   -------------------------------------------------------------------------------------------   -----------
   10.14      --   Joint Activities Agreement dated September 1997 between Intuit Inc. and the
                   Registrant.+**
   10.15      --   Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated
                   September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter, Nancy Evans and Robert Levitan.**
   10.16      --   Employment Letter dated June 4, 1998 to Craig Monaghan.*
   10.17      --   Employment Letter dated December   , 1998 to Allison Abraham.*
   10.18      --   Lease dated August 21, 1995, commencing on September 1, 1995, as amended on
                   September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented on April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented on May 8, 1997, between 170 Fifth Associates (the
                   "Landlord") and the Registrant.**
   10.19      --   Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue
                   Corporation and the Registrant, as supplemented on June 30, 1998.**
   10.20      --   Commercial Lease dated August 13, 1997 between Grove Corporate Plaza and the
                   Registrant.**
   10.21      --   Rental Agreement dated September 8, 1997 between Jack May and the Registrant.**
   10.22      --   Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended
                   April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II,
                   including Form of Warrant.**
   10.23      --   Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice
                   Carpenter and the Registrant.**
   10.24      --   Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein.**
   10.25      --   Fourth Amended and Restated Registration Rights Agreement dated as of December 4,
                   1998, among the Registrant, the Founders and each of the Investors identified therein.**
   21         --   List of subsidiaries.**
   23.1       --   Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).*
   23.2       --   Consents of PricewaterhouseCoopers LLP.
   24         --   Power of Attorney (included on page II-6).**
   27         --   Financial Data Schedule.**


------------------
* To be filed by amendment.


** Previously filed.


+ Confidental treatment has been requested for certain portions of this agreement.